    Exhibit 2.12

EXECUTION VERSION

TRANSACTION AGREEMENT
by and among
LAUREATE EDUCATION, INC.,

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.,

SER EDUCACIONAL S.A.,
solely for the purposes of Section 6.4, Section 6.20, Section 6.25, Article VIII and Article XI,
JOSÉ JANGUIÊ BEZERRA DINIZ, and
solely for the purposes of Article XI,
CERTAIN OTHER PARTIES HERETO
Dated as of September 11, 2020

    2
4838-0449-4785

NAI-1514198163v3

TABLE OF CONTENTS
Page
Article I DEFINITIONS; INTERPRETATION    3
Section 1.1    Certain Defined Terms    3
Section 1.2    Interpretation    17
Section 1.3    Schedules, Exhibits and Disclosure Schedule    19
Article II Cash Transfer; Merger    19
Section 2.1    Cash Transfer; Cash Consideration    19
Section 2.2    Cash Consideration Adjustment    20
Section 2.3    Merger; Stock Consideration    24
Article III Closing    25
Section 3.1    Closing    25
Section 3.2    Actions to be Taken at the Closing    25
Section 3.3    Simultaneous Actions at the Closing; Actions Following the Closing.    26
Section 3.4    Withholding Tax    26
Section 3.5    Filing with the Board of Trade    28
Section 3.6    Commencement of Exchange Offer    28
Section 3.7    Disposal of Stock Consideration Following    28
Section 3.8    Limitation on Purchase of Sapphire Common Stock and ADSs.    30
Section 3.9    Failure to Close    30
Article IV Representations and Warranties of Athena    31
Section 4.1    Organization and Qualification    31
Section 4.2    Authority; Enforceability    31
Section 4.3    Capitalization of the Group Companies    32
Section 4.4    Consents and Approvals; No Violations    33
Section 4.5    Compliance with Laws    34
Section 4.6    Educational Matters; Permits    36
Section 4.7    Athena SEC Documents; Internal Controls; Financial Statements    38
Section 4.8    Absence of Undisclosed Liabilities    39
Section 4.9    Absence of Certain Changes or Events; NewCo’s Liabilities and Operations.    40
Section 4.10    Absence of Litigation    40
Section 4.11    Labor Matters    41
Section 4.12    Taxes    42
v

Section 4.13    Real Property; Personal Property; Sufficiency of Assets    43
Section 4.14    Company Material Contracts    44
Section 4.15    Transactions with Affiliates    46
Section 4.16    Brokers and Finders    47
Section 4.17    Registration Statements    47
Section 4.18    Intellectual Property    47
Section 4.19    [Reserved]    48
Section 4.20    Corporate Matters    48
Section 4.21    Independent Investigation; No Other Representations and Warranties    49
Article V REPRESENTATION AND WARRANTIES OF SAPPHIRE    50
Section 5.1    Organization and Qualification    51
Section 5.2    Authority; Enforceability    51
Section 5.3    Capitalization of the Sapphire Group Companies    51
Section 5.4    Consents and Approvals; No Violations.    52
Section 5.5    Compliance with Laws    53
Section 5.6    Educational Matters; Permits    55
Section 5.7    Financial Statements    56
Section 5.8    Absence of Undisclosed Liabilities    57
Section 5.9    Absence of Certain Changes or Events    57
Section 5.10    Absence of Litigation    57
Section 5.11    Labor Matters    58
Section 5.12    Taxes    59
Section 5.13    Securities Matters    60
Section 5.14    Real Property; Personal Property    60
Section 5.15    Sapphire Material Contracts    62
Section 5.16    Sapphire’s Specified Disclosure Documents    64
Section 5.17    Transactions with Affiliates    65
Section 5.18    Availability of Funds    65
Section 5.19    Brokers and Finders    65
Section 5.20    Registration Statements    65
Section 5.21    Board and Stockholder Approval    66
Section 5.22    Intellectual Property    66
Section 5.23    [Reserved]    67
Section 5.24    Corporate Matters    67
Section 5.25    Independent Investigation; No Other Representations and Warranties    67
Article VI Covenants    69
Section 6.1    Company’s Conduct of Business    69
Section 6.2    Sapphire’s Conduct of Business    74
2

Section 6.3    Approval of ADR Program at Sapphire Shareholders Meeting    79
Section 6.4    Call Notice and Management Proposal for Sapphire Closing Shareholders Meeting    80
Section 6.5    Sapphire Closing Shareholders Meeting    80
Section 6.6    NewCo Closing Quotaholder Meeting    81
Section 6.7    Preparation and Execution of the Merger Documents    81
Section 6.8    Preparation of the Registration Statements and Schedule TO    81
Section 6.9    Exclusivity    83
Section 6.10    Access to Information    87
Section 6.11    Confidentiality    89
Section 6.12    Consents    89
Section 6.13    Termination of Intercompany Arrangements    90
Section 6.14    Publicity    90
Section 6.15    Certain U.S. Tax Matters    90
Section 6.16    Control of Other Party’s Business    91
Section 6.17    Exchange Offer and Distribution of ADSs    91
Section 6.18    Financials    91
Section 6.19    Establishment of Sapphire ADR Program; US Stock Exchange Listing    92
Section 6.20    Conversion of Sapphire Common Stock into ADSs    93
Section 6.21    Further Assurances    93
Section 6.22    Maintenance of Books and Records    93
Section 6.23    Retained Names and Marks/Intellectual Property    94
Section 6.24    Directors and Officers    95
Section 6.25    Sapphire Post-Closing Governance    95
Section 6.26    Replacement of Credit Support    96
Section 6.27    Notices of Certain Events    97
Section 6.28    Transition Services Agreement    97
Section 6.29    Amazonas Purchase Agreement    98
Section 6.30    Financial Capacity    98
Section 6.31    Insurance    99
Section 6.32    Power of Attorney    100
Section 6.33    Internal Reorganization    100
Section 6.34    Registration Rights Agreement    101
Section 6.35    Integration Committee    101
Section 6.36    Exhibit 6.36.    102
Section 6.37    Sale of Real Estate.    102
Article VII CONDITIONS PRECEDENT    102
Section 7.1    Conditions to Obligations of Each Party    102
Section 7.2    Additional Conditions to the Obligation of Sapphire    103
Section 7.3    Additional Conditions to the Obligation of Athena    104
3

Article VIII SURVIVAL; INDEMNIFICATION    105
Section 8.1    Survival of Representations and Warranties and Covenants    105
Section 8.2    Indemnification for Breaches of Covenants    105
Section 8.3    Exclusive Remedy    108
Article IX GOVERNMENTAL ANTITRUST AUTHORITIES    108
Section 9.1    Reasonable Best Efforts; Cooperation; Filings with Governmental Antitrust Authorities    108
Article X TERMINATION    110
Section 10.1    Termination    110
Section 10.2    Effect of Termination    112
Section 10.3    Termination Payment    112
Section 10.4    No Other Termination    113
Section 10.5    Specific Performance    113
Article XI Sapphire’s Controlling Shareholder    114
Section 11.1    Representations and Warranties of Sapphire’s Controlling Shareholder and Family Members    114
Section 11.2    Voting    115
Section 11.3    Restriction on Transfer    115
Section 11.4    Information for SEC Filings    115
Section 11.5    Acquisition of Additional Shares    116
Section 11.6    Rights of First Refusal    116
Section 11.7    Sapphire Board and Bylaws    116
Section 11.8    Post-Closing Voting Restrictions    116
Section 11.9    Family Members’ Undertakings    116
Section 11.10    Others    117
Article XII MISCELLANEOUS    117
Section 12.1    Fees and Expenses    117
Section 12.2    Amendment    117
Section 12.3    Waiver and Extension    117
Section 12.4    Governing Law    118
Section 12.5    Arbitration    118
Section 12.6    Notices    119
Section 12.7    Currency and Exchange Rates    121
Section 12.8    Entire Agreement; Assignment    121
Section 12.9    Parties in Interest    122
Section 12.10    Severability    122
Section 12.11    Headings    122
4

Section 12.12    Athena Counsel    122
Section 12.13    Sapphire Counsel    123
Section 12.14    Non-Recourse    123

5

    Exhibit 2.12

EXECUTION VERSION

EXHIBITS
Exhibit A        Corporate Chart
Exhibit B        Internal Reorganization
Exhibit 1.1(a)        Family Members
Exhibit 1.1(b)        Form of New Bylaws of Sapphire (Closing)
Exhibit 1.1(c)        Form of Bylaws of NewCo
Exhibit 1.1(d)        Protocol and Justification of the Merger
Exhibit 2.2(g)        List of Audit Firms
Exhibit 3.2(b)        Form of Amendment to the Articles of Association of the Company
Exhibit 3.2(c)        Minutes of the NewCo Closing Quotaholders’ Meeting
Exhibit 3.4        List of Tax Law Firms
Exhibit 3.7(b)(iv)        Right of First Refusal Mechanics
Exhibit 6.14        Form of Sapphire Material Fact and Athena’s Press Release
Exhibit 6.34         Select Terms for Registration Rights Agreement
Exhibit 6.36         Tax
Exhibit 10.3(a)         Sapphire Bank Account

INDEX OF DEFINED TERMS

Action    3
Acceptable Antitrust Protocol    86
Acceptable Confidentiality Agreement    86
Adjusted Cash Consideration    3
ADR    92
ADS    2
ADS Ratio    3
Affiliate    3
Agreement    1
Allowed Insurance Claims    99
Amazonas Purchase Agreement    3
Ancillary Agreements    4
Anti-Corruption Laws    35
Appraisal Report    4
Appraiser    4
Athena    1
Athena Board Members    95
Athena Common Stock    4
Athena Counsel    122
Athena Credit Agreement    4
Athena Data Room    4
Athena Disclosure Schedule    4
Athena Indemnitees    105
Athena Note Indenture    4
Athena SEC Documents    4
Athena Termination Payment    112
Athena Transaction Expenses    4
Athena’s Conditions    104
Athena’s Knowledge    4
Audit Committee    96
Audit Firm    5
Audited Financial Statements    39
B3    5
Board of Trade    5
Brazilian Civil Code    5
Brazilian Code of Civil Procedure    5
Brazilian GAAP    5
Business Day    5
CADE    5
CADE Clearance    5
Call Notice    5
Capital Gain Calculation Period    27
Capital Gain Methodology Period    26
Cash Consideration    5
Cash Consideration Decrease Amount    20
Cash Consideration Increase Amount    20
Cash Transfer    1
Closing    5
Closing Statement    21
Closing Date    25
Company    1
Company Competing Proposal    86
Company Equity Interests    1
Company Leased Real Property    43
Company Material Adverse Effect    6
Company Material Contracts    45
Company Owned Real Property    43
Company Personal Property    44
Company Real Property Leases    43
Company Subsidiaries Equity Interests    1
Conditions Precedent    104
Confidential Information    7
Confidentiality Agreement    7
Confirmation Date    7
Continuing Education Agreements    7
Contract    7
Controlled Group    7
Corporations Law    8
CP Satisfaction Date    8
Custodian    92
CVM Rule 358    8
CVM Rule 480    8
CVM Rule 481    8
CVM Rule 565    8
CYM    8
Dealer-Manager    91
Dealer-Manager Agreement    91
Defaulting Party    30
Deposit Agreement    92
Depositary Bank    92
Disclosure Schedule    8
7

Educational Agency    8
Educational Approval    8
Educational Law    8
Employee Plan    9
Employees    9
Enforceability Exceptions    31
Equity Interests    9
ERISA    9
Estimated Adjusted Cash Consideration    9
Estimated Cash Consideration Decrease Amount    21
Estimated Cash Consideration Increase Amount    21
Excess Athena Transaction Expenses    86
Excess Sapphire Transaction Expenses    86
Exchange Act    9
Exchange Offer    2
Exchange Offer Documents    81
Excluded Sapphire Dividend    10
Existing Shares    115
Existing Stock    94
Extended Outside Date    110
Family Members    10
FIES    10
Final Adjusted Cash Consideration    23
Financial Assurances    97
Financial Statements    33
Form F-6    81
Fraud    10
Go Shop Period    83
Go-Shop Period Start Date    79
Go Shop Termination Payment    112
Government Official    35
Governmental Antitrust Authority    108
Governmental Approval    33
Governmental Authority    10
Group Companies    10
Group Companies Equity Interests    1
Group Company Permits    37
Group Company Plan    41
Independent Auditor    22
Indemnified Party    106
Indemnifying Party    106
IFRS    10
Integration Committee    96
Intellectual Property    10
Intercompany Contracts    10
Interim Financial Statements    33
Internal Reorganization    1
IOF    27
IT Assets    10
Law    11
Liabilities    11
Lien    11
Lookback Date    11
Losses    11
Management Proposal    11
Match Period    84
MEC    36
Merger    1
Merger Documents    11
Necessary Financial Statements    91
Net Real Property Sale Proceeds    21
New Saphire Bylaws    11
NewCo    1
NewCo Bylaws    11
NewCo Closing Quotaholders Meeting    81
NewCo Equity Interests    11
Non-Defaulting Party    30
Novo Mercado    11
Objection Notice    22
OFAC    36
Order    12
Ordinary Course of Business    12
Organizational Documents    12
Outside Date    110
Parties    1
Parties’ Conditions    102
Permits    12
Permitted Lease Payments    79
Permitted Lien    12
Permitted Sapphire M&A Transactions    76
Person    13
Post-Closing Adjustment Amount    23
Pre-Closing Period    69
8

Protocol and Justification of the Merger    13
ProUni    13
Providing Party    87
Purchased Company Equity Interests    13
Receiving Party    88
Reference Form    13
Registration Rights Agreement    101
Regulation S-X    13
Relative    13
Remaining Company Equity Interests    13
Representatives    13
Retained Names and Marks    94
Review Period    22
Rules    118
Sanctions    36
Sapphire    1
Sapphire ADR Program    92
Sapphire ADR Program Approval    80
Sapphire Audited Financial Statements    57
Sapphire Board    2
Sapphire Closing Shareholder Meeting    80
Sapphire Common Stock    13
Sapphire Competing Proposal    86
Sapphire Counsel    123
Sapphire CVM Filings    47
Sapphire Data Room    14
Sapphire Disclosure Schedule    14
Sapphire Exchange Act Registration Statement    14
Sapphire Financial Statements    57
Sapphire Group Companies    14
Sapphire Group Company Permits    56
Sapphire Group Company Plan    59
Sapphire Indemnitees    105
Sapphire Intercompany Contracts    14
Sapphire Interim Financial Statements    57
Sapphire Issuance    2
Sapphire Leased Real Property    61
Sapphire Material Adverse Effect    14
Sapphire Material Contracts    62
Sapphire Owned Real Property    60
Sapphire Personal Property    61
Sapphire Primary Securities Act Registration Statement    14
Sapphire Pro-Rata Value    15
Sapphire Real Property Leases    61
Sapphire Registration Statements    15
Sapphire Resale Securities Act Registration Statement    15
Sapphire Securities Act Registration Statement    14
Sapphire Shareholder Approval    81
Sapphire Termination Payment    112
Sapphire Transaction Expenses    16
Sapphire’s Conditions    103
Sapphire’s Controlling Shareholder    1
Sapphire’s Knowledge    14
Sapphire’s Specified Disclosure Documents    15
Schedule TO    73
SEC    16
Securities Act    16
Shareholder Shares    115
SOX    38
Stock Consideration    24
Subsidiary    16
Substantial Detriment    109
Superior Proposal    87
Superior Proposal Notice    84
Tax    16
Tax Authority    17
Tax Return    17
Taxes    15
Ticking Fee    30
Transfer    115
Transition Services Agreement    97
U.S. GAAP    17
US Stock Exchange    17
Wengen    101
Wholly-Owned Group Company    17
Willful Breach    17

9

10

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of September 11, 2020 (this “Agreement”), has been made and entered into by and among LAUREATE EDUCATION, INC., a company organized and validly existing under the laws of the State of Delaware, United States, with its principal place of business at 650 S. Exeter Street, Baltimore, Maryland, 21202, U.S.A. (“Athena”), REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA., a Brazilian limited liability company, with head offices in the city of São Paulo, State of São Paulo, at Rua Quatá, 67, 5th floor, Vila Olímpia, Zip Code 04546-040, enrolled with CNPJ/ME under No. 07.728.655/0001-20 (the “Company”), SER EDUCACIONAL S.A., a Brazilian publicly held company, with head offices in in the city of Recife, state of Pernambuco, at Av. da Saudade, 254, Santo Amaro, Zip Code 50100-200 (“Sapphire”), solely for the purposes of Section 6.4, Section 6.20, Section 6.25, Article VIII and Article XI, JOSÉ JANGUIÊ BEZERRA DINIZ (“Sapphire’s Controlling Shareholder”), and solely for the purposes of Article XI, the FAMILY MEMBERS as defined herein. Athena, the Company and Sapphire shall be referred to herein collectively as the “Parties”.
WHEREAS, pursuant to the corporate chart set forth in Exhibit A to this Agreement, Athena indirectly owns all of the issued and outstanding Equity Interests of the Company (the “Company Equity Interests”) and all of the issued and outstanding Equity Interests of the Subsidiaries of the Company (such Equity Interests, the “Company Subsidiaries Equity Interests” and, together with the Company Equity Interests, the “Group Companies Equity Interests”).
WHEREAS, until the Closing, Athena shall be the sole direct or indirect owner of the Company Equity Interests and the indirect owner of all of the issued and outstanding Company Subsidiaries Equity Interests and the Company shall be the sole direct or indirect owner of all of the issued and outstanding Company Subsidiaries Equity Interests.
WHEREAS, prior to the Closing Date, Athena will enter into and consummate the transactions set forth in Exhibit B (such transactions, collectively, the “Internal Reorganization”), according to which, among other steps as set forth in Exhibit B, one or more relevant Subsidiaries of Athena will cause the transfer of all of the Company Equity Interests to Athena and Athena will form a new Brazilian limited liability company (sociedade limitada) wholly-owned by Athena (“NewCo”) to which Athena will transfer the Remaining Company Equity Interests through a capital contribution.
WHEREAS, Athena desires to sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Sapphire, and Sapphire desires to purchase, acquire and assume from Athena, all right, title and interest in and to, the Purchased Company Equity Interests in exchange for the Adjusted Cash Consideration upon the terms and subject to the conditions set forth in this Agreement (the “Cash Transfer”).
WHEREAS, immediately following the consummation of (and after giving effect to) the Cash Transfer, the Parties desire to cause NewCo to be merged with and into Sapphire in accordance with Articles 223, 224, 225 and 227 of the Corporations Law and Articles 1,116, 1,117 and 1,118 of the Brazilian Civil Code and upon the terms and subject to the conditions set
2

forth in this Agreement (the “Merger”), at the effective time of which (i) each NewCo Equity Interest outstanding as of immediately prior to such effective time shall be cancelled and (ii) Sapphire shall issue (in exchange for such cancelled NewCo Equity Interests) the Stock Consideration upon the terms and subject to the conditions set forth in this Agreement, and, to that effect, Sapphire and the Company have agreed on a form of Protocol and Justification of the Merger, which shall be executed on the CP Satisfaction Date.
WHEREAS, following the consummation of the Cash Transfer and the Merger, Athena may commence an offer to the holders of Athena Common Stock, upon such terms and conditions as determined by Athena in its sole discretion, to exchange the Stock Consideration and all or a portion of the Adjusted Cash Consideration (if any) for outstanding shares of Athena Common Stock (the “Exchange Offer”) or distribute any remaining portion of the Adjusted Cash Consideration in accordance with applicable Law and any remaining portion of the Stock Consideration in accordance with applicable Law and as permitted under this Agreement.
WHEREAS, on the date hereof, the board of directors of Sapphire (the “Sapphire Board”) has unanimously (a) determined that this Agreement and the Cash Transfer, the Merger and the other transactions contemplated by this Agreement are in the best interests of Sapphire and its shareholders taken as a whole, approved this Agreement and certain of the transactions contemplated hereby, including the Cash Transfer and the Cash Consideration to be paid by Sapphire in the Cash Transfer, and approved and recommended the Merger and the issuance of shares of Sapphire Common Stock by Sapphire in the Merger (the “Sapphire Issuance”), (b) approved and recommended the creation of a sponsored Level III ADR Program, consisting of American Depositary Shares, each representing a number of shares of Sapphire Common Stock equal to (x) one (1) divided by (y) the ADS Ratio (each an “ADS”), (c) approved the form of Protocol and Justification of the Merger that (unless this Agreement has been terminated in accordance with its terms) will be executed by Sapphire’s executive officers on the date provided herein, ratified by the Sapphire Board and submitted to a shareholder vote (regardless of the valuation of NewCo or the Company, the number of NewCo Equity Interests, any changes in the number of Sapphire Common Stock or any other information that is pending in the form of the Protocol and Justification of the Merger, which missing information the Sapphire Board recognizes would not affect its decision to approve the Protocol and Justification of the Merger); (d) resolved to convene a shareholders meeting of Sapphire to decide on the creation of the Sapphire ADR Program; and (e) resolved to recommend that the shareholders of Sapphire vote in favor of the resolutions required under the Sapphire ADR Program Approval and the Sapphire Shareholder Approval when such resolutions are submitted to a shareholder vote.
WHEREAS, as of the date hereof, Sapphire’s Controlling Shareholder directly holds seventy three million, eight hundred and thirty six thousand, one hundred and eighty five (73,836,185) shares of Sapphire Common Stock, representing 57.36% of the total and voting capital of Sapphire as of the date hereof.
WHEREAS, the board of directors of Athena has determined that this Agreement and the Cash Transfer, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Athena and its shareholders, has approved this Agreement and the transactions contemplated hereby, including the Cash Transfer and the Merger, and has authorized the Company’s management, unless this Agreement has been terminated in accordance with its terms, to execute the Protocol and Justification of the Merger and enter into the transactions set forth herein in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
Article I.
DEFINITIONS; INTERPRETATION
Section i.Certain Defined Terms
. Capitalized terms shall have the meanings ascribed to such terms in this Agreement. The following terms shall have the following meanings:
“Action” means any suit, action, claim, demand, arbitration, audit, investigation or other similar proceeding (administrative, judicial or criminal) by or before any Governmental Authority.
“ADS Ratio” means the number of ADSs (or any fraction thereof) that represents one (1) share of Sapphire Common Stock, which number shall equal one (1) or such other number as requested by Sapphire and consented to in writing by Athena (such consent not to be unreasonably withheld, conditioned or delayed) prior to the Closing.
“Adjusted Cash Consideration” means an amount equal to the Cash Consideration (i) plus the Cash Consideration Increase Amount (if any) and (ii) minus the Cash Consideration Decrease Amount (if any).
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. For purposes of this Agreement, (i) none of the Group Companies shall constitute an Affiliate of Sapphire prior to the Closing, (ii) none of the Group Companies shall constitute an Affiliate of Athena at or following the Closing, (iii) except with respect to the provisions of Section 4.15, Section 4.16 and Section 6.13, none of Wengen Alberta, Limited Partnership, its general partner, its or its general partner’s equityholders, any investment fund affiliated with or managed by Affiliates of such equityholders or any such equityholder’s portfolio investments (other than Athena and its Subsidiaries) shall be deemed to be Affiliates of Athena and (iv) except with respect to the provisions of Section 5.17 and Section 5.19, Sapphire’s Controlling Shareholder shall not be deemed to be an Affiliate of Sapphire.

“Amazonas Purchase Agreement” means that certain Quota Assignment and Transfer Agreement and other Covenants, dated April 16, 2019, by and between Rede Internacional de Universidades Laureate Ltda., Cenesup – Centro Nacional de Ensino Superior Ltda., Sociedade de Desenvolvimento Cultural do Amazonas Ltda., Athena and Sapphire, and any related agreements.
“Ancillary Agreements” means the Protocol and Justification of the Merger, the Transition Services Agreement and the Registration Rights Agreement.
“Appraisal Report” means the appraisal report of the Company, based on its book value (or any other methodology that is agreed by the Parties), prepared by the Appraiser for purposes of the Merger in accordance with the provisions of the Corporations Law and CVM Rule 565.
“Appraiser” means the specialized firm responsible for preparing the Appraisal Report, pursuant to the terms of the Corporations Law and CVM Rule 565.
“Athena Common Stock” means the Class A common stock, par value $0.004 per share, and the Class B common stock, par value $0.004 per share, of Athena.
“Athena Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 7, 2019, by and among Athena, Citibank, N.A. and the lenders party thereto.
“Athena Data Room” means the electronic data site made available by Athena for purposes of due diligence of Athena, the Group Companies and their businesses on a platform operated by Datasite under the project name “Athena 2020”.
“Athena Disclosure Schedule” means the disclosure schedule delivered by Athena to Sapphire concurrently with the execution of this Agreement.
“Athena Note Indenture” means that certain Indenture, dated as of April 26, 2017, by and among Athena, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 8.250% Senior Notes due 2025.
“Athena SEC Documents” means all forms, reports, schedules, statements, prospectuses, registration statements and other documents filed or furnished or required to be filed or furnished by Athena with the SEC, in each case, since the Lookback Date.
“Athena’s Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the individuals identified in Section 1.1 of the Athena Disclosure Schedule.
“Athena Transaction Expenses” means any and all (i) out-of-pocket fees, costs and expenses incurred by or on behalf of (but only to the extent actually paid or required to be paid by) any of the Group Companies or due by any of the Group Companies (or for which any of the Group Companies may be held liable) and related to this Agreement, any Ancillary Agreement, the transactions contemplated hereby and thereby or any other transaction concerning the sale of the Group Companies, including all legal, financial advisor, accounting, consulting or other advisory fees and (ii) stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations (x) payable by any of the Group Companies to any directors, officers or employees of any of the Group Companies as a result of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement and (y) triggered by the execution and delivery of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement without the requirement of any further action by the Group Companies (including any termination of employment), in each case, other than any such payments to the extent that they are the result of any action taken by or at the express written request of Sapphire or any of its Affiliates.
“Audit Firm” means any of the audit firms listed on Exhibit 2.2(g).
“B3” means B3 S.A. – Brasil Bolsa Balcão S.A.
“Board of Trade” (Junta Comercial) means the Governmental Authority competent for filing corporate documents of any Person in any State in Brazil or the Federal District.
“Brazilian Civil Code” means Law No. 10,406 of January 10, 2002, as amended or amended and restated from time to time, or as may be substituted by any successor law.
“Brazilian Code of Civil Procedure” means Law No. 13,105 of March 16, 2015, as amended or amended and restated from time to time, or as may be substituted by any successor law.
“Brazilian GAAP” means Brazilian generally accepted accounting principles, as per the Corporations Law.
“Business Day” means any day other than a Saturday, Sunday or a day when banking institutions are closed or are not required by Law to be open in the city of New York, United States of America or in the cities of Recife and São Paulo, Brazil.
“CADE” means Brazil’s Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).
“CADE Clearance” means the final approval by CADE, either by means of (i) a final decision issued by CADE’s General Superintendence following the expiration of the applicable waiting period with no third party appeal nor request for further review by CADE’s Tribunal, (ii) the publication of the minutes of the Plenary Session in which the final decision was issued by CADE’s Tribunal, or (iii) the expiration of the formal review period set forth by Article 88, paragraphs 2 and 9, of the Law No. 12,529 of November 30, 2011.
“Call Notice” means, as the case may be, the call notice convening and giving notice of (a) the Sapphire Shareholders Meeting that will resolve on the approval of the ADR Program or (b) the Sapphire Closing Shareholders Meeting, including, in both cases, any supplement or amendment thereto.

“Cash Consideration” means an amount in cash equal to R$1,700,000,000.00 (one billion seven hundred million Brazilian Reais).
“Closing” means the completion of the Cash Transfer, the Merger and the other transactions to be completed on the Closing Date under this Agreement (excluding the commencement, expiration, settlement and consummation of the Exchange Offer, which shall not be part of the Closing).
“Company Material Adverse Effect” means any fact, circumstance, condition, event, change, development, occurrence or effect (including any breach of this Agreement) that, individually or in the aggregate with other facts, circumstances, conditions, events, changes, developments, occurrences or effects: (a) has resulted or is reasonably expected to result (x) in Losses (including lost profits) of the Group Companies, individually or in the aggregate, in excess of six hundred million Brazilian Reais (R$600,000,000.00), (y) in the incurrence by the Group Companies of any Liabilities, individually or in the aggregate, in excess of six hundred million Brazilian Reais (R$600,000,000.00), or (z) in a decrease in the net revenues of the Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (A) for the four fiscal quarters of the Group Companies immediately preceding the date of determination in an amount equal to or greater than twenty five percent (25%) compared with the net revenues of the Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (B) during the four fiscal quarters of the Group Companies immediately preceding such four fiscal quarters of the Group Companies (so, for illustrative purposes only, if the date of determination is July 15, 2021, the period of clause (A) shall be the 2Q 2021, the 1Q 2021, the 4Q 2020 and the 3Q 2020 and the period of clause (B) shall be the 2Q 2020, the 1Q 2020, the 4Q 2019 and the 3Q 2019); or (b) has had or is reasonably expected to have a material adverse effect on the ability of Athena or any Affiliate of Athena that will be a party to any Ancillary Agreement to perform their respective obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby; provided, however, that in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of a Company Material Adverse Effect under clause (a) of this definition to the extent it arises out of or results from (i) changes in general economic, political or business conditions in Brazil or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates; (iii) changes in conditions generally affecting the industry in which the Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, sabotage, civil or labor unrest, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, natural disaster or other act of God or any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) changes or proposed changes in applicable Law (of general applicability), IFRS or Brazilian GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) non-cash accounting Losses related to intangible impairment charges or goodwill impairment charges in relation to the assets of the Group Companies; (ix) the public announcement of this Agreement and the identity of Sapphire or the pendency of the transactions contemplated by this

Agreement, including any losses of students or employees, in each case, to the extent resulting therefrom (provided, that this clause (ix) shall not apply in the context of any representation or warranty contained in Section 4.4); or (x) any action taken or inaction by Athena or its Affiliates (A) that is expressly required or contemplated by this Agreement or any Ancillary Agreement or (B) at the express written request of Sapphire; except in the cases of clauses (i), (ii), (iii), (iv), (v) or (vi), to the extent the businesses of the Group Companies, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industries or markets in which the Group Companies operate.
“Confidential Information” means any and all non-public information that is confidential and proprietary, including confidential and proprietary trade secrets, techniques, know-how, processes, equipment, algorithms, design details and specifications, student lists, business forecasts, and sales and marketing plans, as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents that reflect any of the foregoing. The term “Confidential Information” shall also encompass any information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Parties, as well as the subject matter or content of this Agreement or of any other instruments related hereto or cited herein, or any other documents and information related to the Cash Transfer, the Merger or to any other transactions contemplated in this Agreement. Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of a breach of confidentiality obligations by the Receiving Party, its Affiliates or their respective Representatives, (b) is known and can be shown to be known by the Receiving Party prior to the date of its disclosure to the Receiving Party by the Providing Party, its Affiliates or their respective Representatives or (c) becomes available to the Receiving Party or its Affiliates or their respective Representatives from a source other than the Providing Party or its Subsidiaries or its or their respective Representatives, if the source of such information is not known by the Receiving Party or its Affiliates or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or its Affiliates with respect to such information.
“Confidentiality Agreement” means that certain confidentiality and non-disclosure agreement, dated as of December 10, 2019, by and between Athena and Sapphire, as supplemented by that certain clean team agreement, dated as of June 30, 2020, by and between the Company and Sapphire.
“Confirmation Date” means the date on which the go shop process described in Section 6.9 has ended in accordance with its terms without any Superior Proposal having been accepted by Athena and the possibility of terminating the Agreement in accordance with Section 10.1(j) no longer being available. The Confirmation Date shall in no event be later than sixty (60) days after the date of this Agreement.
“Continuing Education Agreements” means the Intercompany Contracts pursuant to which Athena or its Affiliates (other than the Group Companies) which are party thereto provide the Group Companies party thereto with continuing educational services in connection with such Group Companies’ students.

“Contract” means, with respect to any Person, any legally binding agreement, contract, instrument, lease, license, purchase order, sales order or other legally binding obligation, whether oral or written, in each case, to which such Person is a party or by which it or its assets are otherwise legally bound.
“Controlled Group” means any trade or business (whether or not incorporated) (i) which is under common control within the meaning of Section 4001(b)(1) of ERISA with any Group Company or (ii) which together with any Group Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code.
“Corporations Law” means Brazil’s Law No. 6.404 of December 15, 1976, as amended or amended and restated from time to time, or as may be substituted by any successor law governing sociedades por ações incorporated in Brazil.
“CP Satisfaction Date” means the first date on which the conditions set forth in Section 7.1(b) (CADE Clearance), Section 7.1(d) (ADR Program), Section 7.1(e) (Registration Statements), and Section 7.1(f) (ADSs and Shares) are satisfied or waived by the Party entitled to waive the same.
“CVM” means the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários).
“CVM Rule 358” means the CVM Rule No. 358 dated as of January 3rd, 2002, as amended from time to time.
“CVM Rule 480” means the CVM Rule No. 480 dated as of December 7th, 2009, as amended from time to time.
“CVM Rule 481” means the CVM Rule No. 481 dated as of December 12th, 2009, as amended from time to time.
“CVM Rule 565” means the CVM Rule No. 565 dated as of June 15, 2015, as amended from time to time.
“Disclosure Schedule” means the Sapphire Disclosure Schedule and the Athena Disclosure Schedule.
“Educational Agency” means any Person, whether a Governmental Authority, including the Brazilian Ministry of Education (MEC), Conselho Nacional de Educação (CNE) and Conselho Superior Universitário e de Ensino, Pesquisa e Extensão (CONSUNEPE), or a government-chartered private or quasi-private Person with the authority under Educational Laws to grant Educational Approvals for, administer student financial assistance to or for students of, or otherwise regulate private postsecondary institutions in accordance with standards relating to the performance, operation, financial condition or academic standards of such institutions.
“Educational Approval” means any license, permit, authorization, program participation agreement, certification, accreditation, or similar approval issued or required to be issued by an

Educational Agency to an educational institution subject to the oversight of such Educational Agency with respect to the operations of such educational institution, including any such approval for the institution to participate in any program of student financial assistance offered by such Educational Agency, but excluding any license, permit, authorization, certification or similar approval issued to the institution’s employees or contractors on an individual basis.
“Educational Law” means any Law applicable to private postsecondary educational institution and any regulations implementing or relating thereto, issued or administered by any Educational Agency.
“Employee Plan” means any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).
“Employees” means employees employed by the Group Companies or the Sapphire Group Companies, as applicable, immediately prior to the Closing.
“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock, quota, partnership, membership, limited liability company or similar interest of such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c), however described and whether voting or non-voting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Adjusted Cash Consideration” means an amount equal to the Cash Consideration (i) plus the Estimated Cash Consideration Increase Amount (if any) and (ii) minus the Estimated Cash Consideration Decrease Amount (if any).
“Excess Athena Transaction Expenses” means an amount equal to any and all Athena Transaction Expenses not accrued on the consolidated unaudited balance sheet of the Company as of March 31, 2020, or incurred, committed to be paid (irrespective of when required to be paid) or paid by any Group Company after March 31, 2020, and at or prior to the Closing in excess (in the aggregate) of one Brazilian Real (R$1.00).

“Excess Sapphire Transaction Expenses” means an amount equal to any and all Sapphire Transaction Expenses not accrued on the consolidated unaudited balance sheet of Sapphire as of March 31, 2020, or incurred, committed to be paid (irrespective of when required to be paid) or paid by any Sapphire Group Company after March 31, 2020, and at or prior to the Closing in excess (in the aggregate) of one Brazilian Real (R$1.00).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (including all rules and regulations promulgated thereunder).
“Excluded Sapphire Dividend” means the mandatory dividend of Sapphire in the amount of six million and one hundred thousand Brazilian Reais (R$6,100,000.00) which has been declared by Sapphire prior to the date hereof.
“Family Members” means the individuals set forth on Exhibit 1.1(a).
“FIES” means the “Fundo de Financiamento Estudantil” promoted by MEC.
“Fraud” means fraud as defined under applicable Laws in the making of a representation or warranty contained in this Agreement, committed by a Person making such representation or warranty, with intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (a) a false representation of material fact made herein; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.
“Governmental Authority” means any federal, state, local, municipal, national or supranational government or governmental authority of any nature (including any governmental agency, branch, bureau, commission or department, or any official, administrative, executive, judicial, legislative, police, regulatory authority or entity), any securities exchange and any court or arbitral body.
“Group Companies” means, collectively, NewCo, the Company and their direct or indirect Subsidiaries, including in any case (a) each of the entities listed as a Subsidiary of the Company in the Audited Financial Statements for the financial year ended December 31, 2019 and (b) any other entity that became a Subsidiary of the Company after such date.
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.
“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including (a) patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, logos, trade dress, trade names, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (c) copyrights and all applications, registrations and renewals in connection therewith, and (d) trade secrets, including rights in know-how, and confidential and proprietary information.
“Intercompany Contracts” means any Contract between or among (a) Athena or any of its Affiliates (other than any Group Company), on the one hand, and (b) any Group Company, on the other hand.
“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned or purported to be owned by the applicable party or licensed or leased to such party pursuant to written agreement (excluding any public networks).
“Law” means any foreign or domestic federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, decree, order, requirement or rule of law (including common law) of any Governmental Authority, including the regulations and rules issued by any securities exchange.
“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Action or Order.
“Lien” means any mortgage, lien, usufruct (usufruto), pledge, charge, security interest, encumbrance, easement, right of way, lease, license or transfer restriction (including any right of first refusal, right of first offer, preemptive right or option).
“Lookback Date” means December 31, 2017.
“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (deducted, however, of any amounts recovered).
“Management Proposal” means the manual of the shareholders’ meeting (manual de participação na assembleia) and the management proposal (proposta da administração) prepared in accordance with the Corporations Law, CVM Rule 481 and CVM Rule 565, in respect of (a) the Sapphire Shareholders Meeting that will resolve on the ADR Program or (b) the Sapphire Closing Shareholders Meeting, including, in both cases, any supplement or amendment thereto.

“Merger Documents” means: (i) the audited financial statements of NewCo and Sapphire relating to the same base date, which shall not be more than one hundred and eighty (180) days (or, under the conditions of Article 6 of CVM Rule 565, three hundred and sixty (360) days) before the Sapphire Closing Shareholders Meeting; (ii) the pro forma financial statements of Sapphire considering the effects of the Merger; (iii) the Appraisal Report; (iv) the Protocol and Justification of the Merger; and (v) any other documents required under the terms of CVM Rule 565 or any applicable Law for convening the Sapphire Closing Shareholders Meeting.
“New Sapphire Bylaws” means the amended and restated Bylaws of Sapphire in the form attached hereto as Exhibit 1.1(b), to be approved at or before the Sapphire Closing Shareholders Meeting.
“NewCo Bylaws” means the Bylaws of NewCo in the form attached hereto as Exhibit 1.1(c).
“NewCo Equity Interests” means quotas of NewCo representing one hundred percent (100%) of its total and voting capital.
“Novo Mercado” means the Novo Mercado Listing Segment of the B3.
“Order” means any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority or arbitrator (with binding effect).
“Ordinary Course of Business” means, when used in relation to the conduct by the Group Companies or the Sapphire Group Companies, as applicable, of their respective businesses, any action or transaction taken by or inaction of any of the Group Companies or the Sapphire Group Companies, as applicable, in the ordinary course of business consistent with past practice, taking into account the following actions that the Group Companies or the Sapphire Group Companies, as applicable, may take or have taken in good faith in response to the COVID-19 pandemic: (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions or workplace slowdowns, (c) selling, transferring or otherwise disposing of unused or obsolete assets, and (d) expanding (and prioritizing investment in) distance education, in each of the foregoing clauses (a) through (d), to the extent (i) reasonably necessary or appropriate to respond to, or mitigate the adverse effects of, the COVID-19 pandemic, (ii) supported by documentation, information, data or other evidence reasonably substantiating the necessity or appropriateness of such acts and (iii) taken to advance the interests of the Group Companies or the Sapphire Group Companies, as applicable.
“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, bylaws or comparable or equivalent organizational or governance documents of such Person.
“Permits” means any and all written permits, licenses, accreditations, operating certificates, certifications, filings, registrations, authorizations, enrollments, approvals and waivers obtained or required to be obtained from any Governmental Authority with valid jurisdiction.
“Permitted Lien” means (a) Liens for Taxes (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings and for which the Group Companies or the Sapphire Group Companies, as applicable, have established an adequate accrual in accordance with the applicable generally accepted accounting principles, (b) statutory Liens granted or arising in the Ordinary Course of Business, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) restrictions on transfer of securities imposed by applicable securities Laws, (e) any right to use, license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property, (f) Liens arising under original purchase price conditional sales contracts and equipment leases and real property leases with third parties entered into in the Ordinary Course of Business, (g) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority, (h) covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Liens with respect to any real property that would be revealed by a current title report with respect to such real property or that, individually or in the aggregate, do not materially impair or detract from the value of the real property subject thereto or impair or interfere in any material respect with the use or occupancy of the real property subject thereto in the operation of the Group Companies or the Sapphire Group Companies, as applicable, as currently conducted, taken as a whole, (i) any Liens reflected in, reserved against or otherwise disclosed on, the Financial Statements or the Sapphire Financial Statements, as applicable, (j) Liens arising under this Agreement or any of the Ancillary Agreements, (k) Liens with respect to any real property which would be revealed by a survey or other inspection of such real property, and (l) any other Liens that, individually or in the aggregate, do not materially impair or detract from the value, or materially interfere with or impair the existing use, of the asset or property affected by such Lien, or that will be released on or prior to the Closing Date.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, investment fund (fundo de investimento), or other entity, including any Governmental Authority.
“Protocol and Justification of the Merger” means the protocol and justification (protocolo e justificação) to be executed by and between Sapphire and NewCo on the CP Satisfaction Date, prepared in accordance with Articles 224 and 225 of the Corporations Law and with CVM Rule 565, substantially in the form attached hereto as Exhibit 1.1(d).
“ProUni” means the “Programa Universidade para Todos” promoted by MEC.
“Purchased Company Equity Interests” means such number of quotas of the Company as is equal to the total number of quotas of the Company multiplied by the fraction resulting from dividing (a) the Cash Consideration by (b) the sum of: (i) the Cash Consideration and (ii) the amount resulting from multiplying the Stock Consideration by the closing price of the shares of Sapphire Common Stock on the second Business Day immediately prior to the CP Satisfaction

Date (or any other date that Athena determines, provided that such date shall not be later than the date on which the Protocol and Justification of the Merger would have to be executed pursuant to this Agreement), as published by the B3.
“Reference Form” (Formulário de Referência) means the form disclosed by Sapphire at CVM’s website, in accordance with CVM Ruling 480/2009.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Relative” means, with respect to an individual, any parent, spouse, civil partners (companheiro/a), or any other relative until the third degree (parente em linha reta, colateral ou por afinidade até o terceiro grau), such Person’s spouse or civil partner or any other relative (by blood, marriage or adoption) that resides with such Person.
“Remaining Company Equity Interests” means such number of quotas of the Company as is equal to the total number of quotas of the Company minus the Purchased Company Equity Interests.
“Representatives” means, with respect to any Person, such Person’s officers, administrators, directors and authorized agents, consultants and advisors (including such Person’s authorized attorneys and accountants).
“Sapphire Common Stock” means the common stock of Sapphire.
“Sapphire Data Room” means the electronic data site made available by Sapphire for purposes of due diligence of the Sapphire Group Companies and their businesses on a platform operated by Datasite under the project name “Brightwater”.
“Sapphire Disclosure Schedule” means the disclosure schedule delivered by Sapphire to Athena concurrently with the execution of this Agreement.
“Sapphire Exchange Act Registration Statement” means the registration statement on Form 8-A, to be filed by Sapphire with the SEC to register the ADSs and the Sapphire Common Stock under Section 12(b) of the Exchange Act, as amended or supplemented from time to time.
“Sapphire Group Companies” means, collectively, Sapphire and (A) each entity listed as a Subsidiary of Sapphire in the Sapphire Audited Financial Statements for the financial year ended December 31, 2019, and (B) any other entity that became a Subsidiary of Sapphire after such date, including pursuant to a Permitted Sapphire M&A Transaction.
“Sapphire Intercompany Contracts” means any Contract between or among (a) any of the Sapphire’s Controlling Shareholder, Family Members, their respective Relatives, or the foregoing Persons’ Affiliates, on the one hand, and (b) any Sapphire Group Company, on the other hand.
“Sapphire’s Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the individuals identified in Section 1.1 of the Sapphire Disclosure Schedule.

“Sapphire Material Adverse Effect” means any fact, circumstance, condition, event, change, development, occurrence or effect (including any breach of this Agreement), that, individually or in the aggregate with other facts, circumstances, conditions, events, changes, developments, occurrences or effects: (a) has resulted or is reasonably expected to result (x) in Losses (including lost profits) of the Sapphire Group Companies, individually or in the aggregate, in excess of six hundred million Brazilian Reais (R$600,000,000.00), (y) in the incurrence by any of the Group Companies of any Liabilities, individually or in the aggregate, in excess of six hundred million Brazilian Reais (R$600,000,000.00), or (z) in a decrease in the net revenues of the Sapphire Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (A) for the four fiscal quarters of the Sapphire Group Companies immediately preceding the date of determination in an amount equal to or greater than twenty five percent (25%) compared with the net revenues of the Sapphire Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (B) during the four fiscal quarters of the Sapphire Group Companies immediately preceding such four fiscal quarters of the Sapphire Group Companies (so, for illustrative purposes only, if the date of determination is July 15, 2021, the period of clause (A) shall be the 2Q 2021, the 1Q 2021, the 4Q 2020 and the 3Q 2020 and the period of clause (B) shall be the 2Q 2020, the 1Q 2020, the 4Q 2019 and the 3Q 2019); or (b) has had or is reasonably expected to have a material adverse effect on the ability of Sapphire to perform its obligations hereunder or under the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of a Sapphire Material Adverse Effect under clause (a) of this definition to the extent it arises out of or results from (i) changes in general economic, political or business conditions in Brazil or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates; (iii) changes in conditions generally affecting the industry in which the Sapphire Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, sabotage, civil or labor unrest, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, natural disaster or other act of God or any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) changes or proposed changes in applicable Law (of general applicability), IFRS or Brazilian GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Sapphire Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) non-cash accounting Losses related to intangible impairment charges or goodwill impairment charges in relation to the assets of the Sapphire Group Companies; (ix) the public announcement of this Agreement and the identity of Athena or the pendency of the transactions contemplated by this Agreement, including any losses of students or employees, in each case, to the extent resulting therefrom (provided, that this clause (ix) shall not apply in the context of any representation or warranty contained in Section 5.4); or (x) any action taken or inaction by Sapphire or its Affiliates (A) that is expressly required or contemplated by this Agreement or any Ancillary Agreement or (B) at the express written request of Athena; except in the cases of clauses (i), (ii), (iii), (iv) or (vi), to the extent the businesses of the Sapphire Group Companies, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industries or markets in which the Sapphire Group Companies operate.
“Sapphire Pro-Rata Value” means the ratio (expressed as a percentage) resulting from dividing (a) the number of shares of Sapphire Common Stock forming part of the Stock Consideration by (b) the number of shares of Sapphire Common Stock in existence as of the Closing (excluding any shares of Sapphire Common Stock held in treasury but including the shares of Sapphire Common Stock forming part of the Stock Consideration).
“Sapphire Registration Statements” means, collectively, the Sapphire Exchange Act Registration Statement, the Sapphire Primary Securities Act Registration and the Sapphire Resale Securities Act Registration Statement.
“Sapphire Securities Act Registration Statements” means each of (a) the registration statement on Form F-1/F-4 to be filed by Sapphire with the SEC to register the issuance of Sapphire Common Stock in the Merger and the delivery by Athena of such Sapphire Common Stock pursuant to the Exchange Offer, as amended or supplemented from time to time (the “Sapphire Primary Securities Act Registration Statement”) and (b) any resale registration statement on Form F-1 or Form F-3, as applicable, that may be requested by Athena pursuant to the Registration Rights Agreement to be filed by Sapphire with the SEC to register the resales by Athena of any Sapphire Common Stock not distributed by Athena to the holders of Athena Common Stock pursuant to the Exchange Offer, as amended or supplemented from time to time (each, a “Sapphire Resale Securities Act Registration Statement”).
“Sapphire’s Specified Disclosure Documents” means all information filed by Sapphire with the CVM, regardless of its form, since the Lookback Date, and accessible to the public on the date hereof, including: (a) Sapphire’s Reference Form for the Company for the fiscal year ended December 31, 2019, filed with the CVM on May 5, 2020; and (b) Quarterly Information Form (Informações Trimestrais) for the first quarter of the fiscal year ending on December 31, 2020, filed with the CVM on May 5, 2020.

“Sapphire Transaction Expenses” means any and all (i) out-of-pocket fees, costs and expenses incurred by or on behalf of any of the Sapphire Group Companies (but only to the extent actually paid or required to be paid by) or due by any of the Sapphire Group Companies (or for which any of the Sapphire Group Companies may be held liable) and related to this Agreement, any Ancillary Agreement, the transactions contemplated hereby and thereby or any other transaction concerning the sale of the Sapphire Group Companies, including all legal, financial advisor, accounting, consulting or other advisory fees (including Sapphire’s pro rata portion of any premium amounts paid or payable pursuant to Exhibit 6.36) and (ii) stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations (x) payable by any of the Sapphire Group Companies to any directors, officers or employees of any of the Sapphire Group Companies as a result of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement and (y) triggered by the execution and delivery of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement without the requirement of any further action by the Sapphire Group Companies (including any termination of employment), in each case, other than any such payments to the extent that they are the result of any action taken by or at the express written request of Athena or any of its Affiliates. For the avoidance of doubt, Sapphire Transaction Expenses shall not include any SEC filing fees relating to Schedule TO which shall be borne by Athena as provided in Section 12.1.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member, (b) such Person or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (c) such Person or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.
“Tax” or “Taxes” means any and all taxes, contributions, tariffs, fees or similar charges of any nature, at federal, state and municipal level, and others, including license fees, income tax (including social contributions), capital gains tax, tax on sales, including ICMS (Tax on the Circulation of Goods and Provision of Services), IPI (Tax on Industrialized Products), COFINS (Social Security Financing Contribution), PIS (Social Integration Program), CSLL (Social Contribution on Net Profit), ISS (Service Tax), IPTU (Urban Property Tax), ITR (Rural Property Tax), ITBI, ITCMD (Inheritance and Gift Tax), IPVA (Vehicle Tax), IR (Income Tax), IOF (Tax on Financial Operations), and other taxes and contributions, together with applicable interest, penalties and accessory obligations.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Tax Return” means any and all returns, reports, information returns, declarations, documents or statements (and any attachments thereto) supplied or required to be supplied to any Tax Authority with respect to Taxes, including any claim for refund or amendment thereof.
“US Stock Exchange” means the New York Stock Exchange – NYSE or the Nasdaq Stock Market.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Wholly-Owned Group Company” means a Group Company directly or indirectly wholly-owned by the Company.
“Wholly-Owned Sapphire Group Company” means a Sapphire Group Company directly or indirectly wholly-owned by Sapphire.

“Willful Breach” means, with respect to any covenant or agreement of a Party made in this Agreement, an action or failure to act by such Party in material breach of such covenant or agreement that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or failure to act would, or would reasonably be expected to, cause such material breach of such covenant or agreement.
Section ii.Interpretation
.
(1)Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(2)The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, article, section, paragraph, exhibit and schedule references are to the clauses, articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(3)References in this Agreement to “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”.
(4)The plural of any defined term shall have a meaning correlative to such defined term in the singular, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(5)References in this Agreement to “USD”, “Dollars” and “$” shall mean United States Dollars. References in this Agreement to “BRL”, “Reais” and “R$” shall mean Brazilian Reais.
(6)A reference to any Party to this Agreement or to any party to any other agreement or document shall include such party’s successors and permitted assigns, subject to the terms hereof or thereof, as applicable.
(7)A reference to any specific statute, law, ordinance, regulation, rule, code, decree or order or to any provision thereof shall include any amendment, modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. A reference to a Contract (including this Agreement) shall be deemed to include references to such Contract as amended, amended and restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement, as applicable.
(8)References to a Person also refer to its successors and permitted assigns.

(9)Any capitalized terms used in any Schedule or Exhibit to this Agreement, the Athena Disclosure Schedule, the Sapphire Disclosure Schedule and any Ancillary Agreement but not otherwise defined therein shall have the respective meanings set forth in this Agreement.
(10)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(11)References to any document or information having been “delivered”, “furnished”, “provided” or “made available” by Athena to Sapphire or its Representatives shall mean Athena or its Representatives (i) having physically or electronically delivered such document or information to Sapphire or its Representatives, (ii) having posted such document or information to the Athena Data Room or (iii) otherwise having made a copy of such document or information publicly available (electronically) on the SEC’s website, in each case, prior to the execution of this Agreement by the Parties.
(12)References to any document or information having been “delivered”, “furnished”, “provided” or “made available” by Sapphire to Athena or its Representatives shall mean Sapphire or its Representatives (i) having physically or electronically delivered such document or information to Athena or its Representatives, (ii) having posted such document or information to the Sapphire Data Room or (iii) otherwise having made a copy of such document or information publicly available (electronically) on the CVM’s website, in each case, prior to the execution of this Agreement by the Parties.
(13)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of any period of time is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(14)The words “day” and “days” refer to calendar day(s).
(15)The word “or” shall not be exclusive.
(16)References to “written” or “in writing” include in electronic form (including, for the avoidance of doubt, electronic mail).
Section iii.Schedules, Exhibits and Disclosure Schedule
.
(1)All Schedules and Exhibits to this Agreement and the Disclosure Schedule are hereby incorporated into this Agreement by reference and made a part of this Agreement.
(2)Disclosures on the Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections of this Agreement. Any disclosure set forth in any section of the Disclosure Schedule shall be deemed to be disclosed by the relevant Party for all sections of this Agreement and all other sections of such Party’s Disclosure Schedule to the extent that such disclosure is reasonably apparent on the face of such disclosure to be applicable to such other sections of this Agreement or such other sections of the Disclosure Schedule, notwithstanding the omission of a specific reference or cross-reference thereto. The headings contained in the Disclosure Schedule are for convenience of reference only, do not constitute part of the Disclosure Schedule and shall not be deemed to limit or otherwise affect, including modifying or influencing the interpretation of, any of the information contained in the Disclosure Schedule or this Agreement. The inclusion by any Party of any information in any section of its Disclosure Schedule shall not be deemed to be an admission or acknowledgement by such Party or otherwise imply that such information or matter rises to a Company Material Adverse Effect or a Sapphire Material Adverse Effect, as applicable, or is material to or outside the Ordinary Course of Business. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing by a Party of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, such Party’s representations, covenants or other agreements contained in this Agreement. All references to, or disclosures of, a breach or violation of any Contract, Law or Order, the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements in the Disclosure Schedule are intended only to allocate rights and risks between Sapphire and Athena and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person that is not a Party, or give rise to any claim or benefit to any Person that is not a Party. Where a Contract or other document is referenced, summarized or described in the Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or other document, and (to the extent such Contract or other document was made available to Athena or Sapphire, as applicable) such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or other document (as made available to Athena or Sapphire, as applicable).
Article II.
Cash Transfer; Merger
Section i.Cash Transfer; Cash Consideration
. Upon the terms and subject to the conditions set forth in this Agreement, (a) Athena shall sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Sapphire, and Sapphire shall purchase, acquire and accept from Athena, all right, title and interest in and to the Purchased Company Equity Interests, free and clear of any Liens (other than those set forth in the Organizational Documents of the Company or restrictions on transfer of securities imposed by applicable securities Laws) and (b) Sapphire shall pay to the holder of the Purchased Company Equity Interests on Closing the Adjusted Cash Consideration, as finally determined pursuant to Section 2.2.

Section ii.Cash Consideration Adjustment
.
(a)The Cash Consideration shall be increased by an amount equal to the amount resulting from multiplying the Sapphire Pro-Rata Value by the sum of (i) any Excess Sapphire Transaction Expenses and (ii) if and to the extent not covered in (i) above, and except for any payment made or expense incurred by or on behalf of any Sapphire Group Company at the written request of Athena following the date hereof: (A) any payments under any Sapphire Intercompany Contracts (other than Permitted Lease Payments) (x) made after March 31, 2020 and up to and including the Closing or (y) which underlying obligations were created at any time prior to the Closing, to the extent not paid before or on March 31, 2020; (B) any dividends or other distributions declared, paid or agreed or committed to be declared or paid and any return of capital or any other payment declared, made or agreed or committed to be declared or made after March 31, 2020, and at or before the Closing by Sapphire to one or more of its shareholders in respect of such Person’s Sapphire Common Stock (other than the Excluded Sapphire Dividend, which shall not result in any adjustment of the Cash Consideration); and (C) any Taxes incurred in connection with any of the foregoing (the amount resulting from the application of this Section 2.2(a), the “Cash Consideration Increase Amount”).

(b)The Cash Consideration shall be decreased by an amount equal to the sum of (i) the Excess Athena Transaction Expenses; and (ii) if and to the extent not covered in (i) above, and except for any payment made or expense incurred by or on behalf of any Group Company at the written request of Sapphire following the date hereof: (A) any amounts (including principal and interest accrued thereon) actually paid or repaid (other than through a capitalization into equity) by or on behalf of any Group Company to Athena or any of its Affiliates (other than a Wholly-Owned Group Company) under any Intercompany Contract relating to indebtedness (net of any replacement indebtedness provided by Athena or any of its Affiliates (other than a Group Company) to any Wholly-Owned Group Company in accordance with the terms of Section 6.1(b)(xix)(B) and actually disbursed by Athena or any of its Affiliates (other than a Group Company) to such Wholly-Owned Group Company), in each case after March 31, 2020 and at or prior to the Closing; (B) any payments under any Intercompany Contract (other than those listed in Section 4.15 of the Athena Disclosure Schedule that do not consist in Intercompany Contracts relating to indebtedness) (x) made at any time after March 31, 2020 and up to and including the Closing or (y) which underlying obligations were created at any time prior to the Closing, to the extent not paid before or on March 31, 2020, and, (C) any dividends or distributions declared, paid or agreed or committed to be declared or paid and any return of capital or any other payment declared, made or agreed or committed to be declared or made after March 31, 2020, and at or before the Closing by the Company or NewCo to one or more of their respective equityholders in respect of such Person’s Equity Interest in the Company or NewCo (other than payments made by the Company to Newco); and (D) any Taxes incurred in connection with any of the foregoing (the amount resulting from the application of this Section 2.2(b), the “Cash Consideration Decrease Amount”); provided, however, that (x) the distribution of any proceeds to the extent resulting from the sale of the non-operational real properties described in Section 6.1(b)(xi) of the Athena Disclosure Schedule by one or more of the Group Companies (net of any Taxes, commissions, costs and expenses paid or incurred and any contractually undertaken monetary liabilities or obligations (which, for the avoidance of doubt, shall not include general legal responsibilities (including for evicção) and typical representations or warranties made in escrituras de compra e venda), in each case, in connection therewith) (“Net Real Property Sale Proceeds”) or (y) the entering into any Intercompany Contracts to sell those non-operational real properties described in Section 6.1(b)(xi) to Athena or an Affiliate of Athena (other than a Group Company), shall not, in each case of clauses (x) and (y), result in any adjustment of the Cash Consideration, provided that such Intercompany Contracts shall not result in or create any liabilities or obligations of any nature whatsoever in relation to the Group Companies, other than delivery of possession of such non-operational real properties described in Section 6.1(b)(xi)).

(c)At least four (4) Business Days prior to the Closing Date, Athena shall deliver to Sapphire a statement with its good faith estimate of the Cash Consideration Decrease Amount (the “Estimated Cash Consideration Decrease Amount”) and Sapphire shall deliver to Athena a statement with its good faith estimate of the Cash Consideration Increase Amount (the “Estimated Cash Consideration Increase Amount”), and in each case, Athena and Sapphire shall provide the other a reasonable level of supporting documentation for, in the case of Athena, the Estimated Cash Consideration Decrease Amount and, in the case of Sapphire, the Estimated Cash Consideration Increase Amount and the calculation thereof and any related information as reasonably requested by the other Party. If Athena or Sapphire, as applicable, objects to the Estimated Cash Consideration Increase Amount or the Estimated Cash Consideration Decrease Amount or the calculation thereof, Athena or Sapphire, as applicable, shall deliver a notice of such objection to the other Party no later than two (2) Business Days prior to the Closing Date, and Athena and Sapphire shall cooperate in good faith to resolve any objections set forth in such objection notice, and Athena or Sapphire, as applicable, shall revise the Estimated Cash Consideration Decrease Amount or the Estimated Cash Consideration Increase Amount, as applicable, and the calculation thereof to reflect any revisions mutually agreed upon by Athena and Sapphire at least one (1) Business Day prior to the Closing Date. If Athena and Sapphire fail to resolve any of such objections, the Estimated Cash Consideration Increase Amount or the Estimated Cash Consideration Decrease Amount, as applicable, and the calculation thereof as originally delivered by Athena and Sapphire shall be conclusive and binding upon the Parties for the purposes of determining the amount of the Estimated Adjusted Cash Consideration payable by Sapphire at the Closing.

(d)As soon as reasonably practicable, but in no event later than sixty (60) days after the Closing Date, Sapphire shall prepare and cause to be delivered to Athena a statement with its good faith determination of the Cash Consideration Increase Amount and the Cash Consideration Decrease Amount, which statement shall include, in reasonable detail, (i) Sapphire’s calculation of the amounts for each of the adjustments and (i) the calculation of the Adjusted Cash Consideration (the “Closing Statement”). Sapphire shall provide a reasonable level of supporting documentation for the Closing Statement and the Adjusted Cash Consideration therein and the calculation thereof and any additional information reasonably requested by Athena and related thereto.

1.Upon receipt of the Closing Statement, Athena and its representatives shall be permitted during the succeeding sixty (60) day period (the “Review Period”) reasonable access, upon reasonable notice, to (i) the books and records in the possession of Sapphire or any of its Affiliates (including the Group Companies) which would reasonably be expected to be necessary for the preparation of the Closing Statement and (ii) the personnel of Sapphire and its Affiliates (including the Group Companies) involved in the preparation of the Closing Statement and/or who would reasonably be expected to be necessary for the preparation thereof.
2.If Athena disagrees with the Closing Statement or the calculation of the Adjusted Cash Consideration in the Closing Statement, on or prior to the last day of the Review Period, Athena shall notify Sapphire in writing of such disagreement with the Closing Statement, which notice shall set forth any such disagreement in reasonable detail, the specific item of the Closing Statement and the calculation thereof to which such disagreement relates and the specific basis for each such disagreement (the “Objection Notice”). If Athena fails to deliver the Objection

Notice within the Review Period, the Closing Statement and Sapphire’s calculation thereof shall be deemed to have been accepted by Athena and shall be final and binding. If Athena delivers the Objection Notice within the Review Period, subject to Section 2.2(g), Athena and Sapphire shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Athena and Sapphire shall be final and binding upon the Parties.
3.If Athena and Sapphire are unable to resolve any disagreement as contemplated by Section 2.2(f) within thirty (30) days after delivery of the Objection Notice, then Athena and Sapphire shall submit the matter for resolution to one of the Audit Firms listed in Exhibit 2.2(g) (or, if none of them is willing or available to accept such engagement, a mutually agreeable independent international accounting firm), that shall, acting as an expert (and not as an arbitrator), resolve the dispute set forth in the Objection Notice. In the event all of the Audit Firms listed in Exhibit 2.2(g) are unwilling or unavailable to accept such engagement and Athena and Sapphire are unable to agree on an accounting firm within fifteen (15) days after being notified by the last one of such Audit Firms that it is unwilling or unavailable to accept such engagement, at the request of either Party, Athena and Sapphire shall jointly request that the ICC International Centre for Expertise appoint an independent international accounting firm to resolve, as an expert (and not as an arbitrator), the dispute set forth in the Objection Notice (the accounting firm appointed pursuant to this Section 2.2(g), the “Independent Auditor”). The fees, costs and expenses of the Independent Auditor (and, if applicable, the ICC International Centre for Expertise) shall be allocated between Athena and Sapphire in proportion to the extent either Athena or Sapphire did not prevail on the disputed items submitted for the Independent Auditor’s review. For the avoidance of doubt and solely as an illustration of the methodology set forth in the immediately preceding sentence, if (i) the Objection Notice delivered by Athena assigns values to the disputed items such that the Adjusted Cash Consideration would be increased by one million Brazilian Reais (R$ 1,000,000.00), (ii) Sapphire maintains that the Adjusted Cash Consideration as calculated pursuant to the Closing Statement is correct and (iii) the Independent Auditor’s final resolution of the disputed items in accordance with this Section 2.2 is that the Adjusted Cash Consideration as calculated by Sapphire in the Closing Statement is increased by six hundred thousand Brazilian Reais (R$ 600,000.00) (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Athena), then forty percent (40%) of such fees and expenses of the Independent Auditor shall be paid by Athena and Sapphire shall be responsible for sixty percent (60%) of such fees and expenses of the Independent Auditor. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Independent Auditor shall be borne by the Party incurring such cost and expense.
4.Athena and Sapphire shall instruct the Independent Auditor to consider only those items and amounts which are identified in the Objection Notice as being items which Athena and Sapphire are unable to resolve and to make a determination as to whether such items and amounts were calculated in accordance with the terms of this Agreement. Further, the Independent Auditor’s determination shall be based solely on the relevant books and records and the other written information provided by Athena and Sapphire (i.e., not on the basis of an independent review), and the Independent Auditor shall not conduct additional discovery in any form.

5.Athena and Sapphire shall jointly instruct the Independent Auditor to make a determination as soon as practicable (but in any case within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement) with respect to the disputed items submitted to the Independent Auditor; provided that the failure to adhere to such thirty (30) day time limit shall not be a basis for challenging the Independent Auditor’s determination. The Independent Auditor shall provide the Parties with a written explanation in reasonable detail of each such required adjustment, including the basis therefor. Except as may be required by applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any proceeding before the Independent Auditor, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such proceeding to a court of competent jurisdiction for purposes of enforcing this Section 2.2 or the Independent Auditor’s final determination. The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Independent Auditor. The procedures of this Section 2.2 are exclusive and, except as set forth below, the determination of the Independent Auditor shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.2(i) may be entered as a judgment in any court of competent jurisdiction. Either Athena and Sapphire may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.2(i). The only defense of either Athena or Sapphire to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Auditor or manifest error. Absent such fraud or manifest error, Athena or Sapphire, as applicable, shall reimburse the Party seeking enforcement for its expenses related to such enforcement.
(j)If (i) the Estimated Adjusted Cash Consideration exceeds the Adjusted Cash Consideration as finally determined pursuant to, and in accordance with, Section 2.2 (the “Final Adjusted Cash Consideration”), Athena shall pay (or cause to be paid) to Sapphire the amount of such excess, and (ii) the Final Adjusted Cash Consideration exceeds the Estimated Adjusted Cash Consideration, Sapphire shall pay to Athena the amount of such excess (the excess amounts referred to in each of clauses (i) and (ii), the “Post-Closing Adjustment Amounts”). Any Post-Closing Adjustment Amounts shall be paid in cash in Brazilian Reais by wire transfer of immediately available funds within three (3) Business Days after the final determination of the Post-Closing Adjustment Amounts in accordance with this Section 2.2 to an account or accounts designated by the Party receiving payment.

a.Merger; Stock Consideration
.
(1)Upon the terms and subject to the conditions set forth in this Agreement, immediately following the consummation of the Cash Transfer, on the Closing Date, NewCo shall be merged with and into Sapphire in accordance with Articles 223, 224, 225 and 227 of the Corporations Law, Articles 1,116, 1,117 and 1,118 of the Brazilian Civil Code, CVM Rule 565 and other applicable Laws. Upon approval of the Merger, the separate corporate existence of NewCo shall cease, and all of its rights and obligations shall be transferred to Sapphire, as the successor and surviving corporation of the Merger.

(2)Upon approval of the Merger and subject to Section 2.3(c), (i) each NewCo Equity Interest outstanding as of immediately prior to the Merger shall be cancelled and (ii) Sapphire shall issue (in exchange for all cancelled NewCo Equity Interests) one hundred and one million, one hundred thirty eight thousand, three hundred and sixty nine (101,138,369) validly issued and allotted, fully paid-up shares of Sapphire Common Stock (the “Stock Consideration”). Subject to Section 3.7, the shares of Sapphire Common Stock to be received as Stock Consideration in the Merger shall (A) have the same rights as the other shares of Sapphire Common Stock issued and outstanding as of the Closing Date and (B) be free and clear of any Liens (other than those set forth in the Organizational Documents of Sapphire or this Agreement or restrictions on transfer of securities imposed by applicable securities Laws).
(3)The number of shares of Sapphire Common Stock constituting the Stock Consideration was determined assuming that the total number of outstanding shares of Sapphire Common Stock (on a fully diluted basis) as of the date of this Agreement is 128,721,560 (one hundred and twenty eight million, seven hundred and twenty one thousand, five hundred and sixty), disregarding any shares held in treasury. During the period between the date of this Agreement and the Closing, if there is any change in the total number of outstanding shares of Sapphire Common Stock resulting from any reclassification, recapitalization, stock split, combination (grupamento), subdivision or other similar transaction (including by means of the issuance of new shares or any stock dividend thereon with a record date during such period), then the Stock Consideration shall be appropriately and equitably adjusted to eliminate the effect of such event and provide the holders of the Company Equity Interests the same treatment as contemplated by this Agreement immediately prior to such event; provided, however, that neither any issuance, sale or other disposition of shares of Sapphire Common Stock or other Equity Securities of Sapphire permitted under Section 6.2(b)(i) nor the declaration or payment of the Excluded Sapphire Dividend shall require or result in any adjustment to the Stock Consideration as contemplated in this Section 2.3(c) or otherwise.
(4)As a result of, and following the consummation of, the Cash Transfer and the Merger, (i) Sapphire will become the direct holder of the Purchased Company Equity Interests and the Remaining Company Equity Interests, which shall jointly represent, on the Closing Date, one hundred percent (100%) of the total and voting capital stock of the Company; and (ii) Athena will receive the Cash Consideration in full and will become the direct holder of the Stock Consideration, which shall represent, on the Closing Date, forty four percent (44%) of the total and voting capital stock of Sapphire on a fully diluted basis; provided that such percentage shall be adjusted downwards in the event of any issuance, sale or other disposition by Sapphire of shares of Sapphire Common Stock or other Equity Securities of Sapphire permitted under Section 6.2(b)(i).
Article III.
Closing
b.Closing
. The Closing contemplated by this Agreement shall take place at 10:00 a.m., São Paulo time, at the offices of Demarest Advogados, at Avenida Pedroso de Moraes, 1201,

Pinheiros, São Paulo, State of São Paulo, (a) on a date mutually agreed by the Parties in writing or (b) if no such agreement is reached within two (2) Business Days from the CP Satisfaction Date, on the last Business Day of the second calendar month following the month in which the CP Satisfaction Date occurs (i.e., for illustrative purposes only, if the CP Satisfaction Date occurs on March 15, 2021, the Closing shall take place on May 31, 2021) (the date on which the Closing actually occurs, the “Closing Date”); provided further that the obligation of the Parties to consummate the Closing shall be subject to the satisfaction (or waiver by the Party entitled to waive the same) of each of the Conditions Precedent (including the Conditions Precedent satisfied on the CP Satisfaction Date, which shall be required to remain satisfied on the Closing Date).
c.Actions to be Taken at the Closing
. At the Closing, the following actions shall be taken:
(5)Sapphire shall pay the Estimated Adjusted Cash Consideration to the direct holder of the Purchased Company Equity Interests by wire transfer of immediately available funds to one or more accounts designated in writing by Athena no later than two (2) Business Days prior to the Closing Date;
(6)Athena (or the Subsidiary of Athena which is the direct holder of the Purchased Equity Interests immediately prior to Closing) and Sapphire shall execute (or cause to be executed) an Amendment to the Articles of Association of the Company in the form attached hereto as Exhibit 3.2(b) for the: (i) sale, transfer, assignment, conveyance and delivery of the Purchased Company Equity Interest in the Cash Transfer; and (ii) the formalization of the transfer of the Remaining Company Equity Interests to Sapphire through the Merger;
(7)Athena (or the Subsidiary of Athena that pursuant to and upon consummation of the Internal Reorganization becomes the direct holder of NewCo Equity Interests) shall hold the NewCo Closing Quotaholders Meeting, the minutes of which shall be substantially in the form attached hereto as Exhibit 3.2(c), to approve the Merger and, consequently, the extinction of NewCo;
(8)Sapphire shall hold the Sapphire Closing Shareholders Meeting, at which Sapphire’s Controlling Shareholder shall be required to vote, in accordance with Article XI, all of the shares of Sapphire Common Stock held by it in favor of approving the resolutions required under the Sapphire Shareholder Approval;
(9)Sapphire shall deliver to Itaú Corretora de Valores S.A., the custodian of the shares of Sapphire Common Stock, the necessary documentation for the purpose of updating the shareholder base registry of Sapphire and request that it deliver to Athena, as promptly as possible, a certificate certifying that the shares of Sapphire Common Stock representing the Stock Consideration were validly issued and are registered in the name of the legal entity that was the direct holder of the NewCo Equity Interests immediately prior to the Closing;

(10)Sapphire and Athena shall deliver to each other the documents that evidence the powers and authority of their respective representatives duly empowered under applicable Law who act on behalf of, or represent, each of them as signatories of all documents to be executed on the Closing Date;
        (g)    (A) Athena shall deliver to Sapphire a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of the last day of the calendar month immediately preceding the Closing Date and (B) Sapphire shall deliver to Athena a true, correct and complete chart setting forth the number of students of the Sapphire Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Sapphire Group Companies as of the last day of the calendar month immediately preceding the Closing Date; and

        (h)    Athena and Sapphire shall execute and deliver (or shall cause to be executed and delivered) to each other such documents, and take all such other actions, as are reasonably necessary to consummate the transactions contemplated by this Agreement to take place at the Closing, including the Ancillary Agreements.

d.Simultaneous Actions at the Closing; Actions Following the Closing.
(11)If any Party fails to take any action required to be taken at the Closing under Section 3.2, (i) there will be no further obligation on the other Parties to consummate any of the actions under Section 3.2, (ii) all other actions effectively taken in accordance with Section 3.2 shall be deemed null and void and (iii) each Party shall take such further action as may be reasonably required to undo and unwind any action taken at the Closing; and

(12)Immediately following consummation of the Closing, Sapphire shall issue a statement of material fact, in accordance with the terms of CVM Rule 358/02 and in the form of Exhibit 6.14, informing the market of the consummation of the Cash Transfer, the Merger, and that, as a result of the transactions contemplated herein, Sapphire became the direct holder of Company Equity Interests representing one hundred (100%) of its voting and total capital stock and Athena became the holder of forty four percent (44%) of the total and voting capital stock of Sapphire on a fully diluted basis (provided that such percentage shall be adjusted downwards in the event of any issuance, sale or other disposition of shares of Sapphire Common Stock or other Equity Securities of Sapphire permitted under Section 6.2(b)(i)).

e.Withholding Tax
.
(13)Sapphire shall pay to Athena all amounts due under this Agreement and, to the extent withholding Taxes apply over such payments, be they in cash or in kind, such Taxes shall be borne by the applicable responsible party, in accordance with the applicable Tax Law. Athena shall bear any Brazilian income tax on capital gain, if any, realized by it in connection with the Cash Transfer and the Merger. Sapphire is hereby authorized to deduct the amount of income tax (imposto de renda retido na fonte) from the Adjusted Cash Consideration. Within thirty (30) days as of the Confirmation Date (“Capital Gain Methodology Period”), the Parties shall hold good faith discussions to reach consensus on the methodology applicable to the calculation of such capital gain tax, if any. As of the date of this Agreement, the Parties will not be required to provide supporting documentation; however, each Party will be required to provide supporting documentation during the Capital Gain Methodology Period as reasonably requested by the other Party. In case the Parties fail to reach consensus within the Capital Gain Methodology Period, they shall jointly and immediately engage one of the law firms listed in Exhibit 3.4 to assist in determining the methodology to calculate the amount of the capital gain, and such law firm shall deliver a legal opinion containing its view on such methodology, which shall be binding on the Parties. Upon reaching consensus on the methodology applicable to the calculation of such capital gain tax or the receipt of the binding legal opinion, within fifteen (15) days from the definition of the capital gains methodology, Athena shall inform Sapphire whether it believes there will be a capital gain in connection with the Cash Transfer and the Merger and, if so, the amount of such tax. In either case, together with such communication, Athena shall provide all supporting documents and information necessary to effectively calculate the capital gain tax to be assessed as a result of the Cash Transfer and as a result of the Merger.
(14)Following the receipt of such communication and the related supporting documents and for a period of forty-five (45) days (“Capital Gain Calculation Period”), the Parties shall hold good faith discussions to reach consensus on the amount of the capital gain tax to be withheld and Sapphire shall be entitled to request any additional documents or information reasonably required for such purpose. In case the Parties fail to reach such consensus within the Capital Gain Calculation Period, they shall jointly and immediately engage the same law firm engaged pursuant to Section 3.4(a) (or, if no law firm was engaged pursuant to Section 3.4(a) or the law firm that was engaged pursuant to Section 3.4(a) no longer exists, one of the law firms or one of the other law firms, as applicable, listed in Exhibit 3.4) to calculate the amount of the capital gain and corresponding tax due, and such law firm shall deliver a legal opinion containing its view on whether any capital gain tax is due and, if so, the calculation of such tax, which shall be binding on the Parties. Once the exact amount of the capital gain and corresponding tax has been agreed between the Parties, it shall be submitted to the local bank selected by Sapphire, which bank shall be responsible for remitting the Adjusted Cash Consideration abroad. In case such bank disagrees with the calculation of the capital gain due under this Agreement, if any, the Parties will jointly discuss in good faith and attempt to reach consensus with such bank, taking all reasonable and necessary steps to resolve any issues with such bank.
(15)In case there is no capital gain, Sapphire will not withhold any capital gain Tax. However, in case there is a capital gain, Athena shall provide Sapphire with all information necessary to collect such tax and complete the collection document - federal revenue (DARF) corresponding to the deduction of income tax by Sapphire. Sapphire shall timely remit such tax to the Tax Authority and shall deliver to Athena proof of payment of the respective income tax within two (2) Business Days after the date of payment. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Parties acknowledge and agree that the Tax on Financial Transactions (“IOF”), if any, levied on an applicable Person with respect to the Adjusted Cash Consideration shall be borne by the Party in respect of which the liability for the IOF is imposed under applicable Tax Law, it being acknowledged that Sapphire is such Party as of the date of this Agreement.

f.Filing with the Board of Trade
. Sapphire shall request (or cause the Group Companies to request) the submission of the relevant corporate acts set forth in Section 3.2 with the competent Board of Trade within ten (10) days as of the Closing Date, and the Parties shall cooperate during the registration process so as to provide all the necessary information or documentation and take any further action that may be required by such Board of Trade for the registration of said corporate acts.
g.Commencement of Exchange Offer
. Athena may, if and when determined by Athena in its sole discretion, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Exchange Offer, pursuant to which Athena shall, subject to the terms and conditions of the Exchange Offer (which terms and conditions shall be determined by Athena in its sole discretion), deliver, in exchange for a specified number of shares of Athena Common Stock, the Stock Consideration and, to the extent permitted under the Athena Credit Agreement and the Athena Note Indenture, the applicable portion of the Adjusted Cash Consideration to those holders of Athena Common Stock participating in the Exchange Offer.
h.Disposal of Stock Consideration Following
the Closing.
(16)Following the Closing, for as long as Athena and/or any of its Affiliates control, hold or beneficially own, directly or indirectly, ADSs and/or shares of Sapphire Common Stock, including any shares of Sapphire Common Stock underlying any ADSs controlled, held or beneficially owned, directly or indirectly, by Athena or any of its Affiliates, representing in the aggregate (when all such Persons are taken together) more than seven point five percent (7.5%) of the total and voting shares of Sapphire Common Stock, Athena shall not, and Athena shall cause its Affiliates not to, vote any shares of Sapphire Common Stock and/or ADSs representing in the aggregate (when all such Persons are taken together) more than seven point five percent (7.5%) of the total and voting shares of Sapphire Common Stock, except in connection with the following matters, in respect of which Athena and its Affiliates shall not have any restriction to vote ADSs or shares of Sapphire Common Stock controlled, held or beneficially owned, directly or indirectly, by Athena or any of its Affiliates:
i.approval of management accounts;
ii.election of the member of the fiscal council (Conselho Fiscal) to be elected by the minority shareholders of Sapphire through separate voting (eleição em separado);
iii.any lawsuits that need to be approved by the shareholders pursuant to the Corporations Law;
iv.vote to “abstain” on any matter the approval of which would, according to applicable Law, entitle dissenting shareholders to exercise withdrawal rights; and

v.approval of any resolution that will result in the Company’s delisting (cancelamento de registro) or withdrawal from the Novo Mercado Listing Regime.
(17)Following the Closing, for as long as Athena and/or any of its Affiliates control, hold or beneficially own, directly or indirectly, ADSs and/or shares of Sapphire Common Stock, including any shares of Sapphire Common Stock underlying any ADSs controlled, held or beneficially owned, directly or indirectly, by Athena or any of its Affiliates, representing in the aggregate (when all such Persons are taken together) more than ten percent (10%) of the total and voting shares of Sapphire Common Stock, Athena shall cause any ADSs and/or shares of Sapphire Common Stock controlled, held or beneficially owned, directly or indirectly, by Athena or any of its Affiliates, including any shares of Sapphire Common Stock underlying any ADSs controlled, held or beneficially owned, directly or indirectly, by Athena or any of its Affiliates, to be sold, distributed, transferred or otherwise disposed of only as follows:
vi.through the consummation of the Exchange Offer;
vii.through the declaration and payment of a distribution to the holders of Athena Common Stock on a pro rata basis;
viii.through sales (including block trades) consummated through the US Stock Exchange or the B3; provided that no such sales shall include more than one hundred and fifty percent (150%) of the average daily trading volume of Sapphire Common Stock for the latest fifteen (15) days in any one-week period; and provided further that no such sales may be made to any Person that, to Athena’s Knowledge, after giving effect to the proposed sale, would control, hold or beneficially own, directly or indirectly (individually or together with its Affiliates), following consummation of such sale, ADSs and/or shares of Sapphire Common Stock that represent, in the aggregate, fifteen percent (15%) or more of the Sapphire Common Stock (other than bona fide sales to one or more underwriters that are banks or broker-dealers which purchase such ADS and/or shares of Sapphire Common Stock for resale in connection with an underwritten public offering, provided that neither Athena nor the underwriters or broker-dealers have a preexisting arrangement with any transferee(s) that would result in such transferee(s) holding, in the aggregate, fifteen percent (15%) or more of the Sapphire Common Stock), unless the proposed transfer is in the context of a bona fide underwritten offering or market sale, which is performed without any preexisting arrangement between Athena, the underwriters and/or the transferee for such purposes; and provided further that Sapphire shall cooperate and use commercially reasonable efforts (at Athena’s sole cost and expense unless otherwise provided for in the Registration Rights Agreement) to assist Athena in conducting any such sales;
ix.through private sales to unaffiliated third parties consummated outside of the US Stock Exchange or the B3 or through an underwritten public offering (including through an CVM Rule No. 400 or CVM Rule No. 476 offer); provided that no such sales may be made to any Person that, to Athena’s Knowledge, after giving effect to the proposed sale, would control, hold or beneficially own, directly or indirectly (individually or together with its Affiliates), following consummation of such sale, ADSs and/or shares of

Sapphire Common Stock that represent, in the aggregate, fifteen percent (15%) or more of the Sapphire Common Stock; provided, further, that (x) in case of a private sale of more than ten percent (10%) of the Sapphire Common Stock (but not in case of an underwritten public offering), Sapphire’s Controlling Shareholder shall have a right of first refusal pursuant to the mechanics set forth in Exhibit 3.7(b)(iv) in respect of any such sale to acquire any ADSs or shares of Sapphire Common Stock proposed to be sold in any such sale at the same price as that proposed by or to the unaffiliated third party in such sale, as applicable, and otherwise on terms and conditions no less favorable to the Sapphire’s Controlling Shareholder than the terms and conditions proposed to or by the unaffiliated third party, as applicable; and (y) Sapphire shall cooperate and use commercially reasonable efforts (at Athena’s sole cost and expense unless otherwise provided for in the Registration Rights Agreement) to assist Athena in conducting any such sales. For the avoidance of doubt, any bona fide offer made with exemption of registration, including pursuant to Regulation S, shall not trigger the Sapphire’s Controlling Shareholder right of first refusal if made in conjunction with a public offer in Brazil, which is performed without any preexisting arrangement between Athena or the underwriters and any transferee(s) that would result in such transferee(s) holding, in the aggregate, fifteen percent (15%) or more of the Sapphire Common Stock; or
x.in a tender offer (oferta pública de aquisição) launched by an unaffiliated third party.
i.Limitation on Purchase of Sapphire Common Stock and ADSs.
Athena hereby undertakes following the Closing Date and for a period of 36 months (or, in the event Article 35 of Exhibit 1.1(b) is not adopted at the Closing Shareholders Meeting or is otherwise revoked, waived or repealed, until the date of such event) not to, directly or indirectly (including through any Affiliate) acquire any shares of Sapphire Common Stock, including any shares of Sapphire Common Stock underlying any ADSs, in a manner that would result in Athena and/or its Affiliates (in the aggregate, when all such Persons are taken together) holding more than twenty percent (20%) of the Sapphire Common Stock, including any shares of Sapphire Common Stock underlying any ADSs; provided, however, that nothing in this clause shall prevent transfers of Sapphire Common Stock between Athena and any of its Wholly-Owned Subsidiaries.
j.Failure to Close
. If (a) all the Conditions Precedent had been satisfied or waived by the Party entitled to waive the same (other than those conditions that by their terms are to be satisfied at the Closing), (b) a Party stood ready, willing and able to consummate the transactions contemplated by this Agreement (the “Non-Defaulting Party”) and gave written notice to the other Party to that effect (c) the Closing did not take place as a result of a Willful Breach by the other Party (the “Defaulting Party”) and (d) such default was not cured within two (2) days following receipt of written notice in that regard, the failure by the Defaulting Party to consummate the Closing shall subject the Defaulting Party to the payment of a non-exclusive, non-compensatory penalty of one million Reais (R$1,000,000.00) per day (for each day after the date on which the two (2) days cure period described above expired) (the “Ticking Fee”), which Ticking Fee shall be payable to the Non-Defaulting Party or its designee at the Closing; provided that nothing in this Section 3.9 shall limit in any way, and shall be without prejudice to, any right that the Non-Defaulting Party may have to the applicable Termination Payment provided in Section 10.3 (provided, for the avoidance of doubt, that, if a Termination Payment is paid or payable by the Defaulting Party, the Ticking Fee shall not be paid or payable by such Party) or to require the Defaulting Party to consummate the Closing, to otherwise specifically (or otherwise) enforce any provision of this Agreement pursuant to Section 10.5 or to pay monetary damages resulting from the applicable breach or default. The Parties agree that the penalty contemplated by this Section 3.9 does not constitute liquidated damages.
Article IV.
Representations and Warranties of Athena
Except as set forth (a) in the Athena SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Athena SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this exception (i) shall only apply to the extent that (A) the disclosure made in such Athena SEC Documents is related to the business of the Group Companies and (B) the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 4.1, 4.2, 4.3, 4.4, 4.15, 4.16 and 4.17; or (b) on the Athena Disclosure Schedule in accordance with and subject to Section 1.3(b), Athena hereby represents and warrants to Sapphire as follows:
k.Organization and Qualification
.
(18)Athena is duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization. Each Group Company (other than NewCo) is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization. NewCo will be formed by Athena or its Subsidiaries prior to the Closing and, following its formation, NewCo will be duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization.
(19)Each Group Company (other than NewCo) (i) has the requisite power and authority to carry on its business as presently conducted; and (ii) is duly qualified to do business and in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of the foregoing clauses (i) and (ii) where the failure to have such power and authority or to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Following its formation, NewCo will (i) have the requisite power and authority to carry on its business, which will solely consist of owning Equity Interests in the company and exercising rights in connection therewith; and (ii) be duly qualified to do business and in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except in the case of the foregoing clauses (i) and (ii) where the failure to have such power and authority or to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(20)Athena has made available to Sapphire true, correct and complete copies of the Organizational Documents of Athena and each of the Group Companies (other than NewCo) as in effect on the date of this Agreement. Following its formation, the Organizational Documents of NewCo will be in the form of the NewCo Bylaws.
l.Authority; Enforceability
. The execution and delivery of this Agreement by Athena and the Company, the performance by Athena and the Company of their respective obligations hereunder and the consummation by Athena and the Company of the transactions contemplated to be consummated by Athena or the Company hereby have been duly authorized by all requisite action on the part of Athena and the Company. The execution and delivery of any Ancillary Agreement by Athena or the applicable Affiliate of Athena, the performance by Athena or such applicable Affiliate of their respective obligations thereunder and the consummation by Athena or such applicable Affiliate of the transactions contemplated thereunder have been duly authorized by all requisite action on the part of Athena or such applicable Affiliate. The approval of Athena’s shareholders is not required for the execution and delivery of this Agreement or any Ancillary Agreement by Athena or the applicable Affiliate of Athena, the performance by Athena or such applicable Affiliate of their respective obligations hereunder or thereunder or the consummation by Athena or such applicable Affiliate of the transactions contemplated hereunder or thereunder. This Agreement has been, and upon its execution, each of the Ancillary Agreements will have been, duly executed and delivered by Athena or the applicable Affiliate of Athena, and (assuming due authorization, execution and delivery by Sapphire or the applicable Affiliate thereof, as applicable) this Agreement constitutes, and upon its execution, each of the Ancillary Agreements will constitute, legal, valid and binding obligations of Athena or such applicable Affiliate enforceable against Athena or such applicable Affiliate in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, liquidation or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights or remedies generally (the “Enforceability Exceptions”).
m.Capitalization of the Group Companies
.
(21)All of the Company Equity Interests are directly or indirectly owned by Athena, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. All of the Company Subsidiaries Equity Interests are directly or indirectly owned by the Company, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws and for those Liens set forth in Section 4.3(a) of the Athena Disclosure Schedule. Following NewCo’s formation, all of the NewCo Equity Interests will be directly or indirectly owned by Athena, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(22)All of the Group Companies Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Following its formation, all of the NewCo Equity Interests will have been duly authorized and validly issued and will be fully paid and non-assessable. Except for the Group Companies Equity Interests, there are no Equity Interests of any of the Group Companies issued or outstanding. Following NewCo’s formation, except for the NewCo Equity Interests, there will be no Equity Interests of NewCo issued or outstanding. Other than for those Liens set forth in Section 4.3(a) of the Athena Disclosure Schedule, there are no outstanding bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts to which Athena or any of its Affiliates (including any of the Group Companies) are a party or are subject or by which any of their respective assets are bound (i) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any of the Group Companies or obligating Athena or any of its Affiliates (including any of the Group Companies) to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Group Company, (ii) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any of the Group Companies or NewCo (other than arising under applicable Law or the relevant Group Company’s Organizational Documents), (iii) restricting the transfer of any Equity Interests of any of the Group Companies or (iv) with respect to the voting of the Equity Interests of any of the Group Companies.
(23)Section 4.3(c)(i) of the Athena Disclosure Schedule sets forth the complete and accurate organization charts of the Group Companies, both immediately prior to, and immediately after, the Internal Reorganization, including the number and par value of all of the Group Companies Equity Interests that are issued or outstanding. Section 4.3(c)(ii) of the Athena Disclosure Schedule sets forth the complete and accurate organization chart of the Group Companies following the formation of NewCo. The Group Companies (other than NewCo) do not own, of record or beneficially, any Equity Interests of any Person other than the Equity Interests provided for in the organization chart set forth in Sections 4.3(c) (i) and (ii) of the Athena Disclosure Schedule. Following its formation, NewCo will not own, of record or beneficially, any Equity Interests of any Person other than the Company.
(24)Upon consummation of the Cash Transfer and the Merger, and delivery by Sapphire of the full Estimated Adjusted Cash Consideration and the Stock Consideration pursuant to Article II, Sapphire will become the owner of the Purchased Company Equity Interests and the Remaining Company Equity Interests, which will jointly represent one hundred percent (100%) of the total and voting capital stock of the Company and indirectly one hundred percent (100%) of the total voting capital and stock of the remaining Group Companies.
n.Consents and Approvals; No Violations
.
(25)The execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the

Ancillary Agreements to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not require Athena or any Affiliates of Athena to obtain any consent, approval, license, permit, order, qualification or authorization of, or registration or other action by, or to make any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”), except for (i) the CADE Clearance, (ii) the filing with the SEC of the Sapphire Registration Statements, the Form F-6, the documents relating to the Exchange Offer (if Sapphire commences the Exchange Offer) and any amendments and supplements thereto, (iii) the filing with the US Stock Exchange of the documents relating to the listing of the ADSs and (iv) any Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(26)Except as set forth on Section 4.4(b) of the Athena Disclosure Schedule, the execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the Ancillary Agreements to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby (other than the Exchange Offer and any distribution by Athena of the Adjusted Cash Consideration or the Stock Consideration to its stockholders) do not and will not (i) conflict with or result in any breach of any provisions of the Organizational Documents of Athena or any Affiliates of Athena (including any Group Company); (ii) assuming that the consents, approvals and filings referred to in Section 4.4(a) are obtained or made, as applicable, conflict with or violate, in any respect, any Law or Order applicable to Athena, any Group Company or any other Affiliate of Athena that will be a party to any Ancillary Agreement; (iii) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, any Contract to which Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies are a party or by which any of their respective assets are bound; or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) on any of the Equity Interests, assets or properties of Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies, except in the case of the foregoing clauses (ii), (iii) and (iv) of this Section 4.4(b), for any such breaches, defaults, consents, approvals, terminations, accelerations, cancellations, losses of benefits or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(27)The execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the Ancillary Agreements to which such Affiliate will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not (i) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, the Athena

Credit Agreement or the Athena Note Indenture; or (ii) result in the imposition or creation of any Lien (other than a Permitted Lien) under the Athena Credit Agreement or the Athena Note Indenture on any of the Equity Interests, assets or properties of Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies or (iii) be limited or restricted under the Athena Credit Agreement or the Athena Note Indenture.
o.Compliance with Laws
.
(28)Excluding any matters set forth in Section 4.5(a) of the Athena Disclosure Schedule or relating to Sanctions, Anti-Corruption Laws or antitrust or export control Laws (which are addressed in Section 4.5(b)-(g) below), (i) the businesses of the Group Companies are conducted, and since July 1, 2015, have been conducted in compliance with all applicable Laws and the Group Companies are not, and since July 1, 2015, have not been, in violation of any Law or Order applicable to any of them (except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole) and (ii) since July 1, 2015, none of the Group Companies has received written notice of any material failure to comply with or violation of any Law or Order applicable to the Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged material failure to comply with or violation of any Law or Order applicable to the Group Companies’ businesses or properties.
(29)Since July 1, 2015, (i) the Group Companies and their directors, officers and, to Athena’s Knowledge, the Group Companies’ employees, agents and other Persons acting on behalf of the Group Companies, have been in compliance with all applicable Laws relating to anti-bribery or anti-corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 of the United States of America and the Anti-Corruption Law of Brazil (Law No. 12,846/2013) (collectively, the “Anti-Corruption Laws”), (ii) the Group Companies have instituted and maintained policies and procedures designed to promote and achieve the Group Companies’ compliance with applicable Anti-Corruption Laws and (iii) none of the Group Companies has received written notice of any failure to comply with or violation of any Anti-Corruption Laws applicable to the Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged failure to comply with or violation of any Anti-Corruption Laws applicable to the Group Companies.
(30)Without limiting the foregoing, none of the directors, officers or, to Athena’s Knowledge, employees or agents of the Group Companies or other Persons acting on behalf of the Group Companies has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Authority, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) or to any Person under circumstances where Athena, the Group Companies or any of the Group Companies’ directors, officers, employees, agents, or other Persons acting on behalf of the Group Companies knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist Athena, the Group Companies, or any director, officer, employee or agent of the Group Companies or other Person acting on behalf of the Group Companies in obtaining or retaining business for or with, or in directing business to, the Group Companies or any other Person.
(31)Without limiting the foregoing, no director, officer or, to Athena’s Knowledge, employee or agent of the Group Companies or other Persons acting on behalf of the Group Companies has made, offered, requested or taken any act in furtherance of any bribe or other unlawful payment or benefit, including, any unlawful influence payment, kickback or other unlawful payment or benefit.
(32)To Athena’s Knowledge, none of the Group Companies or their directors, officers, employees, agents or other Persons acting on behalf of the Group Companies is a Person that is or, since July 1, 2015, has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, and no such investigation, inquiry, or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
(33)None of the Group Companies or any director, officer or, to Athena’s Knowledge, employee or agent of the Group Companies or any other Person acting on behalf of the Group Companies, has taken any action, directly or indirectly, that would constitute a violation of applicable Sanctions. None of the Group Companies or their directors, officers or, to Athena’s Knowledge, employees, agents or other Persons acting on behalf of the Group Companies is a Person that is, or is 50% or more owned or controlled by Persons that are, (i) the target of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including designation on the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC) or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union (collectively, “Sanctions”), or (ii) organized or resident in a country or territory that is, or whose government is, the subject or the target of comprehensive Sanctions broadly prohibiting dealings with such country, territory or government (currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Venezuela and Syria).
(34)Since July 1, 2015, the business of the Group Companies has been and is in compliance with all applicable antitrust or export control Laws in all material respects. None of Athena or any of its Affiliates (including the Group Companies) has received any notice from any Governmental Authority of noncompliance with any such applicable antitrust or export control

Laws with respect to the business of the Group Companies and no investigation, inquiry or proceedings with respect to any applicable antitrust or export control laws have been threatened or are pending, and, to Athena’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
p.Educational Matters; Permits
.
(35)Except as set forth on Section 4.6(a) of the Athena Disclosure Schedule, each Group Company holds and has held since the Lookback Date all Educational Approvals necessary to conduct its operations in the Ordinary Course of Business.
(36)Section 4.6(b)(i) of the Athena Disclosure Schedule contains a list of all educational permits (mantença) held or otherwise exercised by the Group Companies as of June 30, 2020. The educational permits (mantença) described in Section 4.6(b)(i) of the Athena Disclosure Schedule: (i) are valid, in full force and effect and free of any Liens, and the educational institutions to which such permits were issued or granted are duly accredited as Universities (Universidades) and/or University Centers (Centros Universitários) and/or Schools (Faculdades) and in good standing before the Ministry of Education (“MEC”); and (ii) have not been subject to, and are not subject to, any sanction that restrict their regular exercise due to non-compliance with legal or administrative determinations of the competent public authorities. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are and, since the Lookback Date, have been in compliance with the terms of such permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any such permit. Section 4.6(b)(ii) of the Athena Disclosure Schedule contains a list of all courses offered by educational institutions maintained by the Group Companies as of June 30, 2020 and the number of seats (vagas) offered in each such courses. All such courses offered were, according to the applicable legislation, duly recognized by the MEC through its competent office or are within the period established in the applicable legislation to apply for the proper accreditation and, to Athena’s Knowledge, there are no courses offered by educational institutions maintained by the Group Companies that are imminent of being subject to any sanction that restricts their regular operations due to non-compliance with legal or administrative determinations of the competent public authorities. The types of courses under which the educational institutions maintained by the Group Companies are accredited with MEC as of the date hereof are current, and there is no practice or measure that could jeopardize this type of accreditation. Except as set forth on Section 4.6(b)(iii) of the Athena Disclosure Schedule, all courses offered by the educational institutions maintained by the Group Companies have received a grade of at least three (3) considering the Preliminary Course Concept (Conceito Preliminar de Curso) in the latest reviews by the MEC prior to the date of this Agreement.
(37)Other than for the Educational Approvals and the educational permits (mantença) (which are the subject of clauses (a) and (b) of this Section 4.6), each Group Company holds and has held since the Lookback Date all Permits necessary to conduct their operations as then or as of the date hereof conducted (excluding the Educational Approvals and the educational permits (mantença), the “Group Company Permits”), except for any such Group Company Permits the failure of which to be obtained or held, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or be a material violation of applicable Law. Except as it would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Group Company Permits are valid, in full force and effect, and free of any Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.6(c) of the Athena Disclosure Schedule, the Group Companies are and, since the Lookback Date, have been in compliance with the terms of the Group Company Permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Group Company Permit.
(38)Except as set forth in Section 4.6(d) of the Athena Disclosure Schedule, the Group Companies are not a party to any instrument, contract or agreement relating to medical or nursing conventions (convênios) and partnerships (parcerias) for the performance of practical activities by students of the courses offered by the Group Companies. Each of the medical or nursing conventions and partnerships set forth in Section 4.6(d) of the Athena Disclosure Schedule are in full force and effect, with the Group Companies being in compliance with all of their respective obligations thereunder, and shall not be adversely affected or terminated as a result of the Closing.
(39)There are no relevant student movements that would reasonably be expected to materially adversely affect the business of the Group Companies, taken as a whole.
(40)Section 4.6(f) of the Athena Disclosure Schedule contains a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of June 30, 2020. The chart to be delivered by Athena to Sapphire pursuant to Section 3.2(g) will contain a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of the last day of the calendar month immediately preceding the Closing Date.
q.Athena SEC Documents; Internal Controls; Financial Statements
.
(41)Athena has furnished or filed with the SEC all Athena SEC Documents required to be filed or furnished by Athena with the SEC. No Subsidiary of Athena is required to furnish or file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC. Each Athena SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as the case may be, applicable to such Athena SEC Document, (ii) did not at the time it was filed (or, if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) that is a registration statement (as amended or supplemented, if applicable) filed pursuant to the Securities Act, did not contain, as of the date such registration statement (or amendment or supplement, if applicable) became effective, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Athena relating to the Athena SEC Documents, and none of the Athena SEC Documents is, to Athena’s Knowledge, the subject of ongoing SEC review.
(42)Athena is, and since the Lookback Date has been, in compliance in all material respects with (i) the applicable provisions of SOX and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market, except as set forth in Section 4.7(b) of the Athena Disclosure Schedule, which has been publicly disclosed in item 9A of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(43)Athena maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to report, within the time periods specified in the Exchange Act, to Athena’s principal executive officer and principal financial officer material information required to be included in the Athena’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(44)Athena maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Athena’s financial reporting and the preparation of Athena’s consolidated financial statements for external purposes in accordance with U.S. GAAP. Athena has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Athena’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Athena’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting.
(45)Athena has made available to Sapphire true, correct and complete copies of (i) the audited balance sheet of the Company on a consolidated basis for the financial years ended December 31, 2017, December 31, 2018 and December 31, 2019, the related audited statements of income and cash flows, and the corresponding consolidation workpapers with financial information of each Group Company (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company on a consolidated basis for the six (6) month period ended as of June 30, 2020 and the related unaudited statements of income and cash flows (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) were prepared in all material respects in accordance with the books of account and other financial records of the Group Companies (except as may be indicated in the notes thereto), (y) present fairly in all material respects the financial condition, results of operations and cash flows of the Group Companies as of the dates thereof or for the periods covered thereby and (z) were prepared in accordance with IFRS consistently applied and past practices of the Group Companies; except that the Interim Financial Statements are subject to normal recurring year-end adjustments and the absence of notes. From the Lookback Date to the date of this Agreement, Athena has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are the subject of any material review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
(46)Clause (e) of this Section 4.7 is qualified by the fact that the Group Companies have not operated as a separate “stand alone” entity within Athena. As a result, the Group Companies have been allocated certain internal charges and credits for purposes of the preparation of the Financial Statements. Except as set forth on Section 4.11(d) of the Athena Disclosure Schedule, such allocations of charges and credits are reasonable and have been made in accordance with IFRS and in good faith with the intent of accurately presenting to the extent practicable the financial condition and results of operations of the Group Companies for the time periods covered by the Financial Statements.
(47)When delivered pursuant to Section 6.18, the Necessary Financial Statements shall have been prepared in accordance with IFRS and Regulation S-X, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods presented.
r.Absence of Undisclosed Liabilities
. Except as set forth in Section 4.8 of the Athena Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Group Companies do not have any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with IFRS, other than Liabilities (a) reflected, reserved or disclosed in the Financial Statements, (b) incurred in the Ordinary Course of Business since December 31, 2019, (c) for future performance under existing Contracts (other than as a result of a breach or violation of or default under any such Contract) or (d) incurred in connection with this Agreement or the transactions contemplated hereby.
s.Absence of Certain Changes or Events; NewCo’s Liabilities and Operations.

(48)Since December 31, 2019, there has not been any Company Material Adverse Effect.

(49)Since December 31, 2019, except (i) for the transactions contemplated hereby or any preparation for, or conduct of, the sale process resulting therein, (ii) as contemplated in this Agreement, (iii) as required by applicable Law, or (iv) for the reasonable health-related actions, inactions, plans, procedures or practices adopted to address the health risk posed by the COVID-19 virus outbreak, (x) the Group Companies have conducted their businesses in the Ordinary Course of Business in all material respects and (y) there has not been any action taken by any of the Group Companies that, if taken during the period from the date of this Agreement through the Closing without Sapphire’s consent, would constitute a breach of any provision under Section 6.1(b).
(50)Following its formation, NewCo (i) will have no Liability (other than de minimis Liabilities), (ii) will not be a party or bound by any Contract, except to the extent necessary for NewCo to consummate the transactions contemplated in this Agreement and the Ancillary Agreements, carry out its business, which will solely consist of owning Equity Interests in the Company and exercising rights in connection therewith, and to be in compliance with applicable Law (e.g. having officers, preparing financial statements), (iii) will have no employee, except to the extent necessary for NewCo to carry out its business, which will solely consist of owning Equity Interests in the Company and exercising rights in connection therewith, and to be in compliance with the applicable Law (e.g. having officers, preparing financial statements) and (iv) will have conducted no business, operation or activity other than (A) owning the Remaining Company Equity Interests and exercising rights in connection therewith, (B) activities incidental to its formation and activities that are necessary for it to comply with applicable Law (C) activities incidental to the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements. For the avoidance of doubt, de minimis Liabilities will include retaining service providers to maintain NewCo in good standing and in compliance with Brazilian Law, such as officers, attorneys, accountants, etc.
t.Absence of Litigation
. Except as set forth in Section 4.10 of the Athena Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) none of the Group Companies are a party or subject to any pending Action and (b) to Athena’s Knowledge, no Action has been threatened against any of the Group Companies in any written notice delivered to Athena or any of its Subsidiaries (including the Group Companies). There is no Order to which any of the Group Companies is subject that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated in this Agreement or the Ancillary Agreements. There are (i) no Actions pending or, to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of its Subsidiaries (including any of the Group Companies), and (ii) no Orders to which Athena, any of its Subsidiaries that will be party to the Ancillary Agreements or any of the Group Companies are subject that, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to prevent, enjoin or materially delay the transactions contemplated in this Agreement or the Ancillary Agreements.

u.Labor Matters
.
(51)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or as set forth on Section 4.11(a) of the Athena Disclosure Schedule, (i) there is no charge or complaint pending, or to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of the Group Companies, before any Governmental Authority with respect to any Employee; (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Athena’s Knowledge, threatened with respect to any Employees; (iii) there is no Action pending or, to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of the Group Companies against or involving any Group Company brought by or on behalf of any Employee, trade union, works council, labor conventions or other employee representative body; (iv) there are no inquiries or investigations existing, pending or threatened in any written notice delivered to Athena or any of the Group Companies by any Governmental Authority which is responsible for employment matters that affect any Employees; and (v) since December 31, 2019, the Group Companies have not dismissed or terminated any employees outside of the Ordinary Course of Business.
(52)Section 4.11(b) of the Athena Disclosure Schedule sets forth any collective bargaining agreement covering any Employees that the Group Companies are party as of the date hereof. To Athena’s Knowledge, except as set forth in Section 4.11(b) of the Athena Disclosure Schedule, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of any Group Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Athena and its Affiliates to enter into this Agreement or the Ancillary Agreements or to consummate any of the transactions contemplated hereby and thereby.
(53)Except as set forth on Section 4.11(c) of the Athena Disclosure Schedule, (i) none of the Group Companies has any material liability with respect to misclassification of any person as an independent contractor (or equivalent) rather than as an employee, and (ii) there is no material Action pending against or, to Athena’s Knowledge, threatened against any Group Company by, on behalf of or with respect to any independent contractor (or equivalent) regarding misclassification or relating to compensation, benefits, entitlements, legal rights or protections under any applicable Laws covering such individuals.
(54)Section 4.11(d) of the Athena Disclosure Schedule contains a true, correct and complete list identifying each material Employee Plan maintained by the Group Companies (each, a “Group Company Plan”). True, correct and complete copies of each Group Company Plan (and all amendments relating thereto) have been made available to Sapphire. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth on Section 4.11(d) of the Athena Disclosure Schedule, each Group Company Plan (i) has been maintained in compliance in all respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, (iv) no event has occurred and no condition exists that could subject any Group Company, either directly or by reason of its affiliation with any member of its Controlled Group, to any liability imposed by Title IV of ERISA, (v) all contributions, premiums and payments that are due have been made for each Group Company Plan within the time periods required by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under Brazilian GAAP and (vi) no proceeding, audit, assessment, complaint or examination has been made, commenced or, to Athena’s Knowledge, threatened with respect to any Group Company Plan (other than routine claims for benefits payable in the Ordinary Course of Business and except as set forth on Section 4.11(a) of the Athena Disclosure Schedule).
(55)Except as set forth on Section 4.11(e) of the Athena Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Employee of any Group Company to any material payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) materially enhance any benefits or accelerate the time of any material payment or vesting or trigger any material payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation under, any Group Company Plan or otherwise, or (iii) limit or restrict the right of any Group Company or, after the Closing, any Sapphire Group Company to merge, amend or terminate any Group Company Plan (except as set forth in any Group Company Plan). Except as set forth on Section 4.11(e) of the Athena Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former Employee of any Group Company that, individually or collectively, would entitle such employee to any material tax gross-up or similar payment from any Group Company.
v.Taxes
. Except for the provisions of Section 4.12 of the Athena Disclosure Schedule, each Group Company has (a) paid all Taxes due and owing by it, (b) filed all Tax Returns required to be filed by it, (c) withheld and paid all Taxes that it is obligated to withhold from amounts owing to any employee, creditor or third party, (d) not entered into any agreement with a Tax Authority with respect to the payment of overdue Taxes, under which the obligations of such Group Company have not been satisfied pursuant to the terms thereof, (e) not received written notification of, and is not party to, any Tax audit or examination or any legal or administrative proceeding for collection of Taxes, which proceeding has not been resolved, and (f) not benefitted from any Tax incentive, holiday or other similar relief, the entitlement to which would be materially adversely affected by the transactions contemplated by this Agreement. Section 4.12 of the Athena Disclosure Schedule contains a true, correct and complete list of the Tax benefits and Tax incentives from which the Group Companies benefit, including the FIES and ProUni. All of the foregoing have been duly obtained in accordance with applicable Law (including by the beneficiary’s carrying out all appropriate registrations), are in full force and effect (and shall continue to be in full force and effect on the Closing Date) and none shall be adversely impacted by the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement. Except as provided under Section 4.12 of the Athena Disclosure Schedule, (i) the Group Companies do not benefit from any other Tax benefit, Tax incentive or other similar arrangement with any Governmental Authority; and (ii) the Group Companies have complied with all material rules and requisites applicable to the Tax benefits or incentives referred to herein, and the Group Companies are not aware of any threatened termination or change of such benefits and incentives, including as a result of the transactions contemplated by this Agreement. To Athena’s Knowledge, there is no act, fact, event or situation that justifies the cancellation, revocation or early termination of any education-related Tax benefit or Tax incentive held by the Group Companies.
w.Real Property; Personal Property; Sufficiency of Assets
.
(56)Section 4.13(a)(i) of the Athena Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all real property that is owned or in respect of which acquisition rights are held by each of the Group Companies (the “Company Owned Real Property”). Except as set forth on Section 4.13(a)(ii) of the Athena Disclosure Schedule, the Group Companies have good and valid title to such Company Owned Real Property, which is free and clear of any Liens (other than Permitted Liens), except as set forth on Section 4.13(a)(ii) of the Athena Disclosure Schedule. To Athena’s Knowledge, except as set forth on Section 4.13(a)(iii) of the Athena Disclosure Schedule, there are no outstanding options or rights of first refusal in favor of any Person to purchase or lease the Company Owned Real Property and no leases or possessory interests have been granted to any Person with respect to the Company Owned Real Property other than leases in connection with convenience stores. Neither Athena nor any of its Subsidiaries (including the Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Company Owned Real Property, except as would not, individually or in the aggregate, be material to the operations of the Group Companies as currently conducted, taken as a whole.
(57)Section 4.13(b)(i) of the Athena Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material leases, subleases and ground leases for real property (including the date and name of the parties thereto) leased or subleased to each Group Company other than subleases in connection with convenience stores ((x) all such real property as of the date hereof, together with all material leases, subleases and ground leases for real property leased or subleased to each Group Company after the date hereof and prior to the Closing, the “Company Leased Real Property”, and (y) all such material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, as of the date hereof, together with all material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, entered into after the date hereof and prior to the Closing, the “Company Real Property Leases”). Athena has made available to Sapphire true, correct and complete copies of each Company Real Property Lease as of the date hereof, other than subleases in connection with convenience stores. Except as set forth on Section 4.13(b)(ii) of the Athena Disclosure Schedule and except as would not, individually or in the aggregate, be material to the operations of the Group Companies as currently conducted, taken as a whole and except as set forth on Section 4.13(b)(ii) of the Athena Disclosure Schedule, (i) the Group Companies have valid leasehold or license (or its jurisdictional equivalent) interests in all Company Leased Real Property, free and clear of all Liens (other than Permitted Liens); (ii) each Company Real Property Lease is in full force and effect and is a valid and binding agreement of the applicable Group Company and, to Athena’s Knowledge, of each other party thereto, enforceable against such Group Company and, to Athena’s Knowledge, of each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions; (iii) no Group Company that is a party to any such Company Real Property Lease has delivered or received written notice of material default under any Company Real Property Lease; (iv) no Group Company is a sublessor or grantor under any sublease or other instrument granting another Person any right to the possession, use or occupancy of any Company Leased Real Property, other than subleases in connection with convenience stores; (v) all of the Company Real Property Leases have been entered into for a period of no less than five (5) years and comply with all legal requirements to entitle the respective Group Company which is a party thereto to request mandatory renovation of said lease (ação renovatória); and (vi) neither Athena nor any of its Subsidiaries (including the Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Company Leased Real Property.
(58)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, all the machinery, equipment, vehicles, furniture, fixtures, computers, servers and other items of tangible personal property and assets used by the Group Companies, including the library books (acervo bibliotecário) (“Company Personal Property”). The Company Personal Property is free and clear of any Liens (other than Permitted Liens).
(59)Except as would not reasonably be expected to be, individually or in the aggregate, material to the operations of the Group Companies as currently conducted, taken as a whole, the Company Owned Real Property, the Company Leased Real Property and the Company Personal Property are in good operating condition and repair (ordinary wear and tear excepted).
(60)The Company Owned Real Property, the Company Leased Real Property and the Company Personal Property owned or leased by the Group Companies, together with all other properties, assets and rights of the Group Companies, are sufficient in all material respects for, and constitute all of the assets and properties necessary in all material respects to, conduct the business of the Group Companies as conducted on the date of this Agreement; provided, however, that nothing in this Section 4.13(e) shall be deemed to constitute a representation or warranty as to (i) the adequacy of the amounts of cash or working capital or (ii) any infringement of third party Intellectual Property. Taking into account the services to be made available by Athena or its Affiliates (other than the Group Companies) under the Transition Services Agreement, upon the Closing, the Group Companies will have, in all material respects, good and valid title to, or a valid legal right to use, as the case may be, all properties, assets and rights sufficient and necessary for the continued conduct of the business of the Group Companies after the Closing as conducted on the date of this Agreement and in the Ordinary Course of Business.
(61)Except as set forth in Section 4.13(f) of the Athena Disclosure Schedule and for the services to be provided by Athena or its Affiliates (other than the Group Companies) under the Transition Services Agreement, neither Athena nor any of its Subsidiaries (other than the Group Companies) owns any asset or property used by the Group Companies in the conduct of their business or necessary for the conduct of the business of the Group Companies.
x.Company Material Contracts
.
(62)Except for the Company Real Property Leases (which are the subject of Section 4.13(b)), for the transactions with Affiliates (which are the subject of Section 4.15) and for any Employee Plans, Section 4.14(a) of the Athena Disclosure Schedule sets forth a true, correct and complete list of each of the following types of Contracts to which any of the Group Companies is a party or to which any of their respective assets are subject as of the date hereof (each Contract required to be listed on Section 4.14(a) of the Athena Disclosure Schedule and each other Contract entered into after the date hereof that would have been required to be listed on Section 4.14(a) of the Athena Disclosure Schedule had it existed as of the date hereof, the “Company Material Contracts”):
xi.any Contract with respect to a partnership, joint venture, co-owner or other similar arrangement whereby the relevant Group Company holds an Equity Interest or any other similar participation interest in any other Person (other than Group Companies);
xii.any Contract that (x) prohibits any of the Group Companies from competing in any line of business or geographic region or with any Person, (y) restricts the ability of any of the Group Companies to research, develop, manufacture, market, distribute or sell of any product or service, or (z) requires any of the Group Companies to work exclusively with any Person in any geographic region;
xiii.any Contract involving payments by or to any of the Group Companies in an amount in excess of twenty million Brazilian Reais (R$20,000,000.00);
xiv.(x) any material Contract that contains “most favored nation” provisions for the benefit of any third-party counterparty to such Contract or (y) any Contract that grants any right of first refusal, right of first offer, put, call or similar right pursuant to which the relevant Group Company would be required to purchase or sell, as applicable, any Equity Interests or assets for an amount in excess of twenty million Brazilian Reais (R$20,000,000.00);
xv.any Contract relating to indebtedness for borrowed money or any financial guarantee (whether incurred, assumed, guaranteed or secured by any asset), in each case in excess of twenty million Brazilian Reais (R$20,000,000.00) or any guarantee or indemnity of the performance of any obligation by any Person, other than (x) Contracts solely among the Group Companies, (y) Contracts relating to financial guarantees in respect of Company Real Property Leases and (z) Contracts relating to working capital lines of credit incurred in the Ordinary Course of Business;
xvi.any Contract relating to any loan or other extension of credit made by any Group Company, in each case in excess of twenty million Brazilian Reais (R$20,000,000.00), other than (x) Contracts solely among the Group Companies and (y) accounts receivable in the Ordinary Course of Business of the Group Companies;
xvii.any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), under which any Group Company has any outstanding obligation that (x) is material to the Group Companies, taken as a whole, or (y) is otherwise in excess of thirty million Brazilian Reais (R$30,000,000.00);
xviii.any Contract that contains (x) an exclusive license or other exclusive grant of rights by or to any Group Company with respect to any material Intellectual Property or (y) a material license or other material grant of rights to any Group Company with respect to any Intellectual Property, other than commercially available, “off the shelf” software licenses, involving payments in an amount, individually or in the aggregate, in excess of twenty million Brazilian Reais (R$20,000,000.00) in any calendar year;
xix.any Contract that (x) involves future expenditures by any Group Company of more than twenty million Brazilian Reais (R$20,000,000.00) and (y) cannot be terminated by the applicable Group Company on less than ninety (90) days’ notice without material payment or penalty;
xx.Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or in any Ancillary Agreement; or
xxi.any Contract between any Group Company, on the one hand, and any Governmental Authority, on the other hand, that is material to the Group Companies, taken as a whole; or
xxii.any stockholders, investors rights, registration rights or similar agreement or arrangement of the Group Companies.
(63)Athena has made available to Sapphire copies of each Company Material Contract that are true, correct and complete in all material respects (subject to any redactions deemed reasonably necessary by Athena upon advice of its counsel to comply with applicable Law) as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Material Contract is in full force and effect and is a valid and binding agreement of each Group Company that is a party thereto, and, to Athena’s Knowledge, of each other party thereto, enforceable against such Group Company and, to Athena’s Knowledge, of each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Group Companies that are a party to any Company Material Contract, nor, to Athena’s Knowledge, any other party to any Company Material Contract, (i) is in breach of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a breach or default under any of the provisions of, or (ii) has, since January 1, 2020, provided or received any written notice of any breach or default under, or any intention to terminate, any Company Material Contract.
y.Transactions with Affiliates
. Except as set forth on Section 4.15 of the Athena Disclosure Schedule, as of the date hereof, none of Athena or any of its Affiliates (other than any Group Company) is a party to any Contract, transaction or account with any Group Company. All Contracts, transactions or accounts between Athena or any of its Affiliates, on the one hand, and any Group Company, on the other hand, have been entered into on an arm’s length basis under Brazilian Law or on market terms.
z.Brokers and Finders
. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Athena or any of its Affiliates. Athena will be solely responsible for the fees and expenses of Goldman Sachs & Co. LLC.
aa.Registration Statements
. None of the information regarding Athena, any of its Subsidiaries (including the Group Companies) or the transactions contemplated by this Agreement or any Ancillary Agreement, disclosed to the market to comply with requirements of applicable Law and/or to be provided by Athena or any of its Subsidiaries (including the Group Companies) specifically for inclusion in, or incorporation by reference into, (x) the Sapphire Registration Statements or the Form F-6, (y) if Athena commences the Exchange Offer, the Exchange Offer Documents or (z) the documents relating to the transactions contemplated by this Agreement or any Ancillary Agreement to be filed by Sapphire with the CVM (the “Sapphire CVM Filings”) will (a) in the case of the Sapphire Registration Statements or the Form F-6, at the time each such registration statement is filed with the SEC, at the time it becomes effective under the Securities Act or the Exchange Act, as applicable, at the time the Exchange Offer is launched and at the time Exchange Offer is consummated, (b) if Athena commences the Exchange Offer, in the case of the Exchange Offer Documents or any amendment or supplement thereto, as of the date of the Exchange Offer Documents or any amendment or supplement thereto, and (c) in the case of the Sapphire CVM Filings, at the time any such Sapphire CVM Filings are filed with the CVM, contain (i) in the case of any such document that is not an SEC registration statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) in the case of any such document that is an SEC registration statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If Athena commences the Exchange Offer, the Exchange Offer Documents will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Athena with respect to information provided by Sapphire or its Affiliates specifically for inclusion in, or incorporation by reference into, the Exchange Offer Documents.
ab.Intellectual Property
.
(64)Section 4.18(a) of the Athena Disclosure Schedule contains a true, correct and complete list of all material registrations and applications for registration of any Intellectual Property owned by any Group Company.
(65)Except as set forth in Section 4.18(b) of the Athena Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) a Group Company is the sole and exclusive owner of all right, title and interest in and to all of the material Intellectual Property owned or purported to be owned by such Group Company (including the Intellectual Property set forth in Section 4.18(a) of the Athena Disclosure Schedule), free and clear of any Liens (other than Permitted Liens); (ii) to Athena’s Knowledge, no Group Company has infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (iii) to Athena’s Knowledge, no Person is challenging, infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Group Company; (iv) there is no pending or, to Athena’s Knowledge, threatened in writing Action or Order (A) with respect to any Intellectual Property owned by (or, to Athena’s Knowledge, exclusively licensed to) any Group Company, challenging the validity, ownership or enforceability of any such Intellectual Property or (B) alleging any Group Company infringes, misappropriates or otherwise violates any Intellectual Property of any Person; (v) the owned registered Intellectual Property of the Group Companies are subsisting and, to Athena’s Knowledge, valid and in full force and effect; (vi) no Group Company is subject to any outstanding Order restricting the use of any Intellectual Property owned by (or, to Athena’s Knowledge, exclusively licensed to) any Group Company; (vii) the Group Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets (whose value to the Group Companies derives from such trade secret being confidential) owned, used or held for use by any Group Company and no such trade secrets have been disclosed other than to employees, representatives and agents of the Group Companies, all of whom are bound by reasonable written confidentiality agreements or other reasonable confidentiality obligations; (viii) the Group Companies own, or have a license or other right to use, all Intellectual Property used in or necessary for the conduct of the business of the Group Companies as currently conducted; (ix) neither the execution and delivery of this Agreement by Athena nor consummation of the transactions contemplated hereby will alter, encumber, impair or extinguish any of the Group Companies’ rights to any proprietary Intellectual

Property used in or necessary for the conduct of the business of the Group Companies as currently conducted; (x) the IT Assets of the Group Companies operate and perform in all respects in a manner that permits the Group Companies to conduct the business of the Group Companies as currently conducted; (xi) to Athena’s Knowledge, no Person has gained unauthorized access to the IT Assets of the Group Companies; and (xii) the Group Companies have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices.
(66)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies maintain policies and procedures regarding data security and privacy that are consistent with reasonable industry practices. To Athena’s Knowledge, the collection, use, storage, processing and dissemination by the Group Companies of any and all personal data is and, since the Lookback Date, has been in material compliance with all applicable Laws and the Group Companies have not received any notice of any actual or alleged Action alleging violation thereof. Except as set forth in Section 4.18(c) of the Athena Disclosure Schedule, to Athena’s Knowledge, there is no security violation, unintentional destruction, unauthorized access, loss, alteration, exfiltration, disclosure of or disablement or other breach, in each case of a material nature, of or related to any personal data processed by or on behalf of any Group Company.
ac.[Reserved]
.
ad.Corporate Matters
.
(67)As of the Closing Date, the Group Companies’ mandatory corporate books, as required by applicable Law, will be duly registered, kept and updated in all material respects and properly reflect the Group Companies’ corporate records, operations and events that pursuant to applicable Law are required to be recorded in such books in all material respects.

(68)All corporate acts of the Group Companies’ have observed the legal formalities required by applicable Law in all material respects and, to the extent required by applicable Law, have been duly filed or presented for filing with the competent Board of Trade.

(69)Section 4.20(c) of the Athena Disclosure Schedule sets forth a true, correct and complete list of all the establishments currently used by the Group Companies, stating their core activity, address and enrollment with the CNPJ/ME.

ae.Independent Investigation; No Other Representations and Warranties
.
(70)Athena has conducted to its satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Sapphire Group Companies, their businesses and operations, assets, condition (financial or otherwise) and prospects. Athena acknowledges that it and its Representatives have been provided such access to the personnel, properties, premises, records and other documents and information of, and relating to the Sapphire Group Companies and their businesses as it has requested for such purpose. In entering into this Agreement, Athena acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on, and is not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, Sapphire, Sapphire’s Affiliates, the Sapphire Group Companies and their respective Representatives, except for the representations and warranties expressly set forth in Article V.
(71)NEITHER ATHENA NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO SAPPHIRE OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO ATHENA OR ANY OF ITS AFFILIATES, THE GROUP COMPANIES, THE PURCHASED COMPANY EQUITY INTERESTS, THE NEWCO EQUITY INTERESTS, THE GROUP COMPANIES EQUITY INTERESTS, THE BUSINESSES OF THE GROUP COMPANIES, THEIR PROBABLE SUCCESS OR PROFITABILITY, THE ASSETS OR LIABILITIES OF THE GROUP COMPANIES, THE SALE OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV (AS DISCLOSED AGAINST IN THE ATHENA DISCLOSURE SCHEDULE). ATHENA HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY ATHENA, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, NEITHER ATHENA NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO SAPPHIRE OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SAPPHIRE, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF ATHENA IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR MATERIALS IN THE ATHENA DATA ROOM OR (C) ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT RELATING TO THE GROUP COMPANIES OR THEIR BUSINESSES.
(72)ATHENA ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, NONE OF SAPPHIRE, ANY OF SAPPHIRE’S AFFILIATES OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SAPPHIRE GROUP COMPANIES AND THEIR BUSINESSES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) THE OPERATION OR PROBABLE SUCCESS OR PROFITABILITY OF THE SAPPHIRE GROUP COMPANIES AND THEIR BUSINESSES FOLLOWING THE CLOSING OR (C) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SAPPHIRE GROUP COMPANIES OR THEIR

BUSINESSES MADE AVAILABLE TO ATHENA AND ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE SAPPHIRE GROUP COMPANIES OR THEIR BUSINESSES, AND (II) ATHENA WILL HAVE NO RIGHT OR REMEDY (AND SAPPHIRE, SAPPHIRE’S AFFILIATES AND THEIR REPRESENTATIVES WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF, AND ATHENA EXPRESSLY DISCLAIMS ANY RELIANCE UPON, ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE BY OR ON BEHALF OF SAPPHIRE, ANY OF SAPPHIRE’S AFFILIATES OR ANY OF THEIR REPRESENTATIVES, INCLUDING IN ANY MATERIALS, DOCUMENTATION OR OTHER INFORMATION REGARDING THE SAPPHIRE GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO ATHENA OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE SAPPHIRE GROUP COMPANIES OR THEIR BUSINESSES (INCLUDING ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR MATERIALS IN THE SAPPHIRE DATA ROOM, OR ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT), OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND THE RIGHTS OF ATHENA EXPRESSLY SET FORTH IN THIS AGREEMENT IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES.
Article V.
REPRESENTATION AND WARRANTIES OF SAPPHIRE
Except as set forth (a) in the Sapphire’s Specified Disclosure Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Sapphire’s Specified Disclosure Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this exception (i) shall only apply to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 5.1, 5.2, 5.3, 5.4, 5.17, 5.19 and 5.20 or (b) on the Sapphire Disclosure Schedule in accordance with and subject to Section 1.3(b), Sapphire hereby represents and warrants to Athena as follows:
af.Organization and Qualification
.
(73)Sapphire is a public corporation (companhia aberta) duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization, registered with the CVM as a Type-A Issuer and listed on the Novo Mercado. Each Sapphire Group Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization.
(74)Each Sapphire Group Company (i) has the requisite power and authority to carry on its business as presently conducted; and (ii) is duly qualified to do business and in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of the foregoing clauses (i) and (ii) where the failure to have such power and authority or to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect.
(75)Sapphire has made available to Athena true, correct and complete copies of the Organizational Documents of Sapphire and each of the other Sapphire Group Companies as in effect on the date of this Agreement.
ag.Authority; Enforceability
. Subject to the Sapphire Shareholder Approval and the approvals to be obtained at the Sapphire Closing Shareholders Meeting, the execution and delivery of this Agreement by Sapphire, the performance by Sapphire of its obligations hereunder and the consummation by Sapphire of the transactions contemplated to be consummated by Sapphire hereby have been duly authorized by all requisite action on the part of Sapphire. The execution and delivery of any Ancillary Agreement by Sapphire or the applicable Affiliate of Sapphire, the performance by Sapphire or such applicable Affiliate of their respective obligations thereunder and the consummation by Sapphire or such applicable Affiliate of the transactions contemplated thereunder have been duly authorized by all requisite action on the part of Sapphire or such applicable Affiliate. This Agreement has been, and upon its execution, each of the Ancillary Agreements will have been, duly executed and delivered by Sapphire or the applicable Affiliate of Sapphire, and (assuming due authorization, execution and delivery by Athena or the applicable Affiliate thereof, as applicable) this Agreement constitutes, and upon its execution, each of the Ancillary Agreements will constitute, legal, valid and binding obligations of Sapphire or such applicable Affiliate enforceable against Sapphire or such applicable Affiliate in accordance with their respective terms, subject in each case to the Enforceability Exceptions.
ah.Capitalization of the Sapphire Group Companies
.
(76)As of the date hereof, the issued ordinary share capital of Sapphire consists of 128,721,560 (one hundred and twenty eight million, seven hundred and twenty one thousand, five hundred and sixty) shares of Sapphire Common Stock. All of the issued and outstanding shares of Sapphire Common Stock have been, and all shares of Sapphire Common Stock underlying the ADSs to be issued pursuant to the Cash Transfer will be at Closing (when issued in accordance with the Deposit Agreement), duly authorized and validly issued, fully paid and nonassessable and have not been, or will not be, issued in violation of any preemptive or similar rights.
(77)The shares of Sapphire Common Stock to be issued as Stock Consideration will be at Closing validly issued in accordance with the Deposit Agreement, free of any Liens (other than Liens arising under the Organizational Documents of Sapphire or this Agreement and restrictions on transfer under applicable securities Laws) and issued in compliance with all applicable securities Laws, and the Persons in whose names the shares of Sapphire Common Stock are registered will be entitled to the rights of registered holders of such shares.
(78)All of the Equity Interests of the Sapphire Group Companies have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts to which Sapphire or any of its Affiliates (including any of the Sapphire Group Companies) are a party or are subject or by which any of their respective assets are bound (i) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any of the Sapphire Group Companies or obligating any of the Sapphire Group Companies to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Sapphire Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Sapphire Group Company, (ii) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any of the Sapphire Group Companies (other than arising under applicable Law or the relevant Sapphire Group Company’s Organizational Documents), (iii) restricting the transfer of any Equity Interests of any of the Sapphire Group Companies or (iv) with respect to the voting of the Equity Interests of any of the Sapphire Group Companies.
(79)Section 5.3(d) of the Sapphire Disclosure Schedule sets forth the complete and accurate organization chart of the Sapphire Group Companies, including the number and par value of all of the Equity Interests of the Sapphire Group Companies. Except for the Equity Interests set forth on Section 5.3(d) of the Sapphire Disclosure Schedule, there are no Equity Interests of any of the Sapphire Group Companies issued or outstanding. The Sapphire Group Companies do not own, of record or beneficially, any Equity Interests of any Person other than the Equity Interests provided for in the organization chart set forth in Section 5.3(d) of the Sapphire Disclosure Schedule.
(80)Upon consummation of the Cash Transfer and the Merger, and delivery by Sapphire of the full Estimated Adjusted Cash Consideration and the Stock Consideration pursuant to Article II, Athena will become the direct holder of the Stock Consideration, which shall represent, on the Closing Date, forty four percent (44%) of the total and voting capital stock of Sapphire on a fully diluted basis; provided that such percentage shall be adjusted downwards in the event of any issuance, sale or other disposition of shares of Sapphire Common Stock or other Equity Securities of Sapphire permitted under Section 6.2(b)(i).
ai.Consents and Approvals; No Violations.
(81)The execution and delivery by Sapphire of this Agreement, the execution and delivery by Sapphire or the applicable Affiliates of Sapphire of the Ancillary Agreements to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not require Sapphire or such Affiliates to obtain any Governmental Approval, except for (i) the CADE Clearance, (ii) the filing with the SEC of the Sapphire Registration Statements, the Form F-6, the documents relating to the Exchange Offer (if Athena commences the Exchange Offer) and any amendments and supplements thereto, (iii)

the filing with the US Stock Exchange of the documents relating to the listing of the ADSs and (iv) any Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect.
(82)Except as set forth on Section 5.4(b) of the Sapphire Disclosure Schedule, the execution and delivery by Sapphire of this Agreement, the execution and delivery by Sapphire or the applicable Affiliates of Sapphire of the Ancillary Agreements to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby, do not and will not (i) conflict with or result in any breach of any provisions of the Organizational Documents of Sapphire or such Affiliates (including any Sapphire Group Company); (ii) assuming that the consents, approvals and filings referred to in Section 5.4(a) are obtained or made, as applicable, conflict with or violate, in any respect, any Law or Order applicable to Sapphire, any Sapphire Group Company or any Affiliate of Sapphire that will be a party to any Ancillary Agreement; (iii) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, any Contract to which Sapphire, any of the Affiliates of Sapphire that will be a party to any Ancillary Agreement or any of the Sapphire Group Companies are a party or by which any of their respective assets are bound; or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) on any of the Equity Interests, assets or properties of Sapphire, any of the Affiliates of Sapphire that will be a party to any Ancillary Agreement or any of the Sapphire Group Companies, except, in the case of the foregoing clauses (ii), (iii) and (iv) of this Section 5.4(b), for any such breaches, defaults, consents, approvals, terminations, accelerations, cancellations, losses of benefits or Liens that would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect.
aj.Compliance with Laws
.
(83)Excluding any matters set forth in Section 5.5(a) of the Sapphire Disclosure Schedule or relating to Sanctions, Anti-Corruption Laws or antitrust or export control Laws (which are addressed in Section 5.5(b)-(g) below), (i) the businesses of the Sapphire Group Companies are conducted, and since July 1, 2015, have been conducted in compliance with all applicable Laws and the Sapphire Group Companies are not, and since July 1, 2015, have not been, in violation of any Law or Order applicable to any of them (except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Sapphire Group Companies, taken as a whole) and (ii) since July 1, 2015, none of the Sapphire Group Companies has, received written notice of any material failure to comply with or violation of any Law or Order applicable to the Sapphire Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged material failure to comply with or violation of any Law or Order applicable to the Sapphire Group Companies’ businesses or properties.
(84)Since July 1, 2015, (i) the Sapphire Group Companies and their directors, officers and, to Sapphire’s Knowledge, the Sapphire Group Companies’ employees, agents and other Persons acting on behalf of the Sapphire Group Companies, have been in compliance with Anti-Corruption Laws applicable to them, (ii) the Sapphire Group Companies have instituted and maintained policies and procedures designed to promote and achieve the Sapphire Group Companies’ compliance with applicable Anti-Corruption Laws and (iii) none of the Sapphire Group Companies has received written notice of any failure to comply with or violation of any Anti-Corruption Laws applicable to the Sapphire Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged failure to comply with or violation of any Anti-Corruption Laws applicable to the Sapphire Group Companies.
(85)Without limiting the foregoing, none of the directors, officers or, to Sapphire’s Knowledge, employees or agents of the Sapphire Group Companies or other Persons acting on behalf of the Sapphire Group Companies has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where the Sapphire Group Companies or any of their directors, officers, employees, agents, or other Persons acting on behalf of the Sapphire Group Companies knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Sapphire Group Companies, or any director, officer, employee or agent of the Sapphire Group Companies or other Person acting on behalf of the Sapphire Group Companies in obtaining or retaining business for or with, or in directing business to, the Sapphire Group Companies or any other Person.
(86)Without limiting the foregoing, no director, officer or, to Sapphire’s Knowledge, employee or agent of the Sapphire Group Companies or other Persons acting on behalf of the Sapphire Group Companies has made, offered, requested or taken any act in furtherance of any bribe or other unlawful payment or benefit, including, any unlawful influence payment, kickback or other unlawful payment or benefit.
(87)To Sapphire’s Knowledge, none of the Sapphire Group Companies or their directors, officers, employees, agents or other Persons acting on behalf of the Sapphire Group Companies is a Person that is or, since July 1, 2015, has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, and no such investigation, inquiry, or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
(88)None of the Sapphire Group Companies or any director, officer or, to Sapphire’s Knowledge, employee or agent of the Sapphire Group Companies or any other Person acting on behalf of the Sapphire Group Companies, has taken any action, directly or indirectly, that would constitute a violation of applicable Sanctions. None of the Sapphire Group Companies or their directors, officers or, to Sapphire’s Knowledge, employees, agents or other Persons acting on behalf of the Sapphire Group Companies is a Person that is, or is 50% or more owned or controlled by Persons that are, (i) the target of any Sanctions, or (ii) organized or resident in a country or territory that is, or whose government is, the subject or the target of comprehensive Sanctions broadly prohibiting dealings with such country, territory or government (currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Venezuela and Syria).
(89)Since July 1, 2015, the business of the Sapphire Group Companies has been and is in compliance with all applicable antitrust or export control Laws in all material respects. None of Sapphire or any of its Affiliates (including the other Sapphire Group Companies) has received any notice from any Governmental Authority of noncompliance with any such applicable antitrust or export control Laws with respect to the business of the Sapphire Group Companies and no investigation, inquiry or proceedings with respect to any applicable antitrust or export control laws have been threatened or are pending, and, to Sapphire’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
ak.Educational Matters; Permits
.
(90)Except as set forth on Section 5.6(a) of the Sapphire Disclosure Schedule, each Sapphire Group Company holds and has held since the Lookback Date all Educational Approvals necessary to conduct its operations in the Ordinary Course of Business.
(91)Section 5.6(b)(i) of the Sapphire Disclosure Schedule contains a list of all educational permits (mantença) held or otherwise exercised by the Sapphire Group Companies as of the date hereof. The educational permits (mantença) described in Section 5.6(b)(i) of the Sapphire Disclosure Schedule: (i) are valid, in full force and effect and free of any Liens, and the educational institutions to which such permits were issued or granted are duly accredited as Universities (Universidades) and/or University Centers (Centros Universitários) and/or Schools (Faculdades) and in good standing before the MEC; and (ii) have not been subject to, and are not subject to, any sanction that restrict their regular exercise due to non-compliance with legal or administrative determinations of the competent public authorities. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Sapphire Group Companies, taken as a whole, the Sapphire Group Companies are and, since the Lookback Date, have been in compliance with the terms of such permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any such permit. Section 5.6(b)(ii) of the Sapphire Disclosure Schedule contains a list of all courses offered by educational institutions maintained by the Sapphire Group Companies as of the date hereof and the number of seats (vagas) offered in each such courses. All such courses offered were, according to the applicable legislation, duly recognized by the MEC through its competent office or are within the period established in the applicable legislation to apply for the proper accreditation and, to Sapphire’s Knowledge, there are no courses offered by educational institutions maintained by the Sapphire Group Companies that are imminent of being subject to any sanction that restricts their regular operations due to non-compliance with legal or administrative determinations of the competent public authorities. The types of courses under which the educational institutions maintained by the Sapphire Group Companies are accredited with MEC as of the date hereof are current, and there is no practice or measure that could jeopardize this type of accreditation. Except as set forth on Section 5.6(b)(iii) of the Sapphire Disclosure Schedule, all courses offered by the educational institutions maintained by the Sapphire Group Companies have received a grade of at least three (3) considering the Preliminary Course Concept (Conceito Preliminar de Curso) in the latest reviews by the MEC prior to the date of this Agreement.
(92)Other than for the Educational Approvals and the educational permits (mantença) (which are the subject of clauses (a) and (b) of this Section 5.6), each Sapphire Group Company holds and has held since the Lookback Date all Permits necessary to conduct their operations as then or as of the date hereof conducted (excluding the Educational Approvals and the educational permits (mantença), the “Sapphire Group Company Permits”), except for any such Sapphire Group Company Permits the failure of which to be obtained or held, would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect or be a material violation of applicable Law. Except as it would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect, all Sapphire Group Company Permits are valid, in full force and effect, and free of any Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Sapphire Material Adverse Effect, and except as set forth on Section 5.6(c) of the Sapphire Disclosure Schedule, the Sapphire Group Companies are and, since the Lookback Date, have been in compliance with the terms of the Sapphire Group Company Permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Sapphire Group Company Permit.
(93)Except as set forth in Section 5.6(d) of the Sapphire Disclosure Schedule, the Group Companies are not a party to any instrument, contract or agreement relating to medical or nursing conventions (convênios) and partnerships (parcerias) for the performance of practical activities by students of the courses offered by the Sapphire Group Companies. Each of the medical or nursing conventions and partnerships set forth in Section 5.6(d) of the Sapphire Disclosure Schedule are in full force and effect, with the Sapphire Group Companies being in compliance with all of their respective obligations thereunder, and shall not be adversely affected or terminated as a result of the Closing.

(94)There are no relevant student movements that would reasonably be expected to materially adversely affect the business of the Sapphire Group Companies, taken as a whole.
(95)Section 5.6(f) of the Sapphire Disclosure Schedule contains a true, correct and complete chart setting forth the number of students of the Sapphire Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Sapphire Group Companies as of June 30, 2020. The chart to be delivered by Sapphire to Athena pursuant to Section 3.2(g) will contain a true, correct and complete chart setting forth the number of students of the Sapphire Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Sapphire Group Companies as of the last day of the calendar month immediately preceding the Closing Date.
al.Financial Statements
. Sapphire has made available to Athena true, correct and complete copies of (a) the audited balance sheet of the Sapphire Group Companies on a consolidated basis for the financial years ended December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited statements of income and cash flows (collectively, the “Sapphire Audited Financial Statements”) and (b) the unaudited balance sheet of the Sapphire Group Companies on a consolidated basis for the six (6) month period ended as of June 30, 2020, and the related unaudited statements of income and cash flows (the “Sapphire Interim Financial Statements” and, together with the Sapphire Audited Financial Statements, the “Sapphire Financial Statements”). The Sapphire Financial Statements (i) were prepared in all material respects in accordance with the books of account and other financial records of the Sapphire Group Companies (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the financial condition, results of operations and cash flows of the Sapphire Group Companies as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with Brazilian GAAP consistently applied and past practices of the Sapphire Group Companies; except that the Sapphire Interim Financial Statements are subject to normal recurring year-end adjustments and the absence of notes. From the Lookback Date to the date of this Agreement, Sapphire has not received written notice from any Governmental Authority indicating that any of its accounting policies or practices are the subject of any material review, inquiry, investigation or challenge by any Governmental Authority.
am.Absence of Undisclosed Liabilities
. Except as set forth in Section 5.8 of the Sapphire Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to have a Sapphire Material Adverse Effect, the Sapphire Group Companies do not have any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with Brazilian GAAP, other than Liabilities (a) reflected, reserved or disclosed in the Sapphire Financial Statements, (b) incurred in the Ordinary Course of Business since December 31, 2019, (c) for future performance under existing Contracts (other than as a result of a breach or violation of or default under any such Contract) or (d) incurred in connection with this Agreement or the transactions contemplated hereby.

an.Absence of Certain Changes or Events
.
(96)Since December 31, 2019, there has not been any Sapphire Material Adverse Effect.
(97)Since December 31, 2019, except (i) for the transactions contemplated hereby or any preparation for, or conduct of, the acquisition process resulting therein, (ii) as contemplated in this Agreement, (iii) as required by applicable Law, or (iv) for the reasonable health-related actions, inactions, plans, procedures or practices adopted to address the health risk posed by the COVID-19 virus outbreak, (x) the Sapphire Group Companies have conducted their businesses in the Ordinary Course of Business in all material respects and (y) there has not been any action taken by any of the Sapphire Group Companies that, if taken during the period from the date of this Agreement through the Closing without Athena’s consent, would constitute a breach of any provision under Section 6.2(b).
ao.Absence of Litigation
. Except as set forth in Section 5.10 of the Sapphire Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect (a) none of the Sapphire Group Companies are a party or subject to any pending Action and (b) to Sapphire’s Knowledge, no Action has been threatened against any of the Sapphire Group Companies in any written notice delivered to Sapphire or any of its Subsidiaries (including the Sapphire Group Companies). There is no Order to which any of the Sapphire Group Companies is subject that would reasonably be expected, individually or in the aggregate, to have a Sapphire Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated in this Agreement or the Ancillary Agreements. There are (i) no Actions pending or, to Sapphire’s Knowledge, threatened in any written notice delivered to Sapphire or any of its Subsidiaries (including any of the Sapphire Group Companies), and (ii) no Orders to which Sapphire, any of its Subsidiaries that will be a party to the Ancillary Agreements or any of the Sapphire Group Companies are subject that, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to prevent, enjoin or materially delay the transactions contemplated in this Agreement or the Ancillary Agreements.
ap.Labor Matters
.
(98)Except as would not, individually or in the aggregate, reasonably be expected to have a Sapphire Material Adverse Effect, or as set forth on Section 5.11(a) of the Sapphire Disclosure Schedule, (i) there is no charge or complaint pending, or to Sapphire’s Knowledge, threatened in any written notice delivered to Sapphire or any of the Sapphire Group Companies, before any Governmental Authority with respect to any Employee; (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to

Sapphire’s Knowledge, threatened with respect to any Employees; (iii) there is no Action pending or, to Sapphire’s Knowledge, threatened in any written notice delivered to Sapphire or any of the Sapphire Group Companies against or involving any Sapphire Group Company brought by or on behalf of any Employee, trade union, works council, labor conventions or other employee representative body; (iv) there are no inquiries or investigations existing, pending or threatened in any written notice delivered to Sapphire or any of the Sapphire Group Companies by any Governmental Authority which is responsible for employment matters that affect any Employees; and (v) since December 31, 2019, the Sapphire Group Companies have not dismissed or terminated any employees outside of the Ordinary Course of Business.
(99)The Sapphire Group Companies are not party to any collective bargaining agreement covering any Employees of the Sapphire Group Companies as of the date hereof. To Sapphire’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of any Sapphire Group Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Sapphire and its Affiliates to enter into this Agreement or the Ancillary Agreements or to consummate any of the transactions contemplated hereby and thereby.
(100)Except as set forth on Section 5.11(c) of the Sapphire Disclosure Schedule, (i) none of the Sapphire Group Companies has any material liability with respect to misclassification of any person as an independent contractor (or equivalent) rather than as an employee, and (ii) there is no and, since the Lookback Date, there has not been any material Action pending against or, to Sapphire’s Knowledge, threatened against any Sapphire Group Company by, on behalf of or with respect to any independent contractor (or equivalent) regarding misclassification or relating to compensation, benefits, entitlements, legal rights or protections under any applicable Laws covering such individuals.
(101)Section 5.11(d) of the Sapphire Disclosure Schedule contains a true, correct and complete list identifying each material Employee Plan maintained by the Sapphire Group Companies (each, a “Sapphire Group Company Plan”). True, correct and complete copies of each Sapphire Group Company Plan (and all amendments and material documentation relating thereto) have been made available to Athena. Except as would not reasonably be expected to have, individually or in the aggregate, a Sapphire Material Adverse Effect and except as set forth on Section 5.11(d) of the Sapphire Disclosure Schedule, each Sapphire Group Company Plan (i) has been maintained in compliance in all respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, (iv) no event has occurred and no condition exists that could subject any Sapphire Group Company, either directly or by reason of its affiliation with any member of its Controlled Group, to any liability imposed by Title IV of ERISA, (v) all contributions, premiums and payments that are due have been made for each Sapphire Group Company Plan within the time periods required by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under

Brazilian GAAP and (vi) no proceeding, audit, assessment, complaint or examination has been made, commenced or, to Sapphire’s Knowledge, threatened with respect to any Sapphire Group Company Plan (other than routine claims for benefits payable in the Ordinary Course of Business and except as set forth on Section 5.11(a) of the Sapphire Disclosure Schedule).
(102)Except as set forth on Section 5.11(e) of the Sapphire Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Employee of any Sapphire Group Company to any material payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) materially enhance any benefits or accelerate the time of any material payment or vesting or trigger any material payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation under, any Sapphire Group Company Plan or otherwise, or (iii) limit or restrict the right of any Sapphire Group Company to merge, amend or terminate any Sapphire Group Company Plan (except as set forth in any Sapphire Group Company Plan). Except as set forth on Section 5.11(e) of the Sapphire Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former Employee of any Sapphire Group Company that, individually or collectively, would entitle such employee to any material tax gross-up or similar payment from any Sapphire Group Company.
aq.Taxes
. Except for the provisions of Section 5.12 of the Sapphire Disclosure Schedule, each Sapphire Group Company has (a) paid all Taxes due and owing by it, (b) filed all Tax Returns required to be filed by it, (c) withheld and paid all Taxes that it is obligated to withhold from amounts owing to any employee, creditor or third party, (d) not entered into any agreement with a Tax Authority with respect to the payment of overdue Taxes, under which the obligations of such Sapphire Group Company have not been satisfied pursuant to the terms thereof, (e) not received written notification of, and is not party to, any Tax audit or examination or any legal or administrative proceeding for collection of Taxes, which proceeding has not been resolved, and (f) not benefitted from any Tax incentive, holiday or other similar relief, the entitlement to which would be materially adversely affected by the transactions contemplated by this Agreement. Section 5.12 of the Sapphire Disclosure Schedule contains a true, correct and complete list of the Tax benefits and Tax incentives from which the Sapphire Group Companies benefit, including the FIES and ProUni. All of the foregoing have been duly obtained in accordance with applicable Law (including by the beneficiary’s carrying out all appropriate registrations), are in full force and effect (and shall continue to be in full force and effect on the Closing Date) and none shall be adversely impacted by the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement. Except as provided under Section 5.12 of the Sapphire Disclosure Schedule, (i) the Sapphire Group Companies do not benefit from any other Tax benefit, Tax incentive or other similar arrangement with any Governmental Authority; and (ii) the Sapphire Group Companies have complied with all material rules and requisites applicable to the Tax benefits or incentives referred to herein, and the Sapphire Group Companies are not aware of any threatened termination or change of such benefits and incentives, including as a result of the transactions contemplated by this Agreement. To Sapphire’s Knowledge, there is no act, fact, event or situation that justifies the cancellation, revocation or early termination of any education-related Tax benefit or Tax incentive held by the Sapphire Group Companies.
ar.Securities Matters
. Sapphire is acquiring the Purchased Company Equity Interests to be acquired in the Cash Transfer for its own account and not with a view to (or for) resale in connection with any public sale or distribution thereof. Sapphire acknowledges that the Purchased Company Equity Interests to be acquired in the Cash Transfer are not registered under any applicable securities Laws, and Sapphire shall not offer to sell or otherwise dispose of such Purchased Company Equity Interests in violation of the registration provisions of the applicable securities Laws. Sapphire acknowledges that it has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Purchased Company Equity Interests to be acquired in the Cash Transfer.
as.Real Property; Personal Property
.
(103)Section 5.14(a)(i) of the Sapphire Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material real property that is owned or in respect of which acquisition rights are held by each of the Sapphire Group Companies (the “Sapphire Owned Real Property”). The Sapphire Group Companies have good and valid title to such Sapphire Owned Real Property, free and clear of any Liens (other than Permitted Liens), except as set forth on Section 5.14(a)(ii) of the Sapphire Disclosure Schedule. To Sapphire’s Knowledge, except as set forth on Section 5.14(a)(iii) of the Sapphire Disclosure Schedule, there are no outstanding options or rights of first refusal in favor of any Person to purchase or lease the Sapphire Owned Real Property and no leases or possessory interests have been granted to any Person with respect to the Sapphire Owned Real Property other than leases in connection with convenience stores. Neither Sapphire nor any of its Subsidiaries (including the Sapphire Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Sapphire Owned Real Property, except as would not, individually or in the aggregate, be material to the operations of the Sapphire Group Companies as currently conducted, taken as a whole.
(104)Section 5.14(b)(i) of the Sapphire Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material leases, subleases and ground leases for real property (including the date and name of the parties thereto) leased or subleased to each Sapphire Group Company other than subleases in connection with convenience stores ((x) all such real property as of the date hereof, together with all material leases, subleases and ground leases for real property leased or subleased to each Group Company after the date hereof and prior to the Closing, the “Sapphire Leased Real Property”, and (y) all such material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, as of the date hereof, together with all material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, entered into after the date hereof and prior to the Closing, the “Sapphire Real Property Leases”). Sapphire has made available to Athena true, correct and complete copies of each Sapphire Real Property Lease as of the date hereof, other than subleases in connection with convenience stores. Except as set forth on Section 5.14(b)(ii) of the Sapphire Disclosure Schedule and except as would not, individually or in the aggregate, be material to the operations of the Sapphire Group Companies as currently conducted, taken as a whole, (i) the Sapphire Group Companies have valid leasehold or license (or its jurisdictional equivalent) interests in all Sapphire Leased Real Property, free and clear of all Liens (other than Permitted Liens); (ii) each Sapphire Real Property Lease is in full force and effect and is a valid and binding agreement of the applicable Sapphire Group Company and, to Sapphire’s Knowledge, of each other party thereto, enforceable against such Sapphire Group Company and, to Sapphire’s Knowledge, of each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions; (iii) no Sapphire Group Company that is a party to any such Sapphire Real Property Lease has delivered or received written notice of material default under any Sapphire Real Property Lease; (iv) no Sapphire Group Company is a sublessor or grantor under any sublease or other instrument granting another Person any right to the possession, use or occupancy of any Sapphire Leased Real Property, other than subleases in connection with convenience stores; (v) all of the Sapphire Real Property Leases have been entered into for a period of no less than five (5) years and comply with all legal requirements to entitle the respective Sapphire Group Company which is a party thereto to request mandatory renovation of said lease (ação renovatória); and (vi) neither Sapphire nor any of its Subsidiaries (including the Sapphire Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Sapphire Leased Real Property.
(105)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Sapphire Group Companies, taken as a whole, the Sapphire Group Companies are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, all the machinery, equipment, vehicles, furniture, fixtures, computers, servers and other items of tangible personal property and assets used by the Sapphire Group Companies, including the library books (acervo bibliotecário) (“Sapphire Personal Property”). The Sapphire Personal Property is free and clear of any Liens (other than Permitted Liens).
(106)Except as would not reasonably be expected to be, individually or in the aggregate, material to the operations of the Sapphire Group Companies as currently conducted, taken as a whole, the Sapphire Owned Real Property, the Sapphire Leased Real Property and the Sapphire Personal Property are in good operating condition and repair (ordinary wear and tear excepted).
(107)The Sapphire Owned Real Property, the Sapphire Leased Real Property and the Sapphire Personal Property owned or leased by the Sapphire Group Companies, together with all other properties, assets and rights of the Sapphire Group Companies, are sufficient in all material respects for, and constitute all of the assets and properties necessary in all material respects to, conduct the business of the Sapphire Group Companies as conducted on the date of this Agreement; provided, however, that nothing in this Section 5.14(e) shall be deemed to constitute a representation or warranty as to (i) the adequacy of the amounts of cash or working capital or (ii) any infringement of third party Intellectual Property.
at.Sapphire Material Contracts
.
(108)Except for the Sapphire Real Property Leases (which are the subject of Section 5.14(b)), for the transactions with Affiliates (which are the subject of Section 5.17) and for any Employee Plans, Section 5.15(a) of the Sapphire Disclosure Schedule sets forth a true, correct and complete list of each of the following types of Contracts to which any of the Sapphire Group Companies is a party or to which any of their respective assets are subject as of the date hereof (each Contract required to be listed on Section 5.15(a) of the Sapphire Disclosure Schedule and each other Contract entered into after the date hereof that would have been required to be listed on Section 5.15(a) of the Sapphire Disclosure Schedule had it existed as of the date hereof, the “Sapphire Material Contracts”):
xxiii.any Contract with respect to a partnership, joint venture, co-owner or other similar arrangement whereby the relevant Sapphire Group Company holds an Equity Interest or any other similar participation interest in any other Person (other than Sapphire Group Companies);
xxiv.any Contract that (x) prohibits any of the Sapphire Group Companies from competing in any line of business or geographic region or with any Person, (y) restricts the ability of any of the Sapphire Group Companies to research, develop, manufacture, market, distribute or sell of any product or service, or (z) requires any of the Sapphire Group Companies to work exclusively with any Person in any geographic region;
xxv.any Contract involving payments by or to any of the Sapphire Group Companies in an amount in excess of twenty million Brazilian Reais (R$20,000,000.00);
xxvi.(x) any material Contract that contains “most favored nation” provisions for the benefit of any third-party counterparty to such Contract or (y) any Contract that grants any right of first refusal, right of first offer, put, call or similar right pursuant to which the relevant Sapphire Group Company would be required to purchase or sell, as applicable, any Equity Interests or assets for an amount in excess of twenty million Brazilian Reais (R$20,000,000.00);
xxvii.any Contract relating to indebtedness for borrowed money or any financial guarantee (whether incurred, assumed, guaranteed or secured by any asset), in each case in excess of twenty million Brazilian Reais (R$20,000,000.00) or any guarantee or indemnity of the performance of any obligation by any Person, other than (x) Contracts solely among the Sapphire Group Companies, (y) Contracts relating to financial guarantees in respect of Sapphire Real Property Leases and (z) Contracts relating to working capital lines of credit incurred in the Ordinary Course of Business;

xxviii.any Contract relating to any loan or other extension of credit made by any Sapphire Group Company, in each case in excess of twenty million Brazilian Reais (R$20,000,000.00), other than (x) Contracts solely among the Sapphire Group Companies and (y) accounts receivable in the Ordinary Course of Business of the Sapphire Group Companies;
xxix.any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), under which any Sapphire Group Company has any outstanding obligation that (x) is material to the Sapphire Group Companies, taken as a whole, or (y) is otherwise in excess of thirty million Brazilian Reais (R$30,000,000.00);
xxx.any Contract that contains (x) an exclusive license or other exclusive grant of rights by or to any Sapphire Group Company with respect to any material Intellectual Property or (y) a material license or other material grant of rights to any Sapphire Group Company with respect to any Intellectual Property, other than commercially available, “off the shelf” software licenses, involving payments in an amount, individually or in the aggregate, in excess of twenty million Brazilian Reais (R$20,000,000.00) in any calendar year;
xxxi.any Contract that (x) involves future expenditures by any Sapphire Group Company of more than twenty million Brazilian Reais (R$20,000,000.00) and (y) cannot be terminated by the applicable Sapphire Group Company on less than ninety (90) days’ notice without material payment or penalty;
xxxii.Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or in any Ancillary Agreement; or
xxxiii.any Contract between any Sapphire Group Company, on the one hand, and any Governmental Authority, on the other hand, that is material to the Sapphire Group Companies, taken as a whole; or
xxxiv.any stockholders, investors rights, registration rights or similar agreement or arrangement of the Sapphire Group Companies.
(109)Sapphire has made available to Athena copies of each Sapphire Material Contract that are true, correct and complete in all material respects (subject to any redactions deemed reasonably necessary by Sapphire upon advice of its counsel to comply with applicable Law) as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Sapphire Material Adverse Effect, each Sapphire Material Contract is in full force and effect and is a valid and binding agreement of each Sapphire Group Company that is a party thereto, and, to Sapphire’s Knowledge, of each other party thereto, enforceable against such Sapphire Group Company and, to Sapphire’s Knowledge, of each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as would not reasonably be expected, individually or in the aggregate, to have a Sapphire Material Adverse

Effect or as set forth in Section 5.15(b) of the Sapphire Disclosure Schedule, neither the Sapphire Group Companies that are a party to any Sapphire Material Contract, nor, to Sapphire’s Knowledge, any other party to any Sapphire Material Contract, (i) is in breach of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a breach or default under any of the provisions of, or (ii) has, since January 1, 2020, provided or received any written notice of any breach or default under, or any intention to terminate, any Sapphire Material Contract.
au.Sapphire’s Specified Disclosure Documents
.
(110)Sapphire’s Specified Disclosure Documents: (a) adequately reflect, in all material aspects, the best understanding of Sapphire’s management regarding the business and operations of Sapphire and its Subsidiaries, as required by the applicable Law and regulations, and (b) do not contain any untrue or misleading representation with respect to any material event, or omission of information with respect to any material event, which, if duly disclosed as per the applicable Law and regulations, would cause the information on such Sapphire’s Specified Disclosure Documents to be untrue or misleading. There have not occurred any events, changes, developments, circumstances, states of facts or effect occurring since the applicable date of Sapphire’s Specified Disclosure Document that, had they arisen prior to the applicable date, would have resulted in, Sapphire’s Specified Disclosure Document (including any financial information contained therein) containing any untrue statement of a material fact or omitting to state a material fact required pursuant to Law to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, including for the avoidance of doubt with respect to any tax contingencies, liabilities or threatened or commenced litigation or similar proceedings involving claims against the Sapphire Group Companies. Sapphire complies in all material respects with all applicable rules and regulations issued by CVM and B3 (including those related to the disclosure of material information to its respective shareholders and the market in general, including, as provided for in CVM Ruling 358/2002, as amended), and to Sapphire’s Knowledge during the last twelve (12) months, has not failed to disclose, in a timely manner, any material fact in relation to any material event that should have been disclosed in accordance with such applicable rules and regulations.
(111)Sapphire maintains disclosure controls and procedures according to its disclosure policy. Such disclosure controls and procedures are designed to timely report to Sapphire’s investor relations officers material information required to be included in Sapphire’s material fact notices or periodic and current reports required under CVM rulings.
(112)Sapphire maintains a system of internal controls over financial reporting, compliance and corporate risks sufficient to provide reasonable assurance regarding the reliability of the Sapphire’s financial reporting and the preparation of Sapphire’s consolidated financial statements for external purposes in accordance with Brazilian GAAP. Sapphire has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Sapphire’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect Sapphire’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. Since the Lookback Date, Sapphire has complied in all material respects with the applicable listing and corporate governance rules and regulations of B3.
av.Transactions with Affiliates
. Except as set forth on Section 5.17 of the Sapphire Disclosure Schedule, as of the date hereof, (a) there are no Sapphire Intercompany Contracts (b) and none of Sapphire’s Affiliates (other than the Sapphire Group Companies) is a party to any Contract, transaction or account with any of the Sapphire Group Companies. All Contracts, transactions or accounts between Sapphire and/or any of its Affiliates, on the one hand, and any Sapphire Group Company, on the other hand, have been entered into on an arm’s length basis under Brazilian Law or on market terms.
aw.Availability of Funds
. On the Closing Date, Sapphire shall have all funds necessary to pay the Cash Consideration and all fees, costs and expenses payable by Sapphire in connection with the transactions contemplated by this Agreement in full. On the date hereof, Sapphire has credit lines available to it which can be immediately drawn, can be used and, jointly with its available cash position, are sufficient for the payment of the Athena Termination Payment.
ax.Brokers and Finders
. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sapphire or any of its Affiliates. Sapphire will be solely responsible for the fees and expenses of Bank of America Merrill Lynch.
ay.Registration Statements
. None of the information regarding Sapphire or any of its Subsidiaries or the transactions contemplated by this Agreement or any Ancillary Agreement, disclosed to the market to comply with requirements of applicable Law and/or to be provided by Sapphire or any of its Subsidiaries specifically for inclusion in, or incorporation by reference into, (x) the Sapphire Registration Statements or the Form F-6, (y) if Athena commences the Exchange Offer, the Exchange Offer Documents or (z) Sapphire CVM Filings will (a) in the case of the Sapphire Registration Statements or the Form F-6, at the time each such registration statement is filed with the SEC, at the time it becomes effective under the Securities Act or the Exchange Act, as applicable, at the time the Exchange Offer is launched and at the time Exchange Offer is consummated, (b) if Athena commences the Exchange Offer, in the case of the Exchange Offer Documents or any amendment or supplement thereto, as of the date of the Exchange Offer Documents or any amendment or supplement thereto, and (c) in the case of the Sapphire CVM Filings, at the time any such Sapphire CVM Filings are filed with the CVM, contain (i) in the case of any such document that is not an SEC registration statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) in the case of any such document that is an SEC registration statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Sapphire Registration Statements will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Sapphire with respect to information provided by Athena or its Affiliates specifically for inclusion in, or incorporation by reference into, the Sapphire Registration Statements.
az.Board and Stockholder Approval
. The only resolutions of holders of Sapphire capital stock required under any applicable Law as currently in force, or Sapphire’s Organizational Documents, for the Cash Transfer, the Merger and the other transactions contemplated hereby are the resolutions to be duly passed at the Sapphire Closing Shareholders Meeting (or an adjournment of such meeting) by shareholders representing the majority of the Sapphire Common Stock present at the meeting.
ba.Intellectual Property
.
(113)Section 5.22(a) of the Sapphire Disclosure Schedule contains a true, correct and complete list of all material registrations and applications for registration of any Intellectual Property owned by any Sapphire Group Company.
(114)Except as set forth in Section 5.22(b) of the Sapphire Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Sapphire Material Adverse Effect, (i) a Sapphire Group Company is the sole and exclusive owner of all right, title and interest in and to all of the material Intellectual Property owned or purported to be owned by such Sapphire Group Company (including the Intellectual Property set forth in Section 5.22(a) of the Sapphire Disclosure Schedule), free and clear of any Liens (other than Permitted Liens); (ii) to Sapphire’s Knowledge, no Sapphire Group Company has infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (iii) to Sapphire’s Knowledge, no Person is challenging, infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Sapphire Group Company; (iv) there is no pending or, to Sapphire’s Knowledge, threatened in writing Action or Order, (A) with respect to any Intellectual Property owned by (or exclusively licensed to) any Sapphire Group Company, challenging the validity, ownership or enforceability of any such Intellectual Property or (B) alleging any Sapphire Group Company infringes, misappropriates or otherwise violates any Intellectual Property of any Person; (v) the owned registered Intellectual Property of the Sapphire Group Companies are subsisting and, to Sapphire’s Knowledge, valid and in full force and effect; (vi) no Sapphire Group Company is subject to any outstanding Order restricting the use of any Intellectual Property owned by (or, to Sapphire’s Knowledge, exclusively licensed to) any Sapphire Group Company; (vii) the Sapphire

Group Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets (whose value to the Sapphire Group Companies derives from such trade secret being confidential) owned, used or held for use by any Sapphire Group Company and no such trade secrets have been disclosed other than to employees, representatives and agents of the Sapphire Group Companies, all of whom are bound by reasonable written confidentiality agreements or other reasonable confidentiality obligations; (viii) the Sapphire Group Companies own, or have a license or other right to use, all Intellectual Property used in or necessary for the conduct of the business of the Sapphire Group Companies as currently conducted; (ix) neither the execution and delivery of this Agreement by Sapphire nor consummation of the transactions contemplated hereby will alter, encumber, impair or extinguish any of the Sapphire Group Companies’ rights to any proprietary Intellectual Property used in or necessary for the conduct of the business of the Sapphire Group Companies as currently conducted; (x) the IT Assets of the Sapphire Group Companies operate and perform in all respects in a manner that permits the Sapphire Group Companies to conduct the business of the Sapphire Group Companies as currently conducted; (xi) to Sapphire’s Knowledge, no Person has gained unauthorized access to the IT Assets of the Sapphire Group Companies; and (xii) the Sapphire Group Companies have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices.
(115)Except as would not reasonably be expected to have, individually or in the aggregate, a Sapphire Material Adverse Effect, the Sapphire Group Companies maintain policies and procedures regarding data security and privacy that are consistent with reasonable industry practices. To Sapphire’s Knowledge, the collection, use, storage, processing and dissemination by the Sapphire Group Companies of any and all personal data is and, since the Lookback Date, has been in material compliance with all applicable Laws and the Sapphire Group Companies have not received any notice of any actual or alleged Action alleging violation thereof. Except as set forth in Section 5.22(c) of the Sapphire Disclosure Schedule, to Sapphire’s Knowledge, there is no security violation, unintentional destruction, unauthorized access, loss, alteration, exfiltration, disclosure of or disablement or other breach, in each case of a material nature, of or related to any personal data processed by or on behalf of any Sapphire Group Company.
bb.[Reserved]
.
bc.Corporate Matters
.
(116)As of the Closing Date, the Sapphire Group Companies’ mandatory corporate books, as required by applicable Law, will be duly registered, kept and updated in all material respects and properly reflect the Sapphire Group Companies’ corporate records, operations and events that pursuant to applicable Law are required to be recorded in such books in all material respects.

(117)All corporate acts of the Sapphire Group Companies’ have observed the legal formalities required by applicable Law in all material respects and, to the extent required by applicable Law, have been duly filed or presented for filing with the competent Board of Trade.
(118)Section 5.24(c) of the Sapphire Disclosure Schedule sets forth a true, correct and complete list of all the establishments currently used by the Sapphire Group Companies, stating their core activity, address and enrollment with the CNPJ/ME.
bd.Independent Investigation; No Other Representations and Warranties
.
(119)Sapphire has conducted to its satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Group Companies, their businesses and operations, assets, condition (financial or otherwise) and prospects. Sapphire acknowledges that it and its Representatives have been provided such access to the personnel, properties, premises, records and other documents and information of, and relating to the Group Companies and their businesses as it has requested for such purpose. In entering into this Agreement, Sapphire acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on, and is not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, Athena, Athena’s Affiliates, the Group Companies and their respective Representatives, except for the representations and warranties expressly set forth in Article IV.
(120)NEITHER SAPPHIRE NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO ATHENA OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO SAPPHIRE OR ANY OF ITS AFFILIATES, THE SAPPHIRE GROUP COMPANIES, EQUITY INTERESTS THEREOF, THE BUSINESSES OF THE SAPPHIRE GROUP COMPANIES, THEIR PROBABLE SUCCESS OR PROFITABILITY, THE ASSETS OR LIABILITIES OF THE SAPPHIRE GROUP COMPANIES, THE SALE OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE V (AS DISCLOSED AGAINST IN THE SAPPHIRE DISCLOSURE SCHEDULE). SAPPHIRE HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY SAPPHIRE, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE V, NEITHER SAPPHIRE NOR ANY OTHER PERSON HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO ATHENA OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ATHENA, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SAPPHIRE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY INFORMATION MEMORANDUM, MANAGEMENT

PRESENTATION OR MATERIALS IN THE SAPPHIRE DATA ROOM OR (C) ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT RELATING TO THE SAPPHIRE GROUP COMPANIES OR THEIR BUSINESSES.
(121)SAPPHIRE ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF ATHENA, ANY OF ATHENA’S AFFILIATES OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE GROUP COMPANIES AND THEIR BUSINESSES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) THE OPERATION OR PROBABLE SUCCESS OR PROFITABILITY OF THE GROUP COMPANIES AND THEIR BUSINESSES FOLLOWING THE CLOSING OR (C) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO SAPPHIRE AND ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE GROUP COMPANIES OR THEIR BUSINESSES, AND (II) SAPPHIRE WILL HAVE NO RIGHT OR REMEDY (AND ATHENA, ATHENA’S AFFILIATES AND THEIR REPRESENTATIVES WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF, AND SAPPHIRE EXPRESSLY DISCLAIMS ANY RELIANCE UPON, ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE BY OR ON BEHALF OF ATHENA, ANY OF ATHENA’S AFFILIATES OR ANY OF THEIR REPRESENTATIVES, INCLUDING IN ANY MATERIALS, DOCUMENTATION OR OTHER INFORMATION REGARDING THE GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO SAPPHIRE OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE GROUP COMPANIES OR THEIR BUSINESSES (INCLUDING ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR MATERIALS IN THE ATHENA DATA ROOM, OR ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT), OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND THE RIGHTS OF SAPPHIRE EXPRESSLY SET FORTH IN THIS AGREEMENT IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES.
Article VI.
Covenants
be.Company’s Conduct of Business
. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing (the “Pre-Closing Period”), except (i) as set forth in Section 6.1 of the Athena Disclosure Schedule, (ii) for the actions required in connection with the consummation of the Internal Reorganization set forth in Exhibit B, (iii) as expressly contemplated or permitted by this Agreement, (iv) as required by applicable Law or Order, or (v) as consented to by Sapphire in writing, which consent shall not be unreasonably withheld, conditioned or delayed:
(122)Athena shall cause the Group Companies to (i) conduct their business in all material respects in the Ordinary Course of Business and (ii) use their commercially reasonable efforts to (A) preserve intact and maintain the Group Companies’ present business organizations and (B) maintain and preserve all goodwill associated with the Group Companies’ business, affairs and properties, and their reputation and brand value; and
(123)Athena shall not (directly or indirectly) with respect to any of the Group Companies, and Athena shall cause the Group Companies and (with respect to the Group Companies) its other Affiliates not to (directly or indirectly), take any of the following actions:
xxxv.(A) issue, sell, assign, pledge, transfer, deliver, dispose of or subject to any Lien any Equity Interests of any Group Company, except for (x) the issuance or transfer of any Equity Interests of any Group Company (other than NewCo) to another Wholly-Owned Group Company or, following NewCo’s formation, for the issuance or transfer of any quotas of the Company to NewCo, or (y) any future capital increase (AFACs) of any of the Group Companies (other than NewCo) made in the Ordinary Course of Business that does not result in any Person holding or owning any Equity Interests (other than a Person that holds or owns Equity Interests on the date hereof); or (B) issue, grant or enter into any bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts (w) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any Group Company or obligating Athena or any of its Affiliates (including any Group Company) to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Group Company, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any Group Company, (y) restricting the transfer of any Equity Interests of any Group Company or (z) with respect to the voting of the Equity Interests of any Group Company;
xxxvi. (A) split, combine, subdivide or reclassify any Equity Interests of any Group Company; (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests of any Group Company, except for (x) dividends paid by any Group Company (other than NewCo or the Company) to the Company or another Wholly-Owned Group Company or (y) dividends paid to distribute any Net Real Property Sale Proceeds; (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Interests of any Group Company; or (D) reduce the capital stock of any Group Company, except for (x) capital reductions paid by any Group Company (other than NewCo or the Company) to the Company or a Wholly-Owned Group Company or (y) to distribute any Net Real Property Sale Proceeds;

xxxvii.fail to comply with any material obligation (x) under any Company Material Contract that would lead to any material penalties or fines imposed upon or due by the Group Companies or the termination of the relevant Company Material Contract, or (y) that would prevent any renewal of the relevant Educational Approval or Permit of a Group Company; provided, however, that nothing in this Section 6.1(b)(iii) shall prevent any Group Companies from terminating or modifying real estate leases that they are otherwise permitted to terminate, amend or modify pursuant to Section 6.1(b)(xiv) under this Agreement;
xxxviii.fail to take commercially reasonable efforts to (A) maintain or timely request the renewal of any material Educational Approvals or other material Permits or any material Tax benefits or material Tax incentives required to continue the operation of the Group Companies in the Ordinary Course of Business or (B) avoid having any such Educational Approvals or other Permits or such Tax benefits or Tax incentives modified in any way materially adverse to the Group Companies or being terminated, cancelled or revoked;
xxxix.other than in the Ordinary Course of Business, create any material scholarship programs or materially amend any existing material scholarship programs or fail to take commercially reasonable efforts to maintain all conventions (convênios) and partnerships (parcerias) required for the performance of practical activities by students participating in the courses offered by the Group Companies in the medicine and nursing fields;
xl.incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those not in excess of one hundred and twenty percent (120%) of the amounts contemplated by the capital expenditure budget set forth in Section 6.1(b)(vi) of the Athena Disclosure Schedule per calendar year, and (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident to the extent such repair or replacements are in the Ordinary Course of Business;
xli.spend or commit to spend in excess of two hundred million Brazilian Reais (R$ 200,000,000.00) in the aggregate (in any calendar year) to buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) supplies and inventory in the Ordinary Course of Business; or (B) capital expenditures made in accordance with Section 6.1(b)(vi); provided that no Group Company shall enter into any such transaction that would, or would reasonably be expected to, prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
xlii.adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Group Companies, except for reorganizations made for the sole purpose of transferring the real properties listed in Section 6.1(b)(xi) of the Athena Disclosure Schedule to another Affiliate of Athena (that is not a Group Company);

xliii.amend or otherwise modify the Organizational Documents of the Company or NewCo, except for amendments in the capital stock clause authorized pursuant to this Section 6.1(b);

xliv.create any Subsidiary of any of the Group Companies that is not a direct or indirect wholly-owned Subsidiary of the Company;

xlv.dispose (by merger, consolidation, disposition of stock or assets or otherwise) of, sell, abandon, lease, license or transfer, or subject to any Lien (other than a Permitted Lien) or create or incur any Lien (other than a Permitted Lien) on, any asset, right or property of any of the Group Companies, other than (A) in transactions solely among the Company and Wholly-Owned Group Companies or among Wholly-Owned Group Companies, (B) sales of inventory or obsolete or unused equipment in the Ordinary Course of Business, (C) transfers, sales or other dispositions of vehicles as described in Section 6.1(b)(xi)(1) of the Athena Disclosure Schedule (D) dispositions, sales, leases, licenses or transfers of or Liens with respect to assets, rights or properties with a value not in excess of fifty million Brazilian Reais (R$ 50,000,000.00) in the aggregate that are made on market terms, or (E) for the transfer, sale or other disposition of the real properties listed in Section 6.1(b)(xi)(2) of the Athena Disclosure Schedule, as set forth in Section 6.1(b)(xi)(2) of the Athena Disclosure Schedule to the extent such transfer, sale or other disposition is on market terms; provided that any documents or agreements to be entered into in connection with any such transfer, sale or other disposition of such real properties (except with respect to price and payment conditions) shall require the prior written consent of Sapphire (not to be unreasonably withheld, conditioned or delayed);

xlvi.settle or compromise, or offer to settle or compromise, any material Action or other claim or dispute related to or involving any of the Group Companies or any of their respective officers or directors in their capacities as such, other than (A) settlements for amounts that are less than, individually, five million Brazilian Reais (R$5,000,000.00) or, in the aggregate (in any calendar year), forty million Brazilian Reais (R$40,000,000.00), (B) settlements for claims or Actions the defense of which is conducted by third party indemnitors and provided any payment in connection therewith is made directly by the third party indemnitor on behalf of the Group Companies without any payment or disbursement by the Group Companies; (C) in the Ordinary Course of Business (including the settlement of ordinary course employment litigation) or (D) with respect to the Actions set forth on Section 6.1(b)(xii) of the Athena Disclosure Schedule, only as set forth on Section 6.1(b)(xii) of the Athena Disclosure Schedule (subject to the amount limitations set forth therein); provided that, in all of the foregoing cases, such settlements or compromises do not (x) impose any material injunctive or equitable relief, non-monetary restrictions or non-monetary obligations on the operation of any of the Group Companies following the Closing or (y) relate to the transactions contemplated by this Agreement;
xlvii.sell, license, otherwise transfer or dispose of, abandon or permit to lapse, or subject to or create or incur any Lien (other than any Permitted Lien) on, any material Intellectual Property owned by any Group Company (other than transactions solely among the Company and Wholly-Owned Group Companies or among Wholly-Owned Group Companies or licenses in the Ordinary Course of Business);

xlviii.except as otherwise required to comply with Section 6.1(b)(xv), enter into, amend or otherwise materially modify, waive any material rights under, give any material release under, fail to timely exercise any renewal rights or terminate any Company Real Property Lease, Company Material Contract or any Contract that would have constituted a Company Real Property Lease or Company Material Contract had it been in effect on the date hereof (including by amendment or other modification of any Contract that is not a Company Real Property Lease or Company Material Contract so that such Contract becomes a Contract that would have been a Company Real Property Lease or Company Material Contract had it been in effect on the date hereof), in each case, other than (A) in the Ordinary Course of Business or (B) termination (including partial termination so as to reduce the total leased area) of real estate leases that: (i) do not consist in built-to-suit agreements; (ii) may be terminated without incurrence of a termination penalty that exceeds an amount equivalent to one (1) year of rental payments; or (iii) do not involve the shutdown of a campus (as a whole) where the Group Companies’ business is conducted;

xlix.except in the Ordinary Course of Business, cancel or reduce the coverage or enter into any material new insurance policies;

l.enter into any Intercompany Contract, transaction or account with, assume any obligation of or modify any obligation with, or make or agree to make a payment of any nature to, any Affiliate of the Group Companies (other than the Company or a Wholly-Owned Group Company) or any of Athena’s shareholders or their respective Affiliates (other than the Company or a Wholly-Owned Group Company), except for the transfer, sale or other disposition of the real properties listed in Section 6.1(b)(xi) of the Athena Disclosure Schedule, as set forth in Section 6.1(b)(xi) of the Athena Disclosure Schedule, to another Affiliate of Athena that is not a Group Company, and provided that such transfer may be made for no compensation;

li.make any material change to the financial accounting methods, principles or practices of any of the Group Companies, except as may be required by IFRS, Brazilian GAAP or U.S. GAAP, as applicable;

lii.changing the external auditors of the Group Companies, except if to one of the Audit Firms listed in Exhibit 2.2(g) or PricewaterhouseCoopers;

liii.incur, assume, guarantee or enter into any Contract or materially cancel or amend any Contract, in each case, in respect of any indebtedness for borrowed money or any guarantee thereof (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (A) Contract providing for the replacement of indebtedness for current borrowed money owed to unaffiliated third parties, provided on terms and conditions no less beneficial in any material respect to the Group Companies than the indebtedness for borrowed money being replaced; (B) Contract providing for the replacement of indebtedness for current borrowed money under Intercompany Contracts, provided that the replacement of any such indebtedness under Intercompany Contracts for indebtedness owed to unaffiliated third parties may not exceed eight hundred and fifty million Brazilian Reais (R$ 850,000,000.00) in the aggregate, and provided further that the terms of any new indebtedness under this clause (B) shall be at market rates, on an arm’s length basis and no less beneficial in any respect to the Group Companies than the indebtedness for borrowed money being replaced; (C) indebtedness for borrowed money required for cash flow needs of the Group Companies not to exceed one hundred and fifty million Brazilian Reais (R$ 150,000,000.00) in the aggregate; (D) indebtedness for borrowed money that is repaid prior to or on the Closing Date (to the extent repaid prior to the Closing); (E) discount of receivables without liability retention (sem coobrigação) in the Ordinary Course of Business or not in excess, in the aggregate, of twenty five million Brazilian Reais (R$ 25,000,000.00) and (F) indebtedness for borrowed money or any guarantee thereof solely between or among the Company and a Wholly-Owned Group Company or among Wholly-Owned Group Companies; provided that, prior to taking any of the actions described in (C) or (E) above, Athena shall send prior written notice to Sapphire;

liv.except for renegotiation with students in the Ordinary Course of Business, and except as set forth on Section 6.1(b)(xx) of the Athena Disclosure Schedule grant any advance, loan, investment or capital contribution to any Person, as well as pardon, cancel, waive or discharge any credit, debt, account receivable, claim or other right related to any Person (other than by the Company or a Wholly-Owned Group Company to another Wholly-Owned Group Company);

lv.(A) make any donations or contributions to political parties, political associations or politicians in general or to any other Person that has a not-for-profit nature to the extent those donations or contributions to any other Person that has a not-for-profit nature are unrelated to conventions and partnerships regarding educational matters or (B) engage in any dealings or activities that would constitute a violation of applicable Anti-Corruption Laws or applicable Sanctions;

lvi.except in the Ordinary Course of Business and as set forth in Section 6.1(b)(xxii)(1) of the Athena Disclosure Schedule (A) increase or approve any change in the total annual compensation paid to any Employee, or grant or increase any bonus, insurance, severance indemnity, deferred payment, pension, retirement, profit sharing, equity or equity-based awards, stock option, stock purchase or other Employee benefit plan, except (1) as required by applicable Law or under the applicable collective labor agreements or employment agreements in effect on the date hereof or (2) in an amount not exceeding ten million Brazilian Reais (R$10,000,000.00) in the aggregate in a given year or (B) except as set forth in Section 6.1(b)(xxii)(2) of the Athena Disclosure Schedule, hire any new Employee with a gross monthly salary higher than forty-five thousand Brazilian Reais (R$45,000.00) or dismiss (other than for cause) any Employee with a gross monthly salary in excess of one hundred thousand Brazilian Reais (R$100,000.00); or

lvii. agree or commit, in each case, to do any of the foregoing;
provided, however, that the following actions may be taken by the Group Companies and such actions (to the extent taken in good faith in response to the COVID-19 pandemic) shall not constitute a breach of this Section 6.1: (1) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (2) selling, transferring or otherwise disposing of unused or obsolete assets and (3) expanding (and prioritizing investment in) distance education, in each of the foregoing clauses (1) through (3), to the extent (i) reasonably necessary or appropriate to respond to or mitigate the adverse effects of, the COVID-19 pandemic, (ii) supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such acts, and (iii) taken to advance the interests of the Group Companies.

bf.Sapphire’s Conduct of Business
. During the Pre-Closing Period, except (i) as set forth in Section 6.2 of the Sapphire Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or Order or (iv) as consented to by Athena in writing, which consent shall not be unreasonably withheld, conditioned or delayed:
(124)Sapphire shall and shall cause the other Sapphire Group Companies to (i) conduct their business in all material respects in the Ordinary Course of Business and (ii) use its and their commercially reasonable efforts to (A) preserve intact and maintain the Sapphire Group Companies’ present business organizations and (B) maintain and preserve all goodwill associated with the Sapphire Group Companies’ business, affairs and properties, and their reputation and brand value; and
(125)Sapphire shall not (directly or indirectly), and shall cause the other Sapphire Group Companies not to (directly or indirectly), take any of the following actions:
lviii.(A) issue, sell, assign, pledge, transfer, deliver, dispose of or subject to any Lien (other than any Permitted Lien) any Equity Interests of any Sapphire Group Company, except for the issuance of any Equity Interests of any Sapphire Group Company (other than Sapphire) resulting from advances for future capital increase (AFACs) made in the Ordinary Course of Business; or (B) issue, grant or enter into any bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts (w) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any Sapphire Group Company or obligating Sapphire or any of its Affiliates (including any Sapphire Group Company) to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Sapphire Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Sapphire Group Company, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any Sapphire Group Company, (y) restricting the transfer of any Equity Interests of any Sapphire Group Company or (z) with respect to the voting of the Equity Interests of any Sapphire Group Company; in each case of clauses (A) and (B), other than issuances, sales or other dispositions of shares of Sapphire Common Stock or other Equity Interests of Sapphire or any such bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts relating to shares of Sapphire Common Stock or other Equity Interests of Sapphire: (1) which issuance or sale price has been approved by Athena (which approval may be withheld at Athena’s sole discretion); and (2) that would not result in Sapphire’s Controlling Shareholder owning less than fifty percent (50%) plus one (1) of the issued and outstanding shares of Sapphire Common Stock and (3) in which Sapphire’s Controlling Shareholder does not purchase, subscribe or otherwise acquire any shares of Sapphire Common Stock or other Equity Interests of Sapphire;

provided, for the avoidance of doubt, that, except as otherwise expressly set forth in this Agreement with respect to Sapphire’s Controlling Shareholder, nothing in this Agreement shall limit or otherwise restrict the ability of any holder of shares of Sapphire Common Stock or other Equity Interests of Sapphire to sell, assign, pledge, transfer, deliver, dispose of or subject to any Lien any shares of Sapphire Common Stock or other Equity Interests of Sapphire or to enter into, grant or create any option, put, call, trust, proxy or Contract;
lix.(A) split, combine, subdivide or reclassify any Equity Interests of any Sapphire Group Company; (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests of any Sapphire Group Company, except for (1) mandatory dividends under applicable Law (including Excluded Sapphire Dividend) and (2) any dividends by any Sapphire Group Company (other than Sapphire) to Sapphire or another Sapphire Group Company; (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Interests of any Sapphire Group Company; or (D) reduce the capital stock of Sapphire; in each case, other than as required by (x) applicable Law, (y) the regulations of the B3 or (z) the Organizational Documents of the Sapphire Group Companies;
lx.fail to comply with any material obligation (x) under any Company Material Contract that would lead to any material penalties or fines imposed upon or due by the Group Companies or the termination of the relevant Company Material Contract, or (y) that would prevent any renewal of the relevant Educational Approval or Permit of a Sapphire Group Company; provided, however that nothing in this Section 6.2(b)(iii) shall prevent any Sapphire Group Companies from terminating or modifying real estate leases that they are otherwise permitted to terminate, amend or modify pursuant to Section 6.2(b)(xiv) under this Agreement;
lxi.fail to take commercially reasonable efforts to (A) maintain or timely request the renewal of any material Educational Approvals or other material Permits or any material Tax benefits or material Tax incentives required to continue the operation of the Sapphire Group Companies in the Ordinary Course of Business or (B) avoid having any such Educational Approvals or other Permits or such Tax benefits or Tax incentives modified in any way materially adverse to the Sapphire Group Companies or being terminated, cancelled or revoked;
lxii.other than in the Ordinary Course of Business, create any material scholarship programs or materially amend any existing material scholarship programs or fail to take commercially reasonable efforts to maintain all conventions (convênios) and partnerships (parcerias) required for the performance of practical activities by students participating in the courses offered by the Sapphire Group Companies in the medicine and nursing fields;
lxiii.incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those not in excess of one hundred and twenty percent (120%) of the amounts contemplated by the capital expenditure budget set forth in Section 6.2(b)(vi) of the Sapphire Disclosure Schedule per calendar year, and (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident to the extent such repair or replacements are in the Ordinary Course of Business;
lxiv.spend or commit to spend in excess of two hundred million Brazilian Reais (R$ 200,000,000.00) in the aggregate (in any calendar year) to buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) supplies and inventory in the Ordinary Course of Business or (B) the transactions set forth on Section 6.2(b)(vii) of the Sapphire Disclosure Schedule (the “Permitted Sapphire M&A Transactions”); provided that, except for the Permitted Sapphire M&A Transactions, no Sapphire Group Company shall enter into any such transaction that would, or would reasonably be expected to, prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
lxv.adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sapphire;
lxvi.amend or otherwise modify the Organizational Documents of Sapphire;
lxvii.create any Subsidiary of any of the Sapphire Group Companies that is not a direct or indirect wholly-owned Subsidiary of Sapphire;
lxviii.dispose (by merger, consolidation, disposition of stock or assets or otherwise) of, sell, abandon, lease, license or transfer, or subject to any Lien (other than a Permitted Lien or any Lien required in connection with any borrowed money for the payment of the Cash Consideration) or create or incur any Lien (other than a Permitted Lien or any Lien required in connection with borrowed money for the payment of the Cash Consideration) on, any asset, right or property of any of the Sapphire Group Companies, other than (A) in transactions solely among Sapphire Group Companies, (B) sales of inventory or obsolete or unused equipment in the Ordinary Course of Business or (C) dispositions, sales, leases, licenses or transfers of or Liens with respect to assets, rights or properties with a value not in excess of fifty million Brazilian Reais (R$ 50,000,000.00) in the aggregate that are made on market terms;
lxix.settle or compromise, or offer to settle or compromise, any material Action or other claim or dispute related to or involving any of the Sapphire Group Companies or any of their respective officers or directors in their capacities as such, other than (A) settlements for amounts that are less than, individually, five million Brazilian Reais (R$5,000,000.00) or, in the aggregate (in any calendar year), forty million Brazilian Reais (R$40,000,000.00), (B) settlements for claims or Actions the defense of which is conducted by third party indemnitors and provided any payment in connection therewith is made directly by the third party indemnitor on behalf of the Group Companies without any payment or disbursement by the Sapphire Group Companies; (C) in the Ordinary Course of Business (including the settlement of ordinary course employment litigation); provided that, in all of the foregoing cases, such settlements or compromises do not (x)

impose any material injunctive or equitable relief, non-monetary restrictions or non-monetary obligations on the operation of any of the Sapphire Group Companies following the Closing or (y) relate to the transactions contemplated by this Agreement;
lxx.sell, license, otherwise transfer or dispose of, abandon or permit to lapse, or subject to or create or incur any Lien on, any material Intellectual Property owned by any Sapphire Group Company (other than transactions solely among Sapphire Group Companies or licenses in the Ordinary Course of Business);
lxxi.except as otherwise required to comply with Section 6.2(b)(xv) enter into, amend or otherwise materially modify, waive any material rights under, give any material release under, fail to timely exercise any renewal rights or terminate any Sapphire Real Property Lease, Sapphire Material Contract or any Contract that would have constituted a Company Real Property Lease or Company Material Contract had it been in effect on the date hereof (including by amendment or other modification of any Contract that is not a Company Real Property Lease or Company Material Contract so that such Contract becomes a Contract that would have been a Sapphire Real Property Lease or Sapphire Material Contract had it been in effect on the date hereof), in each case, other than (A) in the Ordinary Course of Business or (B) termination of real estate leases that: (i) do not consist in built-to-suit agreements; (ii) may be terminated without incurrence of a termination penalty that exceeds an amount equivalent to one (1) year of rental payments; or (iii) do not involve the shutdown of a campus (as a whole) where the Sapphire Group Companies’ business is conducted;
lxxii.except for new insurance policies to be entered into within the creation of the Sapphire ADR Program and/or in the Ordinary Course of Business, cancel or reduce the coverage or enter into any material new insurance policies;
lxxiii.except for the Excluded Sapphire Dividend, any dividend or distribution permitted under Section 6.2(b)(ii), the payments under the Contracts set forth on Section 5.17 of the Sapphire Disclosure Schedule (which Contracts shall not be modified and rights thereunder shall not be waived by the Sapphire Group Companies) and the current Sapphire Real Property Lease entered into with Sapphire’s Controlling Shareholder’s Affiliates (to the extent such Sapphire Real Property Lease is on an arm’s length basis), enter into any Sapphire Intercompany Contract, transaction or account with, assume any obligation of or modify any obligation with, or make or agree to make a payment of any nature to, any Affiliate of the Sapphire Group Companies (other than another Wholly-Owned Sapphire Group Company) or any of Sapphire’s Controlling Shareholder, Family Members, their respective Relatives, and the foregoing Persons’ Affiliates (other than another Wholly-Owned Sapphire Group Company);
lxxiv.make any material change to the financial accounting methods, principles or practices of any of the Sapphire Group Companies, except as may be required by IFRS, Brazilian GAAP or U.S. GAAP, as applicable;

lxxv.incur, assume, guarantee or enter into any Contract or materially amend or cancel any Contract, in each case, in respect of any indebtedness for borrowed money or any guarantee thereof (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (A) Contract providing for the replacement of indebtedness for current borrowed money owed to unaffiliated third parties, provided on terms and conditions no less beneficial in any material respect to the Sapphire Group Companies than the indebtedness for borrowed money being replaced; (B) indebtedness for borrowed money required for the cash flow needs of the Sapphire Group Companies not to exceed one hundred and fifty million Brazilian Reais (R$ 150,000,000.00) in the aggregate; (C) indebtedness for borrowed money that is repaid prior to or on the Closing Date (to the extent repaid prior to the Closing); (D) discount of receivables without liability retention (sem coobrigação) in the Ordinary Course of Business or not in excess, in the aggregate, of twenty five million Brazilian Reais (R$ 25,000,000.00); (E) any guarantee thereof solely between or among Sapphire and Wholly-Owned Sapphire Group Companies or among Wholly-Owned Sapphire Group Companies and (F) indebtedness for borrowed money or any guarantee thereof required in connection with the payment of the Cash Consideration; provided that, prior to taking any of the actions described in (B) or (D) above, Sapphire shall send prior written notice to Athena;
lxxvi.except for renegotiation with students in the Ordinary Course of Business and except as set forth on Section 6.2(b)(xix) of the Sapphire Disclosure Schedule, grant any advance, loan, investment or capital contribution to any Person, as well as pardon, cancel, waive or discharge any credit, debt, account receivable, claim or other right related to any Person (other than by Sapphire or a Wholly-Owned Sapphire Group Company to another Wholly-Owned Sapphire Group Company);
lxxvii.(A) make any donations or contributions to political parties, political associations or politicians in general or to any other Person that has a not-for-profit nature to the extent those donations or contributions to any other Person that has a not-for-profit nature are unrelated to conventions and partnerships regarding educational matters or (B) engage in any dealings or activities that would constitute a violation of applicable Anti-Corruption Laws or applicable Sanctions;
lxxviii.except in the Ordinary Course of Business (A) increase or approve any change in the total annual compensation paid to any Employee, or grant or increase any bonus, insurance, severance indemnity, deferred payment, pension, retirement, profit sharing, equity or equity-based awards, stock option, stock purchase or other Employee benefit plan, except (1) as required by applicable Law or under the applicable collective labor agreements or employment agreements in effect on the date hereof or (2) in an amount not exceeding ten million Brazilian Reais (R$10,000,000.00) in the aggregate in a given year or (B) hire any new Employee with a gross monthly salary higher than forty-five thousand Brazilian Reais (R$45,000.00) or dismiss (other than for cause) any Employee with a gross monthly salary in excess of forty-five thousand Brazilian Reais (R$45,000.00);

lxxix.deregister Sapphire as a public company, downgrade it from its current Type-A Issuer status or delist Sapphire’s shares from the Novo Mercado;
lxxx.except for any dividend distribution permitted under Section 6.2(b)(ii), and payments made under (i) the Sapphire Real Property Leases entered into with Affiliates of Sapphire’s Controlling Shareholder pursuant to the written terms of such Sapphire Real Property Leases as well as the other agreements described in Section 5.17 of the Sapphire Disclosure Schedule (and which terms are at arm’s length and shall not be modified) (“Permitted Lease Payments”), enter into, modify or amend any contract or perform any payment of any nature by Sapphire and/or any of the Sapphire Group Companies, in favor of the Sapphire’s Controlling Shareholder, Family Members, their respective Relatives, and the foregoing Persons’ Affiliates (other than the Sapphire Group Companies); or
lxxxi.agree or commit, in each case, to do any of the foregoing;
provided, however, that the following actions may be taken by the Sapphire Group Companies and such actions (to the extent taken in good faith in response to the COVID-19 pandemic) shall not constitute a breach of this Section 6.2: (1) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (2) selling, transferring or otherwise disposing of unused or obsolete assets and (3) expanding (and prioritizing investment in) distance education, in each of the foregoing clauses (1) through (3), to the extent (i) reasonably necessary or appropriate to respond to or mitigate the adverse effects of, the COVID-19 pandemic, (ii) supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such acts or omissions, and (iii) taken to advance the interests of the Sapphire Group Companies.
bg.Approval of ADR Program at Sapphire Shareholders Meeting
. Within two (2) Business Days following the Confirmation Date, Sapphire shall: (a) disclose, in accordance with applicable Law and Sapphire’s Organizational Documents, the Management Proposal for the Sapphire shareholder meeting to resolve on the creation of the Sapphire ADR Program (“Sapphire ADR Program Approval”); and (b) publish the Call Notice for the relevant Sapphire Shareholders Meeting, in accordance with applicable Law and Sapphire’s Organizational Documents, and with the minimum advance notice period provided thereon, in the periodicals where Sapphire generally publishes its corporate documents (Valor Econômico, Jornal do Commercio and Diário Oficial do Estado de Pernambuco). On the date provided in the call notice, Sapphire shall hold a shareholders meeting at Sapphire’s headquarters and at the time when shareholders meetings of Sapphire are generally held, in which the shareholders of Sapphire shall vote on the Sapphire ADR Program Approval. Sapphire shall not cause or allow the shareholders meeting to be cancelled, postponed, adjourned or interrupted unless required to do so under applicable Law or Order.
bh.Call Notice and Management Proposal for Sapphire Closing Shareholders Meeting

. Within two (2) Business Days following the CP Satisfaction Date, Sapphire shall: (a) execute the Protocol and Justification of the Merger; (b) hold a Sapphire Board Meeting to approve the Merger Documents; (c) disclose, in accordance with the applicable Law and Sapphire’s Organizational Documents, the Management Proposal for the Sapphire Closing Shareholders Meeting; and (d) publish the Call Notice for the Sapphire Closing Shareholders Meeting, in accordance with the applicable Law and Sapphire’s Organizational Documents, in the periodicals where Sapphire generally publishes its corporate documents (Valor Econômico, Jornal do Commercio and Diário Oficial do Estado de Pernambuco). The Sapphire Board shall include its recommendation in the Management Proposal and the Sapphire Board and Sapphire’s Controlling Shareholder shall use their reasonable best efforts to take all other actions reasonably necessary or advisable to secure the Sapphire Shareholder Approval. Neither the Sapphire Board nor any committee thereof shall (w) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Athena, the approval, determination of advisability or recommendation by the Sapphire Board of the resolutions required under the Sapphire Shareholder Approval, (x) make, or permit any director or executive officer to make, any public statement in connection with the Sapphire Closing Shareholders Meeting by or on behalf of the Sapphire Board or such committee that would reasonably be expected to have the same effect, or (y) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Sapphire Competing Proposal or enter into or permit or authorize Sapphire or any Affiliate of Sapphire to enter into any Contract with respect to a Sapphire Competing Proposal.
bi.Sapphire Closing Shareholders Meeting
. The Sapphire shareholders’ meeting shall be held on the Closing Date prior to the Closing (“Sapphire Closing Shareholders Meeting”), at Sapphire’s headquarters and at the time when shareholders meetings of Sapphire are generally held, and shall have, among others, the following agenda: (a)(i) the ratification of the appointment of the Appraiser; (ii) the approval of the Appraisal Report; and (iii) the approval of the Protocol and Justification of the Merger; (b) the approval of (i) the Merger, pursuant to the terms and conditions of the Protocol and Justification of the Merger, (ii) the increase to Sapphire’s capital stock and issuance of new shares of Sapphire Common Stock in connection with the Merger; (iii) the adoption of the New Sapphire Bylaws; (c) the authorization for the management of Sapphire to take any steps necessary to implement the Cash Transfer, the Merger and the other transactions contemplated hereby; and (d) the appointment of the new members of the Sapphire Board, in accordance with the terms provided herein (the “Sapphire Shareholder Approval”), unless the Parties agree pursuant to Section 6.25 to appoint such persons after the Closing. Sapphire shall not cause or allow the Sapphire Closing Shareholders Meeting to be cancelled, postponed, adjourned or interrupted unless required to do so under applicable Law or Order. Following the approval of all matters related to the Sapphire Shareholder Approval, Sapphire shall within seven (7) days as from the Sapphire Closing Shareholders Meeting, cause the Sapphire Reference Form to be updated, pursuant to CVM Rule 480.
bj.NewCo Closing Quotaholder Meeting

. On the same date of the Sapphire Closing Shareholders Meeting, NewCo shall hold a quotaholders’ meeting (“NewCo Closing Quotaholders Meeting”) in which Athena, as direct or indirect holder of one hundred per cent (100%) of the NewCo’s total voting capital, will vote, or direct its Affiliates to vote, for the approval of at least the items of the following agenda: (a) (i) the ratification of the appointment of the Appraiser; (ii) the approval of the Appraisal Report; and (iii) the approval of the Protocol and Justification of the Merger; (b) the approval of the Merger, pursuant to the terms and conditions of the Protocol and Justification of the Merger; and (c) the authorization for the management of NewCo to take any steps necessary to implement the Cash Transfer, the Merger and the other transactions contemplated hereby.
bk.Preparation and Execution of the Merger Documents
. The Parties shall prepare and cause all the Merger Documents to be completed by no later than the date when the Sapphire Closing Shareholders Meeting is to be convened pursuant to Section 6.4.
bl.Preparation of the Registration Statements and Schedule TO
.
(126)From and after the date of this Agreement, Athena shall use its reasonable best efforts to cause to be prepared and delivered to Sapphire, as promptly as practicable, each of the Necessary Financial Statements contemplated by Section 6.18. To the extent the following filings are required by applicable Law in connection with the transactions contemplated by this Agreement, (i) as promptly as practicable after the delivery by Athena to Sapphire of the Necessary Financial Statements necessary in connection with such filings: (A) Sapphire and Athena shall jointly prepare and Sapphire shall file with the SEC the Sapphire Primary Securities Act Registration Statement; (B) Sapphire and Athena shall jointly prepare and Sapphire shall file with the SEC the Sapphire Exchange Act Registration Statement; and (C) Sapphire shall prepare and use reasonable best efforts to cause the Depositary Bank to file with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act of the issuance of the ADSs (the “Form F-6”); (ii) if and when requested by Athena pursuant to the Registration Rights Agreement, Sapphire and Athena shall jointly prepare and Sapphire shall file with the SEC the Sapphire Resale Securities Act Registration Statement; and (iii) if Athena commences the Exchange Offer, Athena shall prepare and file with the SEC, when and as required, a Schedule TO and all other filings pursuant to Rule 13e-4 under the Exchange Act required in connection with the Exchange Offer and distribute to the stockholders of Athena all documents relating to the Exchange Offer required to be distributed to the stockholders of Athena under the Exchange Act in connection therewith (collectively, “Exchange Offer Documents”).
(127)Each of Athena and Sapphire shall (i) use its reasonable best efforts to have each of the Sapphire Registration Statements declared effective as promptly as practicable after its filing (including by responding promptly to any comments of the SEC) and (ii) take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the consummation of the

Sapphire Issuance and, if Athena commences the Exchange Offer, the Exchange Offer. Upon the Sapphire Registration Statements and the Form F-6 becoming effective under the Exchange Act and the Securities Act, as applicable, Sapphire shall issue a statement of material fact (fato relevante) informing the market of their effectiveness. No filing of, or amendment or supplement to, the Sapphire Registration Statements or the Form F-6 will be made by Sapphire or the Depositary Bank, as applicable, without providing Athena with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Sapphire). If Athena commences the Exchange Offer, no filing of, or amendment or supplement to, the Exchange Offer Documents will be made by Athena without providing Sapphire with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Athena). If the Sapphire Securities Act Registration Statement has been declared effective by the SEC, but the Exchange Offer has not been consummated, Athena and Sapphire agree to coordinate to file any supplements or post-effective amendments to the Sapphire Primary Securities Act Registration Statement to update the disclosure in such Sapphire Securities Act Registration Statement with (i) the applicable financial statements and other information relating to the most recent interim period or fiscal year preceding such supplement or post-effective amendment and (ii) any other information that is necessary to comply with the Securities Act; provided, however, the foregoing shall not obligate the parties to update the Sapphire Primary Securities Act Registration Statement for more than one interim period or fiscal year.
(128)As promptly as practicable after the Confirmation Date, Sapphire shall: (i) prepare (in accordance with applicable Law) and file with the US Stock Exchange a listing application in respect of the ADSs and the Sapphire Common Stock and use its reasonable best efforts to have such application approved by the US Stock Exchange as soon as practicable; (ii) use its reasonable best efforts to comply with all legal requirements applicable to the Sapphire Closing Shareholders Meeting; and (iii) use its reasonable best efforts to secure the admission of the shares of Sapphire Common Stock underlying the ADSs and the readmission of the shares of Sapphire Common Stock outstanding immediately prior to the Closing to trading on the B3. In accordance with Section 6.10, (A) Athena shall provide, and shall cause its Subsidiaries and their respective Representatives to provide, Sapphire and its Representatives with such information and reasonable access in relation to the business of the Group Companies and such reasonable cooperation so as to enable Sapphire to prepare the Sapphire Registration Statements (and any other Sapphire disclosure documents), which shall include all information as is required by Sapphire’s Organizational Documents, the listing rules of the US Stock Exchange and the applicable Laws to which Sapphire is subject, and (B) Sapphire shall provide, and shall cause its Subsidiaries and their respective Representatives to provide, Athena and its Representatives with such information and reasonable access in relation to the business of the Sapphire Group Companies and such reasonable cooperation so as to enable Athena to prepare the Exchange Offer Documents (and any other Athena disclosure documents), which shall include all information as is required by Athena’s Organizational Documents and the applicable Laws to which Athena is subject.
(129)If, at any time prior to the Closing, any information relating to Athena, Sapphire or any of their respective Affiliates, directors or officers, should be discovered by Athena or Sapphire which (i) should be set forth in an amendment or supplement to any of the

Sapphire Registration Statements, the F-6 or the Schedule TO, so that (x) any such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (y) any such document that is a registration statement would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the stockholders of Athena or Sapphire. Each Party shall notify the other Party promptly of the time when (i) each of the Sapphire Registration Statements or the Form F-6 has become effective, (ii) a listing application in respect of the ADSs has been approved by the US Stock Exchange and, (iii) if applicable, there is an issuance of any stop order or suspension of the qualification of the ADSs issuable pursuant to the Merger for offering or sale in any jurisdiction. In addition, each Party agrees to promptly provide the other Party and their respective counsel with copies of any written comments or requests for amendments or supplements, and shall inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC, the US Stock Exchange or their respective staff with respect to the Sapphire Registration Statements, the Form F-6 or the Exchange Offer Documents promptly after receipt of such comments or requests for amendments or supplements, and any written or oral responses thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review any such written responses, and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Party and their respective counsel.
(130)To the extent permitted by applicable Law, the Party which furnishes or causes to be furnished to the other Party in writing such information as the other Party reasonably requests to prepare the filings provided in this Section 6.8 shall indemnify and hold harmless the receiving Party and its officers and directors against any damages, losses, costs or expenses (including reasonable legal fees) resulting from (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the Sapphire Registration Statements or (ii) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in the Exchange Offer Documents (if Athena commences the Exchange Offer), in each case, related to such information provided by the furnishing Party in connection therewith or any amendment thereof or supplement thereto, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by the furnishing Party and included by the receiving Party in any of the aforementioned documents.
bm.Exclusivity
.
(a)     Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (such period, the “Go

Shop Period”), Athena, its Subsidiaries and their respective Affiliates and Representatives shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal (as defined below), (ii) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Group Companies to any Persons (and their Representatives, including potential financing sources) relating to a potential Company Competing Proposal; provided that (x) prior to receiving any non-public information or access, any such Person must be party to an Acceptable Confidentiality Agreement (and Athena shall promptly (and in any event within twenty-four (24) hours) provide written notice to Sapphire of its entry into an Acceptable Confidentiality Agreement), (y) Athena shall provide to Sapphire any such non-public information that is provided to any such Person(s) that was not previously made available to Sapphire prior to or substantially concurrently with the time it is provided to such Person(s) and (z) any such non-public information shall be provided to such Person(s) only in accordance with applicable Laws (including by providing all or a portion of any competitively sensitive information pursuant to, and in accordance with, an Acceptable Antitrust Protocol); and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Company Competing Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, a Company Competing Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Company Competing Proposals.
(b)    Athena may terminate this Agreement in accordance with Section 10.1(j) to enter into a definitive binding agreement with respect to a Superior Proposal if and only if:
(i) prior to the expiration of the Go Shop Period, Athena received a bona fide written Company Competing Proposal from a third party that the board of directors of Athena has determined in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Superior Proposal;
(ii) no later than the date that is two (2) Business Days after the expiration of the Go Shop Period, Athena delivers to Sapphire a written notice (a “Superior Proposal Notice”) (A) attaching a copy of such Superior Proposal, (B) containing a complete copy of the definitive binding agreement(s) proposed to be entered into or executed in respect thereof and any ancillary agreements or documents relating thereto and (C) advising Sapphire that the board of directors of Athena proposes to terminate this Agreement to enter into such definitive binding agreement(s) with respect to such Superior Proposal; provided, however, that, in the case of clauses (A) and (B), such documents, instruments and information may be redacted to remove all direct or indirect references to the identity of the Person(s) making such Superior Proposal (or its financing sources) and otherwise to the extent required by applicable Laws;
(iii) until 5:00 p.m., New York time, on the fifth (5th) Business Day immediately following the day on which Athena delivered the Superior Proposal Notice (as it may be extended pursuant to this Agreement, the “Match Period”), if requested by Sapphire, Athena will, and will cause its Representatives to: (i) use their commercially reasonable efforts to promptly answer any reasonable requests for clarifications that Sapphire may have regarding such Superior Proposal; and (ii) promptly engage in good faith negotiations with Sapphire and its Representatives regarding such adjustments to the terms and conditions of this Agreement and related agreements as are proposed by Sapphire in writing so that such Company

Competing Proposal would cease to constitute a Superior Proposal; provided, however, that Athena shall extend the Match Period until 5:00 p.m., New York time, on the tenth (10th) Business Day following the day on which Athena delivered the Superior Proposal Notice if Sapphire provides written notice to Athena (which notice shall be accompanied by reasonably detailed supporting documentation) that Sapphire continues to seek to obtain financing sufficient to support its proposed adjustments to the terms and conditions of this Agreement;
(iv) within five (5) Business Days following the end of the Match Period, the board of directors of Athena determines in good faith, after consultation with its financial advisor and its outside legal counsel that such Company Competing Proposal (which shall be substantially consistent with and may not differ in any material respect from the terms and conditions contained in the Superior Proposal Notice) continues to constitute a Superior Proposal (after taking into account any modifications to this Agreement proposed by Sapphire in writing prior to the expiration of the Match Period); and
(v) substantially concurrently with the termination of this Agreement pursuant to Section 10.1(j), Athena enters into a definitive binding agreement with respect to such Superior Proposal on terms and conditions that are substantially consistent with and do not differ in any material respect from the terms and conditions set forth in the Superior Proposal Notice.
(c)    From the expiration of the Go Shop Period through the Closing or earlier termination of this Agreement, each of Athena and Sapphire shall not and shall cause their respective Affiliates not to, and shall instruct and cause their respective Affiliates to instruct their respective Representatives not to, directly or indirectly, solicit, initiate, continue, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any Person or group of Persons (other than the other Party and its Affiliates and their respective Representatives regarding the transactions contemplated by this Agreement) concerning any Company Competing Proposal or Sapphire Competing Proposal, as applicable; provided, however, that this Section 6.9(c) shall not preclude Athena from entering into a definitive binding agreement with respect to a Superior Proposal pursuant to Section 6.9(b).
(d)    Each of Sapphire and, following the expiration of the Go Shop Period, Athena shall and shall cause their respective Affiliates and Representatives to (i) immediately cease any discussions or negotiations of the nature described in Section 6.9(c), if any, with any Person (other than (x) Athena or Sapphire or their respective Affiliates or Representatives and (y) any Person(s) (and its Affiliates or Representatives) that has submitted a Superior Proposal with respect to which Athena proposes to enter into a definitive binding agreement pursuant to Section 6.9(b) solely to finalize such definitive binding agreement pursuant to the terms of Section 6.9(b)) and (ii) as soon as practicable following, in the case of Sapphire, the date hereof and, in the case of Athena, the expiration of the Go Shop Period, deliver a written notice to any such Person (other than any Person(s) that has submitted a Superior Proposal with respect to which Athena enters into a definitive binding agreement pursuant to Section 6.9(b)) to the effect that Athena or Sapphire, as applicable, is ending all discussions and negotiations with such Person with respect to any Company Competing Proposal or Sapphire Competing Proposal, as applicable, and request any such Person to destroy or have returned to Athena or Sapphire, as applicable, promptly any Confidential Information that has been provided in any such discussions or negotiations in accordance with, and will enforce, the terms of the Acceptable Confidentiality Agreements and Acceptable Antitrust Protocols between itself and any such Person.

(e)    For purposes of this Agreement:
“Acceptable Antitrust Protocol” means an antitrust protocol between Athena and any third party containing terms no less favorable to Athena or more favorable to such third party than those contained in the antitrust protocol entered into between Sapphire and Athena on June 30, 2020.
“Acceptable Confidentiality Agreement” means a confidentiality agreement between Athena and any third party containing terms no less favorable to Athena or more favorable to such third party than those contained in the Confidentiality Agreement; provided, however, that (i) such Confidentiality Agreement may contain provisions that permit Athena to comply with Section 6.9 and (ii) such agreement shall not prevent Athena or any of its Subsidiaries from complying with any of the provisions of this Agreement or restrict in any manner Athena’s or any of its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement.
“Company Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from or to any Person relating to (i) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving any Group Company; (B) the purchase or acquisition (whether by merger, scheme of arrangement, consolidation, equity investment, joint venture or otherwise) by any Person of any assets of the Group Companies (other than assets permitted to be sold, leased, licensed, transferred, encumbered or otherwise disposed of by the Group Companies under Section 6.1(b)); (C) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of any Equity Interest of any Group Company; (D) any purchase, acquisition, tender offer or exchange offer of any Equity Interest of any Group Company; or (E) any combination of the foregoing.
“Sapphire Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from or to any Person relating to (A) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Sapphire; (B) the purchase or acquisition (whether by merger, scheme of arrangement, consolidation, joint venture or otherwise, but excluding any acquisition of shares of Sapphire Common Stock or other Equity Interests of Sapphire) by any Person of assets of the Sapphire Group Companies (other than assets permitted to be sold, leased, licensed, transferred, encumbered or otherwise disposed of by the Sapphire Group Companies under Section 6.2(b)); (C) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of a number of the issued and outstanding shares of the Sapphire Common Stock or other Equity Interests of Sapphire resulting in Sapphire’s Controlling Shareholder holding less than fifty percent (50%) plus one (1) of the issued and outstanding shares of Sapphire Common Stock; (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in Sapphire’s Controlling Shareholder holding less than fifty percent (50%) plus one (1) of the issued and outstanding shares of Sapphire Common Stock; or (E) any combination of the foregoing.
“Superior Proposal” shall mean a bona fide, written Company Competing Proposal made by a third party to acquire all or substantially all of the assets of the Group Companies (whether by merger, consolidation, business combination, stock purchase (including the acquisition of all of the Company Group Equity Interests), asset purchase or otherwise), which (i) has no financing contingency; and (ii) which the board of directors of Athena determines in good faith, after consultation with its financial advisors and its outside legal counsel and taking into account the financial, regulatory, legal and other aspects of such Company Competing Proposal, would result in a transaction that (x) if consummated, is more favorable to Athena from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Sapphire in response to such Superior Proposal pursuant to, and in accordance with, Section 6.9(b)) and (y) is reasonably likely to be consummated on the terms proposed.
bn.Access to Information
. During the Pre-Closing Period and with due regard to any applicable Law or Order, Athena and Sapphire, upon reasonable prior notice from the other Party, shall, and shall cause the Group Companies or the Sapphire Group Companies, as the case may be, to promptly: (x) provide the other Party and its Representatives during normal business hours and without unreasonable interference with any of their businesses or operations (or of Athena or its Affiliates, if applicable) with (i) reasonable access to the offices, properties and books and records of the Group Companies or the Sapphire Group Companies, as applicable, (ii) such additional financial or operating data and other information regarding the Group Companies or the Sapphire Group Companies, as applicable, as the other Party may from time to time reasonably request and (iii) access to the appropriate senior-level officers and employees of the Group Companies or the Sapphire Group Companies, as applicable, and (y) promptly instruct their respective employees, counsel, financial and other advisors, auditors and other Representatives to cooperate with the other Party and its Representatives in their investigation of the Group Companies or the Sapphire Group Companies, as applicable, in each case, in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including the preparation of the Sapphire Registration Statements, the performance of any covenants or obligations under this Agreement or any Ancillary Agreement or the satisfaction of any Conditions Precedent) or the preparation for the integration or operation of the Group Companies and their respective businesses into or by Sapphire after the Closing, except, in each case, for information that (A) the Party providing access or requested to provide access (the “Providing Party”) reasonably determines is competitively sensitive information restricted from disclosure under applicable Law or Order, (B) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (C) is subject to any obligations of confidentiality which prohibit the disclosure of such information to the receiving or requesting Party (the “Receiving Party”) or its Representatives, or (D) the disclosure of which would otherwise violate any Law or Order applicable to, or Contract (in existence on the date hereof) of, the Providing Party or any of its Affiliates. The Providing Party may redact material provided to the Receiving Party as reasonably necessary to (I) remove references concerning the valuation of the Group Companies or the Sapphire Group Companies, as applicable, or the assessment and analysis of a sale or other strategic transaction relating to the Group Companies or the Sapphire Group Companies, as applicable, (II) comply with contractual confidentiality arrangements (in existence on the date hereof), (III) comply with other obligations of confidentiality arising under applicable Law or Order which prohibit the disclosure of such information to the Receiving Party or its Representatives, or (IV) preserve attorney-client privilege or other similar privilege or attorney work product status. In the event any of the restrictions set forth in the foregoing sentences of this Section 6.10 restrict or otherwise limit the provision of any information to the Receiving Party or its Representatives, then, the Proving Party shall (1) promptly provide a written notice to the Receiving Party stating that it is withholding information in reliance on the foregoing sentences of this Section 6.10 and (2) take all reasonable actions and implement all reasonable arrangements (including, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of any third parties required to provide such information, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make the relevant information available to the Receiving Party or its Representatives to the extent reasonably possible. Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, (x) neither Party shall, or shall cause its Affiliates and its Representatives to, contact any vendor, supplier, landlord, student or employee of the other Party regarding the business, operations or prospects of such other Party or this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (except to the extent their consent or waiver or notice to them is required in connection with transactions contemplated hereby or thereby), and (y) no Party shall have right to perform subsurface or any other sampling of any kind at the properties or facilities of the Party or its Subsidiaries. Each of Athena and Sapphire agrees that, until the Closing, it will, and will cause its Representatives to, use any Confidential Information obtained pursuant to this Section 6.10 or otherwise in connection with the transactions contemplated by this Agreement or any Ancillary Agreement only in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including the preparation of the Sapphire Registration Statements, the performance of any covenants or obligations under this Agreement or any Ancillary Agreement or the satisfaction of any Conditions Precedent) or the preparation for the integration or operation of the Group Companies and their respective businesses into or by Sapphire after the Closing. Subject to Section 6.11, the terms of the Confidentiality Agreement shall apply with respect to all Confidential Information provided by a Party or its Representatives to the other Party or its Representatives; provided that in no event shall the Confidentiality Agreement be deemed to prevent the disclosure of any information by the Parties in the Sapphire Registration Statements or the Sapphire CVM Filings to the extent such disclosure is required under applicable Law or Order. No information or knowledge obtained by a Party or its Affiliates or Representatives pursuant to this Section 6.10 or otherwise shall affect or be deemed to modify any representation or warranty made by a Party under this Agreement, waive a Condition Precedent or limit or otherwise affect any remedies available to a Party hereunder.
bo.Confidentiality
. Notwithstanding anything to the contrary herein, following the Closing or any termination of this Agreement, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms except that, from and after the Closing, (a) Sapphire’s obligations thereunder with respect to Confidential Information related to the Group Companies shall terminate and (b) with respect to all information related to the Group Companies that prior to the Closing constituted Confidential Information of Athena or the Group Companies, Athena shall be subject to the same confidentiality obligations and use restrictions in respect thereof that applied to Sapphire prior to the Closing. With respect to Confidential Information that does not relate to the Group Companies, such information shall remain subject to the terms and conditions of the Confidentiality Agreement. The limitations set forth in this Agreement and in the Confidentiality Agreement for disclosure of Confidential Information do not apply when such Confidential Information (a) is disclosed to the extent necessary to meet a legal requirement or comply with a decision of a court or government agency or body, as long as (i) to the extent permissible under applicable Law or Order, the disclosing party promptly notifies Sapphire or Athena, as the case may be, in writing of the legal requirement or order or demand received, and (ii) the disclosure is restricted to the minimum information necessary to comply with the order or demand; (b) is disclosed to meet the disclosure requirements of securities market regulators or similar bodies; or (c) has been authorized to be disclosed in writing by Sapphire or Athena, as applicable.
bp.Consents
.
(131)During the Pre-Closing Period, Athena shall, and shall cause its Subsidiaries to give notices, and each of Athena and Sapphire shall, and shall cause their respective Subsidiaries to, cooperate and use commercially reasonable efforts to obtain the consents or waivers (which may be conditioned on the consummation of the transactions contemplated by this Agreement) required from counterparties to any Contracts that are set forth on Section 4.4(b) of the Athena Disclosure Schedule or Section 5.4(b) of the Sapphire Disclosure Schedule in connection with the consummation of the Cash Transfer or the Merger; provided, however, that none of Athena, its Affiliates, the Group Companies, Sapphire, its Affiliates or the Sapphire Group Companies shall have any obligation to (i) amend or modify any Contract (other than, at the reasonable request of the other party to any such Contract in connection with its delivery of such consent or waiver, a novation of the Contract to Sapphire) or (ii) pay any consideration to any Person for the purpose of obtaining any such consent or waiver.
(132)Each of Sapphire and Athena acknowledges that certain consents and waivers with respect to the Closing may be required from counterparties to Contracts to which a Group Company or Sapphire Group Company is a party and that such consents and waivers may not be obtained prior to the Closing and are not conditions to the consummation of the transactions contemplated by this Agreement. None of Athena, Sapphire or their respective Affiliates shall have any Liability whatsoever to Athena, Sapphire or their respective Affiliates arising out of or relating to the failure to obtain any such consents or waivers or the termination, acceleration or cancellation of any Contract as a result of the transactions contemplated by this Agreement, and each of Sapphire and Athena acknowledges that no representation, warranty, covenant or agreement of Athena or Sapphire contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination, acceleration or cancellation or (iii) any Action commenced or threatened by or on behalf of any Person to the extent arising out of or relating to the failure to obtain any such consent or waiver or any such termination, in each case, except to the extent resulting from a breach by Athena or Sapphire of Section 6.12(a).

bq.Termination of Intercompany Arrangements
. Except for (a) any Ancillary Agreement and (b) any Continuing Education Agreements listed on Section 4.15 of the Athena Disclosure Schedule, and subject to the adjustment provisions set forth in Section 2.2(b)(ii) and the restrictions set forth in Section 6.1(b)(xix), Athena shall cause (i) all Intercompany Contracts and all transactions and accounts between or among Athena or any of its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, to be terminated prior to the Closing and (ii) all Liabilities arising under any such Intercompany Contracts, transactions and accounts to be settled or satisfied prior to the Closing without any penalty, further Liability or adverse consequence to any of the Group Companies from and after the Closing; provided that any Intercompany Contracts relating to indebtedness between or among Athena or any of its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, that are outstanding immediately prior to the Closing shall be settled through capitalization into equity. Any settlement or satisfaction of any such Intercompany Contracts, transactions or accounts in a manner different than that set forth in this Section 6.13 shall require Sapphire’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). After the Closing, neither Athena nor any of its Affiliates, on the one hand, nor any of the Group Companies, on the other hand, shall be bound by any such Intercompany Contracts, transactions or and accounts or have any further Liability thereunder to any other party thereto.
br.Publicity
. Athena and Sapphire will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings reasonably deemed required pursuant to applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other Party before issuing any such press release or public announcement. Notwithstanding the provisions of this Section 6.14, on the date hereof Sapphire shall issue a statement of material fact (fato relevante) pursuant to CVM Rule 358, and Athena shall issue a press release, both informing the market of the execution of the Agreement and both substantially in the form of Exhibit 6.14.
bs.Certain U.S. Tax Matters
.
(133)For U.S. federal (and applicable U.S. state and local) income tax purposes, Athena shall treat (and cause its Affiliates to treat) the Cash Transfer and Merger as a taxable sale of the assets and liabilities of each Group Company to Sapphire.

(134)Sapphire shall use commercially reasonable efforts to provide Athena or its Affiliates with any information available to Sapphire, in the form in which such information is available to Sapphire, reasonably requested by Athena or its Affiliates with respect to any U.S. federal (and applicable state and local) income tax positions taken (or to be taken) that relate to any Group Company for any taxable period ending prior to or including the Closing Date; provided that Sapphire shall not be required to incur any unreimbursed out-of-pocket cost or expense in providing such information.

bt.Control of Other Party’s Business
. Nothing contained in this Agreement shall give Athena, directly or indirectly, the right to control or direct Sapphire’s operations prior to the Closing. Nothing contained in this Agreement shall give Sapphire, directly or indirectly, the right to control or direct the operations of the Company or Newco prior to the Closing in accordance with applicable Laws. Prior to the Closing, each of Athena and Sapphire shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations in accordance with applicable Laws.
bu.Exchange Offer and Distribution of ADSs
. If Athena commences the Exchange Offer, Athena and Sapphire shall take all action reasonably required to be taken in connection with the Exchange Offer, including (a) entering into a dealer-manager agreement on customary terms (the “Dealer-Manager Agreement”) with one or more dealer-managers for the Exchange Offer (each a “Dealer-Manager”) selected by Athena after consultation with Sapphire, (b) causing the delivery of one or more comfort letters by the independent auditors of each of Athena and Sapphire, as applicable, (c) delivering legal opinions by counsel for Athena and Sapphire that are reasonably requested by the Dealer-Managers, (d) providing any due diligence materials reasonably requested by any Dealer-Managers for the Exchange Offer, (e) causing members of their respective management teams to participate in customary due diligence meetings with any Dealer-Managers, and (f) taking any and all other steps that are reasonably necessary or desirable in connection with the Exchange Offer. Any fees, costs and expenses incurred in connection with the Dealer-Manager Agreement (including any fees and other amounts payable to the Dealer-Managers thereunder) shall be borne by Athena.
bv.Financials
.
(135)Athena shall use its reasonable best efforts to provide Sapphire, as promptly as reasonably practicable and (i) no later than forty-five (45) days as from the date hereof, with the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income, equity and cash flows of the Company for the years then ended, prepared in accordance with IFRS and Regulation S-X consistently applied, (ii) no later than December 4, 2020, the unaudited consolidated balance sheet of the Company as of September 30, 2020, and the related unaudited consolidated statements of income, equity and cash flows of the Company for the nine (9) month period then ended, prepared in accordance with IFRS and Regulation S-X consistently applied, (iii) no later than March 31, 2021, the audited consolidated balance sheet of the Company as of December 31, 2020, and the related audited consolidated statements of income, equity and cash flows of the Company for the year then ended, prepared in accordance with IFRS and Regulation S-X consistently applied and (iv) and such additional audited or unaudited financial statements of the Company as may be required in connection with the Sapphire Registration Statements prior to the Closing (the financial statements referred to in clauses (i) through (iv), collectively, the “Necessary Financial Statements”).
(136)Sapphire shall prepare and update any necessary pro forma financial information required in connection with the Sapphire Registration Statements and the Merger. Athena shall reasonably cooperate with Sapphire in connection with Sapphire’s preparation of any pro forma financial information contemplated by this Section 6.18(b).
bw.Establishment of Sapphire ADR Program; US Stock Exchange Listing
.
(137)As soon as practicable after the Confirmation Date, Sapphire shall cause a Level III sponsored American depositary receipt (“ADR”) facility (the “Sapphire ADR Program”) to be established with a reputable national bank (the “Depositary Bank”) for the purpose of issuing the ADSs, including entering into a customary deposit agreement with the Depositary Bank establishing the Sapphire ADR Program (the “Deposit Agreement”), to be effective as of the Closing, and using its reasonable best efforts to have the Form F-6 declared effective by the SEC; provided, that Athena shall, and shall cause its Affiliates to, cooperate and provide all reasonable assistance requested by Sapphire in respect thereof. Sapphire shall consider in good faith the comments of Athena on the Deposit Agreement. In any event, subject to the prior sentence and applicable Law, the Deposit Agreement shall (i) provide (A) that each ADS under the Sapphire ADR Program shall represent and be exchangeable for a number of shares of Sapphire Common Stock equal to: (x) one (1) divided by (y) the ADS Ratio, ranking pari passu with all other shares of Sapphire Common Stock outstanding at Closing including in respect of any entitlement to dividends or other distributions declared, paid or made after the Closing, (B) for customary provisions for the voting by the Depositary Bank of such shares of Sapphire Common Stock as instructed by the holders of the ADSs, (C) for the issuance, at the request of a holder, of either certificated or uncertificated ADRs, (D) subject to the limitations provided for in General Instruction I.A.1 of SEC Form F-6, that holders of ADSs shall have the right at any time to exchange their ADSs for the underlying shares of Sapphire Common Stock and (E) that the shares of Sapphire Common Stock deposited by Sapphire with the custodian (the “Custodian”) of the Sapphire ADR Program shall be held by the Custodian for the benefit of the Depositary Bank, (ii) require the Depositary Bank to forward voting instructions and other equityholder communications (including notices, reports and proxy solicitation materials) to the registered holders of ADSs promptly following its receipt of such materials, (iii) include customary provisions for the distribution to holders of ADSs of dividends, other distributions or the rights to participate in any rights offerings in each case received by the Custodian from Sapphire (or in certain cases the U.S. dollars available to the Depositary Bank from the net proceeds of the sale of the foregoing) and (iv) not permit (x) except as required by applicable Law, any amendment that prejudices any right of ADS holders without giving at least thirty (30) days’ notice to the holders of the outstanding ADSs, or (y) any termination by Sapphire or the Depositary Bank on less than thirty (30) days’ written notice to ADS holders. The Deposit Agreement shall not provide for (I) a right of Sapphire to withdraw shares of Sapphire Common Stock from the custody account maintained by the Custodian or (II) fees to be imposed by the Depositary Bank upon holders of ADSs in connection with the sale or transfer of such ADSs on the US Stock Exchange which are in excess of market standards. The material terms of the Deposit Agreement and the ADSs shall be described in the applicable Sapphire Registration Statements. Sapphire shall use reasonable best efforts to cause the ADSs to be eligible for settlement through the Depository Trust Corporation.
(138)Sapphire shall use its reasonable best efforts to cooperate with Athena to cause the ADSs issuable pursuant to the transactions contemplated hereby to be approved for listing on a US Stock Exchange (selected by Sapphire after consultation with Athena), subject to official notice of issuance, as promptly as practicable after the establishment of the Sapphire ADR Program, and in any event prior to the Closing, and shall thereafter use its reasonable efforts maintain such listing until at least the tenth (10th) anniversary of the Closing.
bx.Conversion of Sapphire Common Stock into ADSs
. Sapphire shall, and the Parties agree and acknowledge that Sapphire’s Controlling Shareholder is required under Article XI to take any reasonable action under applicable Law to request that Sapphire comply with its obligations provided in this Agreement to, assist Athena in connection with the exchange of the shares of Sapphire Common Stock received by Athena in the Merger for ADSs.
by.Further Assurances
. Athena and Sapphire shall, from time to time following the Closing, use commercially reasonable efforts to take or cause to be taken all actions and do, or cause to be done, all things reasonably necessary to carry out the purposes of this Agreement, including the execution of any additional documents or instruments of any kind (not containing additional obligations, representations and warranties) to make effective the Cash Transfer, the Merger and the other transactions contemplated by this Agreement.
bz.Maintenance of Books and Records
. Following the Closing, Sapphire shall, and shall cause its Affiliates (including the Group Companies) to, preserve, until at least the sixth (6th) anniversary of the Closing Date, all pre-Closing Date records (including Tax records) possessed or to be possessed by Sapphire or its Affiliates (including the Group Companies) relating to the Group Companies and their respective businesses. After the Closing Date and up until at least the sixth (6th) anniversary of the Closing Date, except for information that (a) Sapphire reasonably believes is competitively sensitive information, (b) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (c) is subject to any obligations of confidentiality which prohibit the disclosure of such information to Athena or any of its Subsidiaries or (d) the disclosure of which would otherwise violate any Law applicable to, or Contract of, Sapphire or any of its Subsidiaries, upon any request from Athena or its Representatives, Sapphire shall not destroy, or permit any of its Subsidiaries to destroy, any such records without first (i) providing to Athena or its Representatives access to such records during normal business hours and without unreasonable interference with any of the businesses or operations of Sapphire or its Subsidiaries and (ii) permitting Athena or its Representatives to make copies of such records, in each case at no cost to Athena or its Representatives. If Sapphire does not provide or cause to be provided information in reliance on the exceptions in the foregoing sentence, then Sapphire shall (A) promptly provide a written notice to Athena stating that it is withholding information in reliance on this sentence and (B) take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make the relevant information available to Athena or its Representatives to the extent reasonably possible. Records and information may be sought by Athena or its Representatives under this Section 6.22 solely to the extent required in connection with audit, accounting, litigation, federal securities disclosure, Tax or compliance matters of Athena or any of its Affiliates and may be used by Athena and its Representatives only in connection with such matters (and may not be used in connection with any other matters or for any other purposes). To the extent any such records or information constitute Confidential Information of Sapphire or its Subsidiaries, such records and information shall be subject to the confidentiality obligations and use restrictions that under the Confidentiality Agreement apply to any Confidential Information of Sapphire or its Subsidiaries; provided that, for such purposes, the term of the Confidentiality Agreement shall be deemed to commence on the date such records or information are provided or made available to Athena or its Representatives (irrespective of whether the Confidentiality Agreement had otherwise expired).
ca.Retained Names and Marks/Intellectual Property
.
(139)Sapphire hereby acknowledges that all rights and interests in and to the names set forth in Section 6.23 of the Sapphire Disclosure Schedule, together with all variations and acronyms thereof and all Trademarks containing same (collectively the “Retained Names and Marks”), are owned exclusively by Athena or its Affiliates (other than the Group Companies) and that, except as expressly provided below, any and all rights of the Group Companies to the use of the Retained Names and Marks shall terminate as of the Closing and shall immediately be assigned and deemed assigned to Athena or its Affiliates, along with any and all goodwill associated therewith. Neither Sapphire nor any of its Affiliates, including after the Closing, any of the Group Companies, shall contest the ownership or validity of any rights of Athena or any Affiliate of Athena in or to the Retained Names and Marks and Athena shall have no responsibility or liability for claims by third parties arising out of or relating to the use by Sapphire or any Affiliate of Sapphire (including after the Closing, any of the Group Companies) of the Retained Names and Marks or any similar related names and Trademarks.

(140)Sapphire shall, and shall cause the Group Companies to, (i) as soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing, take all actions necessary to file applications or other requests with the relevant Governmental Authorities (including the filing of the Amendment to the Articles of Association of the Company to be executed at the Closing in accordance with Section 3.2(b)) to change the Group Companies’ corporate name, “doing business as” name, trade name, design and any other similar corporate identifier, in each case, that include any of the Retained Names and Marks, (ii) prosecute diligently such name changes to completion and (iii) supply promptly any additional information, documents and materials that may be reasonably requested by Athena with respect to such filings.
(141)Commencing as of the Closing, Athena shall grant to the Group Companies a limited, royalty-free, non-sublicensable, non-assignable, non-exclusive license to the Retained Names and Marks for a period of six (6) months (extendable, upon Sapphire’s reasonable request before expiration of the license, for up to six (6) additional months) to use in Brazil, solely in connection with the operation of the businesses of the Group Companies as operated immediately prior to the Closing, all of their stocks of signs, letterheads, banners, invoice stock, advertisements, promotional materials and other similar documents and materials containing the Retained Names and Marks existing as of the Closing (the “Existing Stock”). On or before the last day of the sixth (6th) month after the Closing Date as provided in the previous sentence, Sapphire shall, and shall cause the Group Companies to, cease using the Retained Names and Marks in any manner and to remove or obliterate the Retained Names and Marks from such Existing Stock. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 6.23 shall inure solely to the benefit of Athena or its Affiliates, as applicable. In no event shall Sapphire or, following the Closing, the Group Companies, use the Retained Names and Marks in any manner that damages or tarnishes the reputation of Athena or the Affiliates or the goodwill associated with the Retained Names and Marks.
(142)At Sapphire’s request, for one hundred and eighty (180) days after the Closing, Athena shall include on all websites and social media pages of Athena that reference the business of the Group Companies a mutually-agreed statement about the transactions contemplated hereby and link to a website or social media pages of Sapphire or its designee
(143)Effective upon the Closing Date, Athena hereby grants to the Group Companies a perpetual, non-exclusive, sublicensable, assignable license to use (and exercise all rights in any Intellectual Property (other than Trademarks) in), in the conduct of their businesses, any educational or curricular content including, but not limited to, Laureate Advantage Courseware content relating to Fundamentals of Nutrition, Biostatistics, Epidemiology, Public Health and Entrepreneurship, that is (i) owned by Athena or its Affiliates (other than the Group Companies) as of the Closing Date and (ii) used by the Group Companies in the conduct of their businesses as of the Closing Date.
(144)Effective upon the Closing Date, Sapphire, on behalf of itself and the Group Companies, hereby grants to Athena and its Affiliates (other than the Group Companies) a perpetual, non-exclusive, sublicensable, assignable, license to use (and exercise all rights in any Intellectual Property (other than Trademarks) in), in the conduct of their businesses, any educational or curricular content including, but not limited to, Laureate Advantage Courseware content relating to Fundamentals of Nutrition, Biostatistics, Epidemiology, Public Health and Entrepreneurship, that is (i) owned by the Group Companies as of the Closing Date and (ii) used by Athena or its Affiliates (other than the Group Companies) in the conduct of their businesses as of the Closing Date.
cb.Directors and Officers
.
(145)On the Closing Date, Athena will cause the Group Companies (or their relevant corporate bodies, as applicable) to grant a complete discharge pursuant to applicable Law to the directors, administrators and officers of each Group Company for actions taken until the Closing Date (including those directors, administrators and officers whose resignation or other evidence of removal is delivered on the Closing Date) and Athena shall use its commercially reasonable efforts to obtain from each such individual a reciprocal release of each Group Company in relation to any rights held by such individuals in his or her capacity as a director, administrator or officer of the Group Companies.
(146)The current and former directors and officers of each Group Company covered by the waiver set forth in this Section 6.24 are intended to be third-party beneficiaries of Section 6.24.
cc.Sapphire Post-Closing Governance
.
(147)Sapphire’s Controlling Shareholder shall vote at the Sapphire Closing Shareholders Meeting (or, if the parties so decide, at a shareholders’ meeting to be held not later than 2 Business Days after the Closing) for the election of two (2) members appointed by Athena (the “Athena Board Members”) (and its deputies) out of a total of nine (9) members of the Sapphire Board in office (and each member of the Sapphire Board shall be elected individually, not as a slate (por chapa)). At the Sapphire Closing Shareholders Meeting (or, if the parties so decide, at a shareholders’ meeting to be held not later than 2 Business Days after the Closing), two (2) additional independent directors will be appointed out of the nine (9) members of the Sapphire Board in office, and to the extent minorities do not successfully exercise rights to elect such independent members of the Sapphire Board, the appointment of the independent directors shall be made by Sapphire’s Controlling Shareholder and shall require Athena’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Athena Board Members shall be designated by Athena with the prior written consent of Sapphire’s Controlling Shareholder (such consent not to be unreasonably withheld, conditioned or delayed). The individuals selected by Athena to be the Athena Board Members shall be informed to Sapphire by delivery of written notice on or prior to the CP Satisfaction Date.
(148)The term of office of the directors serving on the Sapphire Board shall be two (2) years.

(149)Effective as of the Closing, Sapphire shall create a statutory audit committee (comitê de auditoria estatutário), in the manner set forth in CVM Rule 509, dated November 16, 2011 and in article 22 of the Regulamento do Novo Mercado (the “Audit Committee”), which will function for a minimum term of two (2) years (and for such time as required under applicable Law and the Regulamento do Novo Mercado. The Audit Committee will consist of four (4) members and include the two (2) Athena Board Members or other individuals they designate. The other two (2) members shall be appointed by the Sapphire’s Controlling Shareholder, one of which shall serve as the coordinator and shall have a casting vote in any resolutions of such committee. The members appointed to the Audit Committee will have a term of office of two (2) years.
(150)Effective as of the Closing, Sapphire will establish a non-statutory integration committee (comitê de integração não estatutário) (“Integration Committee”) which will function as further detailed in Section 6.35 below.
(151)Within up to thirty (30) Business Days of the Closing, Sapphire will appoint and hire a Chief Operating Officer and a Chief Accounting Officer to be selected by the Sapphire Board. Following the date hereof, Athena shall be entitled to interview the candidates to such positions and to discuss with the Chief Executive Officer of Sapphire the merits of such candidates, but the final decision relating to candidates to be submitted to the Sapphire Board for election shall be made by Sapphire’s Chief Executive Officer. In addition, the Parties agree that during the 2-year period following the Closing, in the event the Sapphire’s Controlling Shareholder decides to replace any of the Chief Financial Officer, Chief Operating Officer or Chief Accounting Officer, the Athena Board Members shall be separately consulted regarding such nomination and shall be entitled to interview the respective candidates and discuss their views on the candidates with the Chief Executive Officer of Sapphire, without limitation of the full Sapphire Board’s right to appoint the candidate that it deems appropriate to fill the relevant position.
cd.Replacement of Credit Support
. At or prior to the Closing, Sapphire shall, and Sapphire shall cause one or more of its Affiliates to, use commercially reasonable efforts to obtain the unconditional release of Athena and its Affiliates (other than the Group Companies), as applicable, from and after the Closing, by the applicable counterparty of any and all obligations of Athena or any of its Affiliates (other than the Group Companies) with respect to any Liability of any Group Companies under the guarantees or other credit support provided by, or any letter of credit, performance bond or surety posted by, Athena or any such Affiliates or any third party on behalf thereof that are (i) set forth on Section 6.26 of the Athena Disclosure Schedule or (ii) entered into after the date hereof in the Ordinary Course of Business and in the context of new indebtedness permitted under Section 6.1 (the “Financial Assurances”), including by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety, lease or performance bonds with terms that are at least as favorable to the counterparty as the terms of the applicable Financial Assurance or by making any other reasonable arrangements the counterparty may request; provided, however, that neither Sapphire nor any of its Affiliates shall have any obligation to pay any consideration to any Person in connection with the foregoing. To the extent Sapphire fails to obtain any such unconditional release of any Financial Assurances under this Section 6.26, from and after the Closing, Sapphire shall indemnify, defend and hold harmless Athena and its Affiliates against, and reimburse Athena and its Affiliates for, all amounts payable, including fees, costs or expenses payable in connection with such Financial Assurances, and shall promptly reimburse Athena and its Affiliates to the extent any such Financial Assurance is called upon and Athena or any of its Affiliates makes any payment under any such Financial Assurance.
ce.Notices of Certain Events
. Each Party shall promptly (after becoming aware) notify the other of: (a) any notice or other communication received from any Governmental Authority or counterparty to any Company Material Contract or Company Real Property Lease alleging that the consent, authorization, approval or waiver of such Person is required in connection with the transactions contemplated by this Agreement; (b) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Athena or any of its Subsidiaries or Sapphire or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would restrict or materially and adversely impact the consummation of the transactions contemplated by this Agreement; and (c) the reasonably likely failure of any Condition Precedent to be satisfied; provided that any failure to give notice in accordance with this Section 6.27 shall not in and of itself be deemed to constitute the failure of any such Condition Precedent to be satisfied. No information or knowledge obtained by a Party or its Affiliates or Representatives during the Pre-Closing Period pursuant to this Section 6.27, Section 6.8, Section 6.10 or otherwise shall affect or be deemed to modify any representation or warranty made by a Party hereunder, waive a Condition Precedent or limit or otherwise affect any remedies available to a Party hereunder.
cf.Transition Services Agreement
; Business Integration.
(152)As soon as reasonably practicable after the date of this Agreement, Athena and Sapphire shall cooperate and negotiate in good faith a transition services agreement to be entered into at the Closing, pursuant to which, from and after the Closing, Athena and its Affiliates shall provide transition services to Sapphire and its Affiliates (including the Group Companies) (the “Transition Services Agreement”). Among other customary terms for an agreement of such type, the Transaction Services Agreement shall provide for the following terms and conditions: (i) a fixed term of six (6) months commencing on the Closing Date and extendable at the election of Sapphire for an additional period of up to six (6) months if reasonably necessary to avoid interruption of the activities of the Group Companies; (ii) the price payable by Sapphire and its Affiliates to Athena and its Affiliates for the provision of services thereunder shall be (A) the cost of such services to Athena and its Affiliates (i.e. without profit margin or any additional charges that do not make up the cost of services) plus (B) any Taxes levied on the provision of such services by Athena or its Affiliates plus (C) any reasonably documented out of pocket expenses incurred by Athena or its Affiliates in connection with the provision of such services; (iii) the services to be provided by Athena and its Affiliates shall be (A) all services which are reasonably necessary for the transition and adequacy of all the information systems currently used by the Group Companies to the systems used by Sapphire, and (B) all services necessary to ensure a transition without partial or total interruption of any service or system of the Group Companies; and (iv) except in the case of willful breach or gross negligence, Athena’s liability thereunder shall in no event exceed the amounts received for the services rendered. If the Parties fail to finalize and enter into a mutually agreeable Transaction Services Agreement at the Closing, from and after the Closing, Athena and its Affiliates shall provide transition services to Sapphire and its Affiliates pursuant to the terms set forth in the foregoing sentence of this Section 6.28.
(153)Prior to the Closing, to the extent permitted by applicable Law, Athena shall, and shall cause its Affiliates to, reasonably cooperate and use commercially reasonable efforts to assist Sapphire in connection with the preparation by Sapphire for the integration of the businesses and affairs of the Group Companies with the businesses and affairs of the Sapphire Group Companies and the operation of the businesses and affairs of the Group Companies following the Closing.
cg.Amazonas Purchase Agreement
. Effective as of the Closing Date, Sapphire shall release Athena of any and all Liabilities assumed by Athena under the Amazonas Purchase Agreement, which release shall be effective as of the Closing, following which none of Athena nor any of its Affiliates (which, for the avoidance of doubt, does not include the Group Companies at or following the Closing) shall have any Liabilities whatsoever under such agreement.
ch.Financial Capacity
. On the date hereof Sapphire’s cash position and credit facilities available to it shall be sufficient to pay the Athena Termination Payment in full. Until the Closing, Sapphire will conduct its business in a manner such that at all times its cash position and/or credit facilities available to it continue to be sufficient to pay the Athena Termination Payment in full. From and after the Confirmation Date, the Sapphire Group Companies shall use their respective commercially reasonable efforts such that, as of the Closing Date, Sapphire has all funds necessary to pay the Cash Consideration and all fees, costs and expenses payable by Sapphire in connection with the transactions contemplated by this Agreement in full. Athena hereby consents to Sapphire sharing with Sapphire’s financing sources any Confidential Information relating to the Group Companies to the extent required to secure such financing, if and only if such financing source enters into a reasonable confidentiality agreement in line with market standards in Brazil and Sapphire shall employ commercially reasonable efforts to have Athena as a third party beneficiary thereunder and, to the extent Sapphire is unable to make Athena a third party beneficiary thereunder, Sapphire shall be liable towards Athena for any breaches of the confidentiality obligations undertaken by such financing sources. Promptly after Athena’s reasonable request, Sapphire will provide reasonable evidence thereof to Athena, including a certificate of an authorized officer of Sapphire (a) describing Sapphire’s cash position and the cash available under any credit facilities of Sapphire, (b) showing any calculations reasonably required in connection therewith and (c) confirming that no default exists under such credit facilities which could affect the availability of such cash. Upon Sapphire’s request, Athena shall, and Athena shall cause the Group Companies to, cooperate and reasonably assist Sapphire in connection with the creation or perfection of any Lien over the Group Companies or their respective assets required in connection with any money to be borrowed by Sapphire in connection with the consummation of the Cash Transfer and the Merger; provided that any such Lien shall be contingent upon and effective as of the Closing. Sapphire (i) shall promptly, upon request by Athena, reimburse Athena and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Athena and its Affiliates in connection with any such cooperation and assistance and (ii) shall indemnify and hold harmless Athena and its Affiliates from and against any and all losses suffered or incurred by any of them of any type in connection with any such cooperation or assistance, in each case, other than to the extent such losses arise out of the bad faith, fraud, gross negligence, or willful misconduct of Athena, its Affiliates or their respective Representatives.
ci.Insurance
.
(154)Sapphire acknowledges and agrees that, except as expressly provided in this Section 6.31, effective from and after the Closing, (i) the Group Companies will cease to be insured by any insurance policies of Athena and its Affiliates and (ii) Sapphire and its Affiliates (including the Group Companies) shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Group Companies.
(155)Notwithstanding Section 6.31(a), Athena hereby agrees that, with respect to acts, facts, circumstances or omissions occurring prior to the Closing that are covered under any occurrence-based insurance policies of Athena or its Affiliates with third party insurers, Sapphire and the Group Companies shall have the right to make claims (“Allowed Insurance Claims”) and benefit from coverage under such policies subject to the terms and conditions thereof and this Agreement, to the extent that the terms and conditions of any such policies so allow. Athena shall reasonably cooperate with Sapphire and the Group Companies with respect to any such Allowed Insurance Claim and the receipt of insurance proceeds by or on behalf of the Group Companies or Sapphire thereunder. Athena shall, and Athena shall cause its Affiliates to, take no action to exclude or remove any Group Company from any occurrence-based insurance policies that were in effect at any time prior to the Closing or otherwise modify, amend or early terminate such policies in a manner adverse to the Group Companies. If Athena or any of its Affiliates receives any insurance proceeds after the Closing in respect of any Allowed Insurance Claims, such proceeds shall be promptly turned over to Sapphire (net of any reasonable out-of-pocket recovery costs incurred by Athena or any of its Affiliates in connection therewith); provided, that (w) Sapphire shall exclusively bear, or cause the Group Companies to exclusively bear, and neither Athena nor any of its Affiliates or direct or indirect equityholders shall have any obligation to repay or reimburse Sapphire or the Group Companies for, the amount of any deductibles, uninured or self-insured amounts in respect of any such Allowed Insurance Claims, (x) Sapphire shall notify, or cause the Group Companies to notify, Athena in writing of any

Allowed Insurance Claims made by Sapphire and the Group Companies and (y) Sapphire agrees to reimburse Athena promptly upon request for all reasonable out-of-pocket costs or expenses incurred by Athena or any of its Affiliates in connection with its cooperation on Allowed Insurance Claims pursuant to the preceding sentence, including the costs of filing Allowed Insurance Claims and any premium increases, Taxes or other amounts that are or become payable by Athena or any of its Affiliates to the extent resulting from claims made in respect of Allowed Insurance Claims made pursuant to this Section 6.31.
(156)For the avoidance of doubt, from and after the Closing, neither Sapphire nor the Group Companies shall have any right to, nor shall any of the foregoing, make claims or seek coverage under any claims-made insurance policies of Athena or its Affiliates provided by third parties.
(157)From and after the Closing, Sapphire shall cause the Group Companies to reasonably cooperate with Athena and share such information to the extent related to Allowed Insurance Claims as is reasonably necessary in the reasonable view of Athena in order to permit Athena and its Affiliates and direct and indirect equityholders to manage and conduct their insurance matters as such Persons deem reasonably appropriate.
cj.Power of Attorney
. No later than two (2) Business Days prior to the Closing Date, Athena shall deliver to Sapphire a true, correct and complete schedule setting forth the name of each Person holding a proxy, general or special power of attorney, or other similar instrument from any of the Group Companies, together with copies of all such proxies, powers of attorney and other documents, as well as all powers of attorney issued by the Group Companies, with a summary of the powers granted and the term of validity thereof.
ck.Internal Reorganization
. Prior to the Closing, Athena shall (or shall cause its Affiliates to) consummate the Internal Reorganization in accordance with the actions set forth in Exhibit B; provided, however, that: (x) so long as it could not reasonably be expected to have an adverse impact (other than a de minimis adverse impact) on any of the Sapphire Group Companies or any of the Group Companies, upon prior written notice to Sapphire, which notice will include a revised Exhibit B setting forth any such change to such actions in reasonable detail, Athena shall be permitted to consummate the Internal Reorganization in accordance with the actions set forth in such revised Exhibit B, and the provisions of this Agreement (and any Exhibit or Schedule hereto) shall apply mutatis mutandis; (y) if as a result of any change in applicable Law after the date of this Agreement, the consummation of the Internal Reorganization would reasonably be expected to result in a material adverse impact to Athena or any of its Subsidiaries, Athena shall not be required to consummate the Internal Reorganization provided in Exhibit B and the provisions of this Agreement (and any Exhibit or Schedule hereto) shall apply mutatis mutandis with the Company replacing NewCo for all purposes hereunder and thereunder; and (z) with respect to step 4 of the Internal Reorganization, Athena shall have absolute discretion to transfer to Newco any number or percentage of the Company Equity Interests, and Athena shall provide a revised Exhibit B reflecting this choice, and the provisions of this Agreement (and any Exhibit or Schedule hereto) shall apply mutatis mutandis (with the applicable number or percentage of Newco Equity Interests replacing Purchased Company Equity Interests in respect of the Cash Transfer, and the applicable number or percentage of NewCo Equity Interests to ultimately be exchanged for Sapphire Equity Interests in the Merger to be adjusted accordingly) for all purposes hereunder and thereunder. For the avoidance of doubt, in the event that, pursuant to clauses (x), (y) or (z) of this Section 6.33, NewCo is not part of the Merger to be consummated at the Closing pursuant to the terms of this Agreement, NewCo shall not be deemed a Group Company for purposes of this Agreement and the exceptions and carveouts to the covenants and other restrictions set forth in this Agreement that apply to Contracts, transactions, arrangements or actions among Group Companies (including any exceptions and carve outs to the restrictions applicable to the ability to pay dividends or other distributions, issue or transfer Equity Interests or sell or otherwise dispose of assets) shall not be available in respect of Contracts, transactions, arrangements or actions among one or more Group Companies, on the one hand, and NewCo, on the other hand. Notwithstanding anything herein to the contrary, at the Closing any and all indebtedness provided by Athena or any of its Affiliates (other than a Group Company) to any Group Company (including any principal and interest accrued thereon) that remains outstanding shall be settled and satisfied through capitalization into equity.
cl.Registration Rights Agreement
. As soon as reasonably practicable after the date of this Agreement, Athena and Sapphire shall cooperate and negotiate in good faith a registration rights agreement on substantially the terms set forth on Exhibit 6.34 attached hereto to be entered at the Closing (the “Registration Rights Agreement”). Athena and Sapphire shall not amend, modify or otherwise change Exhibit 6.34 attached hereto in any manner adverse to Wengen Alberta, Limited Partnership (“Wengen”) without the prior written consent of Wengen. In the event Athena and Sapphire are unable to agree on the final form of the Registration Rights Agreement prior to Closing, then the terms and conditions set forth in Exhibit 6.34 shall constitute the Registration Rights Agreement for all intents and purposes under this Agreement, and Wengen shall be a third party beneficiary thereunder.
cm.Integration Committee
. Effective as of Closing, Sapphire’s Board of Directors shall have formed the Integration Committee. Such committee will be responsible for defining and monitoring the implementation of a structured plan for the consolidation of the respective businesses of the Group Companies, as well as capturing the potential synergies resulting therefrom.
(158)Composition. The Integration Committee shall consist of four (4) directors and shall include the two (2) Athena Board Members or their designees and two (2) members appointed by the Sapphire Controlling Shareholder, one of which shall be Sapphire’s CEO. Sapphire’s CEO will be the chairman of the Integration Committee and shall have a casting vote.

(159)Term. The Integration Committee shall remain in place for at least two (2) years from its creation. The members appointed to the Integration Committee will have a term of office of two (2) years.
(160)Scope. The purpose of the Integration Committee is to identify potential synergies and make recommendations to the Sapphire Board for purpose of maximizing the capture of said synergies. Without limitation, the Integration Committee shall: (1) provide advice to the Sapphire Board on any matter regarding the combination of the Company and Sapphire from any an operational, structural, financial or any other perspective; (2) provide detailed recommendations and propose changes or improvements in connection with the integration of the businesses to the Sapphire Board and the efficient use of human, material and financial resources available; (3) to the extent the recommendations made by the Integration Committee are accepted by the Sapphire Board, monitor and review the implementation of such recommendations; (4) monitor and review the process for capturing potential synergies within the combination of the businesses, including recommendation on any changes of personnel which the Integration Committee deems as necessary to integrate the businesses and capture synergies; and (5) inform the Sapphire Board about any other matter or circumstance in connection with the above. The Integration Committee shall have an annual budget that may be used to engage third party consultants to assist in the work performed by the committee.
(161)Meetings. The Integration Committee will hold its ordinary meetings on a monthly basis, on a schedule to be agreed at the first meeting of the Integration Committee. Any member may call an extraordinary meeting of the Integration Committee. The meetings may be conducted at Sapphire’s headquarters or virtually, by video conference or teleconference. The first meeting of the Integration Committee shall be held as soon as reasonably practicable following the Closing (but in any event no later than thirty (30) days following the Closing).
(162)Reports. The Integration Committee’s recommendations, conclusions and opinions discussed at a meeting shall be drawn up in minutes, which the attendees shall sign. The minutes of a meeting shall record the relevant points of discussion and conclusion, the list of attendees, and any points of disagreement amongst its members. The chairman may appoint a person to act as secretary of the meetings who shall be responsible for the drafting of the meeting minutes. At least once per quarter, the Integration Committee shall hold a meeting with the Sapphire Board to present their work, recommendations and clarify any doubts that the Sapphire Board may have in relation to such matters.
(163)Compensation. The members of the Integration Committee will not receive any additional compensation for serving in such committee, but will be reimbursed for evidenced costs and expenses eventually incurred in connection with serving in their functions.
cn.Exhibit 6.36.
Each of the Parties shall comply with its respective obligations under Exhibit 6.36.
co.Sale of Real Estate.

In case Athena does not sell or otherwise transfer prior to the Closing the non-operation real properties described in Section 6.1(b)(xi) of the Athena Disclosure Schedule, then Sapphire shall, at Athena’s expense and following its requests, use its commercially reasonable efforts to sell such properties through organized sales or auctions and pay the proceeds of such sales (net of any Taxes, commissions, costs and expenses paid or incurred, in each case, in connection therewith) to Athena as an adjustment to the Cash Consideration and the provisions of Section 3.4 shall apply mutatis mutandis to income tax on capital gain, if any, required to be withheld over such adjustment amount; provided, however, that Athena shall have the right to reasonably direct the strategy of (but not control) the sale process and Sapphire shall implement it (but it shall not enter into any agreement regarding (or consummate) any such sale without Athena’s prior written consent (not to be unreasonably withheld, conditioned or delayed)).
Article VII.
CONDITIONS PRECEDENT
cp.Conditions to Obligations of Each Party
. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or waiver, if permissible under applicable Law, by Athena and Sapphire) on or prior to the Closing Date of each of the following conditions (“Parties’ Conditions”):
(164)No Governmental Order. No Governmental Authority of competent jurisdiction with valid enforcement authority shall have enacted, enforced or entered any Law or Order that is in effect which prohibits, restrains, enjoins or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.
(165)CADE Clearance. The CADE Clearance shall have been obtained.
(166)Sapphire Shareholder Approval. The Sapphire ADR Program Approval and the Sapphire Shareholder Approval shall have been obtained.
(167)Sapphire ADR Program. The Sapphire ADR Program shall have been established in accordance with Section 6.19, and the Depositary Bank and the Custodian shall have been engaged and appointed, by Sapphire.
(168)Registration Statements. The Sapphire Primary Securities Act Registration Statement, and the Form F-6, to the extent required by applicable Law, shall have become effective in accordance with the Securities Act, and the Sapphire Exchange Act Registration Statement shall have become effective in accordance with the Exchange Act, and, in each case, no such registration statement (and no other form related thereto, to the extent required by applicable Law) shall be the subject of any stop order or proceedings seeking a stop order.
(169)ADSs. The ADSs shall have been approved for listing on the US Stock Exchange, subject only to official notice of issuance.
cq.Additional Conditions to the Obligation of Sapphire

. The obligation of Sapphire to consummate the Closing is subject to the satisfaction (or waiver, if permissible under applicable Law, by Sapphire) of each of the following additional conditions (“Sapphire’s Conditions”):
(170)Representations and Warranties. The representations and warranties set forth in Section 4.1(a) and (c) (Organization), Section 4.2 (Authority; Enforceability), Section 4.3 (Capitalization of the Group Companies), Section 4.4(b)(i) (No Violations), Section 4.9(a) (Absence of Company Material Adverse Effect) and Section 4.16 (Brokers and Finders) shall be true and correct in all respects (in each case (other than in the case of Section 4.9(a)), except for any de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable). All other representations and warranties of Athena contained in Article IV of this Agreement shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable), except where the failure to be so true and correct (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(171)Performance. Athena shall have performed, in all material respects, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Athena on or prior to the Closing Date.
(172)Officer’s Certificate. Sapphire shall have received a certificate signed by a duly authorized officer of Athena certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
cr.Additional Conditions to the Obligation of Athena
. The obligation of Athena to consummate the Closing is subject to the satisfaction (or waiver, if permissible under applicable Law, by Athena) of each of the following additional conditions (“Athena’s Conditions” and, together with the Parties’ Conditions and Sapphire’s Conditions, the “Conditions Precedent”):
(173)Representations and Warranties. The representations and warranties set forth in Section 5.1(a) and (c) (Organization), Section 5.2 (Authority; Enforceability), Section 5.3 (Capitalization of the Sapphire Group Companies), Section 5.4(b)(i), (No Violations), Section 5.9(a) (Absence of Sapphire Material Adverse Effect) and Section 5.19 (Brokers and Finders) shall be true and correct in all respects (in each case (other than in the case of Section 5.9(a))

except for any de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable). All other representations and warranties of Sapphire contained in Article V of this Agreement shall be true and correct in all respects (without regard to any materiality or Sapphire Material Adverse Effect qualifiers set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable), except where the failure to be so true and correct (without regard to any materiality or Sapphire Material Adverse Effect qualifiers set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Sapphire Material Adverse Effect.
(174)Performance. Sapphire shall have performed, in all material respects, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Sapphire on or prior to the Closing Date.
(175)Officer’s Certificate. Athena shall have received a certificate signed by a duly authorized officer of Sapphire certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Article VIII.
SURVIVAL; INDEMNIFICATION
cs.Survival of Representations and Warranties and Covenants
.
(176)The representations and warranties set forth in Article IV shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to the representations and warranties set forth in Article IV.
(177)Except with respect to the covenants and agreements set forth in Sections 6.1 and 6.2, all covenants and agreements that are required to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to such covenants and agreements. Any breaches of any covenants or agreements set forth in Section 6.1 or Section 6.2 that occurred on or before the Closing Date shall survive until the six (6) month anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted with respect to Sections 6.1 or 6.2 in good faith with reasonable specificity (to the extent known at such time) and in writing by notice to the breaching or non-

fulfilling Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
(178)To the extent any covenants and agreements contemplate any actions (or inaction) to be taken (or not taken) after the Closing, said covenants and agreements shall survive (with respect to any such actions (or inactions) to be taken (or not taken) after the Closing) in accordance with their terms.
ct.Indemnification for Breaches of Covenants
.
(179)From and after the Closing, Athena shall indemnify and defend each of Sapphire and its Subsidiaries (including the Group Companies) and their respective Representatives, successors and permitted assignees (collectively, the “Sapphire Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Sapphire Indemnitees to the extent resulting from or arising out of any breach or non-fulfillment of any covenant or agreement set forth in Section 6.1 prior to the Closing.
(180)From and after the Closing, Sapphire shall indemnify and defend each of Athena and its Subsidiaries (other than, for the avoidance of doubt, the Group Companies) and their respective Representatives, successors and permitted assignees (collectively, the “Athena Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Athena Indemnitees to the extent resulting from or arising out of any breach or non-fulfillment by Sapphire of any covenant or agreement set forth in Section 6.2 prior to the Closing.
(181)From and after the Closing, Sapphire shall indemnify and defend each Athena Indemnitee in the manner set forth in Exhibit 6.36.
(182)The indemnification provided for in this Section 8.2 (other than Section 8.2(c)) shall be subject to the following limitations:
lxxxii.(x) Athena shall not be liable to the Sapphire Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds fifteen million Brazilian Reais (R$ 15,000,000.00), in which event Athena shall be required to pay or be liable only for the Losses that exceed such amount; and (y) Athena’s liability to the Sapphire Indemnitees for indemnification under Section 8.2(a) shall be limited in total and in the aggregate to an amount equal to three billion and nine hundred million Brazilian Reais (R$ 3,900,000,000.00); provided that the limitations set forth in this Section 8.2(d)(i) shall not apply in the event of Willful Breach.

lxxxiii. (x) Sapphire shall not be liable to the Athena Indemnitees for indemnification under Section 8.2(b) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(b) exceeds fifteen million Brazilian Reais (R$ 15,000,000.00), in which event Sapphire shall be required to pay or be liable only for the Losses that exceed such amount; and (y) Sapphire’s liability to the Athena Indemnitees for indemnification under Section 8.2(b) shall be limited in total and in the aggregate to an amount equal to three billion and nine hundred million Brazilian Reais (R$ 3,900,000,000.00); provided that the limitations set forth in this Section 8.2(d)(ii) shall not apply in the event of Willful Breach.
lxxxiv.No Indemnified Party may be indemnified for any Loss under this Agreement to the extent the amount of such Loss resulted in an increase or decrease, as applicable, of the Cash Consideration pursuant to Section 2.2.
(183)Any claim for indemnification under this Section 8.2 shall be asserted by the Person seeking indemnification (an “Indemnified Party”) against the indemnifying Person (the “Indemnifying Party”) by giving reasonably prompt written notice thereof to the Indemnifying Party; provided, however, the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the indemnification claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing to such indemnification claim accepting or rejecting such indemnification claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the indemnification claim, and whether and to what extent any amount is payable in respect of the indemnification claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s and its Affiliates’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, however, that the Indemnified Party shall not be required to give the Indemnifying Party information that (A) the Indemnified Party reasonably determines is competitively sensitive information restricted from disclosure under applicable Law or Order, (B) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (C) is subject to any obligations of confidentiality which prohibit the disclosure of such information to the Indemnifying Party or its Representatives, or (D) the disclosure of which would otherwise violate any Law or Order applicable to, or Contract (in existence on the date hereof and set forth on the Athena Disclosure Schedule or the Sapphire Disclosure Schedule, as applicable) of, the Indemnified Party or any of its Affiliates. If the Indemnifying Party does not so respond in writing to such indemnification claim accepting or rejecting such indemnification claim within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue a claim pursuant to Section 12.5.

(184)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8.2, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of such agreement or such final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the Brazilian Extra-Group Interbank Deposits Rate – CDI. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(185)All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the purchase price payable under this Agreement for Tax purposes, unless otherwise required by applicable Law.
(186)The covenants and agreements of an Indemnifying Party and an Indemnified Party’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such covenant or agreement is, was or might be breached or non-fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Article VII.
(187)From and after the Closing, Athena and its Affiliates shall not have, and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, reimbursement, subrogation or indemnity against any of the Group Companies in connection with any indemnification obligation to which Athena may become subject pursuant to this Agreement. From and after the Closing Date, Athena hereby irrevocably waives and releases (on behalf of itself and its Affiliates) each of the Group Companies from any such right of contribution, reimbursement, subrogation or indemnity.
(188)No Party shall have any Liability under this Section 8.2 for (x) any consequential, special, incidental or indirect damages of any kind or nature, including damages determined as diminution in value or as multiple of earnings or similar financial measure, (y) any punitive or exemplary damages of any kind or nature or (z) except in connection with a Willful Breach of clause (iii)(y), (iv), (v), (xiii), (xiv) and (xvi) of Section 6.1 or clauses (iii)(y), (iv), (v), (xiii), (xiv) (xvi) and (xxiii) of Section 6.2, any loss of revenue or loss of profits.
cu.Exclusive Remedy
. Following the Closing, the remedies provided under Section 8.2 of this Agreement shall be the exclusive and sole remedy available to the Athena Indemnitees and the Sapphire Indemnitees and in lieu of any other remedies or rights available to the Athena Indemnitees and the Sapphire Indemnitees, at law or in equity, with respect to any claims, disputes, conflicts, damages or otherwise arising out of or related to any covenants and agreements set forth in this Agreement that are required to be performed prior to the Closing.

Article IX.
GOVERNMENTAL ANTITRUST AUTHORITIES
cv.Reasonable Best Efforts; Cooperation; Filings with Governmental Antitrust Authorities
.
(189)Each of Athena and Sapphire agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, which actions include (i) cooperating in determining which filings, notices, statements, submissions of information or applications are required or advisable to obtain the consent, authorization, order, license, registration, permit, variance or approval of, or any exemption, clearance, action, non-action, waiver or exemption by, any Governmental Authority, including any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”), as are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) furnishing all information and documents required by applicable Law in connection with approvals of, or filings with, any Governmental Antitrust Authority, (iii) filing or submitting, or causing to be filed or submitted, as promptly as practicable following the execution and delivery of this Agreement, any documentation or information that is required, proper or advisable to obtain the consent, authorization, order, license, registration, permit, variance or approval of, or any exemption, clearance, action, non-action, waiver or exemption by, any Governmental Antitrust Authorities, (iv) using reasonable best efforts to obtain as promptly as practicable the CADE Clearance under applicable Law, (v) resolving, as promptly as reasonably practicable, any objections as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby, (vi) taking such actions as are necessary to cause the conditions set forth in Article VII to be satisfied as promptly as reasonably practicable (provided that nothing in this Agreement shall be deemed to obligate any Party to waive any such conditions), and (vii) cooperating to the extent reasonable with the other parties hereto in their respective efforts to comply with their respective obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of Athena and Sapphire shall use reasonable best efforts to file with CADE any required notification and report forms required to be filed with CADE under the applicable Law as promptly as practicable following the date of this Agreement, but in any event the pre-filing shall be made no later than the twentieth (20th) Business Day following the date of this Agreement. Subject to Sapphire’s compliance with its obligations under this Section 9.1, Sapphire shall, on behalf of the Parties, control and lead all communications and strategy relating to CADE, after consulting and cooperating with and considering in good faith the views of Athena with respect thereto.
(190)In connection with, and without limiting, the efforts referenced in Section 9.1(a), each of Athena and Sapphire shall furnish to the other, and Athena shall cause the Group Companies to furnish to Sapphire, such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under applicable Law, including any antitrust merger control Laws, and permit the other Party to review any filing or submission prior to forwarding to the CADE and other Governmental Antitrust Authorities and accept any reasonable comments made by that other Party (it being acknowledged that certain such drafts or documents may be shared in redacted form or on a confidential outside counsel-to-counsel only basis). Athena and Sapphire shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Antitrust Authorities and shall comply as promptly as practicable with any such inquiry or request. Each of Athena and Sapphire agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Antitrust Authority, gives the other Party the opportunity to attend and participate. Sapphire shall lead the filing process and be responsible for the payment of the one-time filing fee to the applicable Governmental Antitrust Authorities in connection with the submission.
(191)Each of Sapphire and Athena agrees to take any and all steps necessary to avoid or eliminate any impediment that may be asserted by any Governmental Antitrust Authority so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement, including proposing, negotiating and consenting to any hold separate order, divestiture, licensing or other disposition or other structural or conduct relief, in each case, with respect to the Sapphire Group Companies or the Group Companies, in order to obtain clearance from any Governmental Antitrust Authority; provided, that, the effectiveness of any such hold separate order, divestiture, licensing or other disposition or other structural or conduct relief shall be contingent on the consummation of the Cash Transfer and the Merger. Notwithstanding the foregoing, the obligations of this Section 9.1(c) shall not apply to Sapphire or Athena to the extent compliance with this Section 9.1(c) would have a material adverse effect on the business, financial condition or results of operations of the Sapphire Group Companies and the Group Companies, taken as a whole, after giving effect to the Cash Transfer and the Merger (such material adverse effect, a “Substantial Detriment”). For purposes of this Section 9.1(c), Substantial Detriment shall mean any hold separate order, divestiture, licensing or other disposition or other structural or conduct relief which involves assets or rights representing, in the aggregate, more than twenty percent (20%) of the combined aggregate gross revenues of the Sapphire Group Companies and the Group Companies for the 12-month period ended December 31, 2019.
(192)Except as specifically required by this Agreement or for the Permitted Sapphire M&A Transactions, each Party shall not, and each Party shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of conditions being imposed on (even if such conditions do not amount to a Substantial Detriment) or of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Antitrust Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) cause any Governmental Antitrust Authority to enter into an order prohibiting or imposing conditions on the transactions contemplated by this Agreement (even if such conditions do not amount to a Substantial Detriment), or (iii) prevent it from being able to remove any such order on appeal or otherwise.
Article X.
TERMINATION
cw.Termination
. This Agreement may be terminated at any time prior to the Closing:
(a)    by either Party, if the Closing has not occurred by the date that is the fourteenth (14th) month anniversary of the Confirmation Date (the “Outside Date”); provided, however, that if on the Outside Date all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, are capable of being so satisfied if the Closing would have occurred) or duly waived other than the condition set forth in Section 7.1(a) (to the extent relating to any antitrust approval, waiver or consent) or Section 7.1(b), then Athena or Sapphire may, to the extent such Party is in compliance with all of its obligations hereunder in all material respects, extend the Outside Date for a period of six (6) additional months (as so extended, the “Extended Outside Date”) by delivery of written notice of such extension to the other Party prior to the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(a) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by the Outside Date or the Extended Outside Date, as applicable;
(b)    by either Party, upon written notice to the other Party, in the event that any Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have been made, entered into, issued or passed and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have used such efforts as required by Section 9.1 to prevent, oppose and remove such Order;
(c)    by either Party, if the Sapphire ADR Program Approval or the Sapphire Shareholder Approval shall not have been obtained at the relevant Sapphire shareholders’ meeting (or, if such meetings have been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof) at which a vote on the resolutions required to implement the transactions contemplated in this Agreement were adopted; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Sapphire if action or failure of Sapphire to perform any of its obligations under this Agreement or if action or failure of Sapphire’s Controlling Shareholder to perform any of its obligations under Article XI is the primary cause of, or primarily resulted in, the failure to obtain the Sapphire ADR Program Approval and the Sapphire Shareholder Approval;
(d)    by Athena, if Sapphire shall have breached, or failed to comply with, any of its obligations under Section 6.3, Section 6.4 or Section 6.5 in any material respect and , if curable, such breach is not cured within five (5) Business Days after Sapphire receives written notice of such breach from Athena (which notice shall specify in reasonable detail the nature of such breach);

(e)    by Athena, if (i) Sapphire breaches any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach would result in the failure of Athena’s Conditions to be satisfied or the inability of Sapphire to take any of the actions to be taken (or caused to be taken) set forth in Section 3.2 and (iii) if curable, such breach is not cured by the earlier of (A) thirty (30) days after Sapphire receives written notice of such breach from Athena (which notice shall specify in reasonable detail the nature of such breach, failure or inability) and (B) the Outside Date;
(f)    by Sapphire, if (i) Athena breaches any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach would result in the failure of Sapphire’s Conditions to be satisfied or the inability of Athena to take any of the actions to be taken (or caused to be taken) set forth in Section 3.2 and (iii) if curable, such breach is not cured by the earlier of (A) thirty (30) days after Athena receives written notice of such breach from Sapphire (which notice shall specify in reasonable detail the nature of such breach, failure or inability) and (B) the Outside Date;
(g)    by Athena, if  (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to waive the same) of such conditions at the Closing) have been and continue to be satisfied or waived (by the Party entitled to waive the same) in accordance with this Agreement, (ii) Sapphire fails to consummate the Cash Transfer by delivering the Adjusted Cash Consideration within two Business Days of the date on which the Closing should have occurred pursuant to Section 3.1 and (iii) at all times during such two Business Day period described in clause (ii), Athena stood ready, willing and able to consummate the Cash Transfer and the other transactions contemplated by this Agreement and Athena shall have given Sapphire a written notice on or prior to the end of such two Business Day period confirming such fact;
(h)    by Sapphire, if  (i) the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to waive the same) of such conditions at the Closing) have been and continue to be satisfied or waived (by the Party entitled to waive the same) in accordance with this Agreement, (ii) Athena fails to consummate the Cash Transfer by delivering the Purchased Company Equity Interests within two Business Days of the date on which the Closing should have occurred pursuant to Section 3.1 and (iii) at all times during such two Business Day period described in clause (ii), Sapphire stood ready, willing and able to consummate the Cash Transfer and the other transactions contemplated by this Agreement and Sapphire shall have given Athena a written notice on or prior to the end of such two Business Day period confirming such fact;
(i)    by the mutual written consent of Athena and Sapphire; or
(j)    by Athena, prior to the Confirmation Date and subject to compliance with Section 6.9(b), in order to enter into a definitive binding agreement to effect a Superior Proposal; provided that (x) substantially concurrently with such termination Athena enters into a definitive binding agreement with respect to such Superior Proposal in compliance with Section 6.9(b) and (y) substantially concurrently or prior to such termination, Athena shall have paid the Go Shop Termination Payment in accordance with Section 10.3;
cx.Effect of Termination
. In the event this Agreement is terminated pursuant to this Article X, the transactions contemplated by this Agreement shall be abandoned, without further action by either of the Parties, and this Agreement shall become void and have no further force and effect and there shall be no Liability hereunder on the part of any of the Parties or their respective Affiliates or Representatives, except that (a) the obligations of Sapphire and Athena set forth in the Confidentiality Agreement shall survive such termination and remain in effect in accordance with its terms, (b) neither Party shall be relieved from any Liabilities arising from a Willful Breach of this Agreement made by such Party prior to such termination or Fraud, and (c) the provisions set forth in this Section 10.2, Section 10.3, Article I, Article XII and the last sentence of Section 6.30 shall survive such termination and remain in effect.
cy.Termination Payment
.
(193)Athena shall pay to Sapphire or its designee one hundred and eighty million Brazilian Reais (R$180,000,000.00) (the “Go Shop Termination Payment”), by wire transfer of immediately available funds to the account specified in Exhibit 10.3(a), if this Agreement is terminated by Athena pursuant to Section 10.1(j).
(194)Sapphire shall pay to Athena or its designee four hundred million Brazilian Reais (R$ 400,000,000.00) (the “Athena Termination Payment”), by wire transfer of immediately available funds to an account or accounts specified by Athena, if this Agreement is terminated pursuant to Section 10.1(c), Section 10.1(d) and Section 10.1(g) or pursuant to Section 10.1(a) when this Agreement could have been terminated pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(g).
(195)Athena shall pay to Sapphire or its designee four hundred million Brazilian Reais (R$ 400,000,000.00) (the “Sapphire Termination Payment”), by wire transfer of immediately available funds to an account or accounts specified by Sapphire, if this Agreement is terminated pursuant to Section 10.1(h) or pursuant to Section 10.1(a) when this Agreement could have been terminated pursuant to Section 10.1(h) (it being understood that, for the avoidance of doubt, the Sapphire Termination Payment shall not be payable in circumstances in which the Go Shop Termination Payment is payable).
(196)In the event of the termination of this Agreement under circumstances in which the Go Shop Termination Payment, the Athena Termination Payment or the Sapphire Termination Payment is payable pursuant to this Section 10.3, (i) the Go Shop Termination Payment shall be paid substantially concurrently with or prior to the termination of this Agreement pursuant to Section 10.1(j), (ii) the Athena Termination Payment or the Sapphire Termination Payment, as applicable, shall be paid no later than the second (2nd) Business Day following such termination and (iii) it is agreed that each of the Go Shop Termination Payment, the Athena Termination Payment and the Sapphire Termination Payment constitutes liquidated damages, and not a penalty. Each Party agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Sapphire or Athena, as applicable, fails to pay any amounts due under this Section 10.3 and, in order to obtain such payment, Athena or Sapphire, as applicable, commences a suit that results in a judgment against

Sapphire or Athena, as applicable for such amounts, Sapphire or Athena, as applicable, shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate equal to the Brazilian Extra-Group Interbank Deposits Rate – CDI , together with the costs and expenses (including reasonable legal fees and expenses) of Sapphire or Athena, as applicable, in connection with such suit. In the event that the Go Shop Termination Payment, the Athena Termination Payment or the Sapphire Termination Payment is payable and actually paid to Athena or Sapphire, as applicable, in accordance with this Section 10.3, payment of such Go Shop Termination Payment, Athena Termination Payment or the Sapphire Termination Payment, as applicable, shall be the sole and exclusive remedy of Athena and its Affiliates against Sapphire, its Subsidiaries, their respective Affiliates and the former, current and future stockholders, directors, officers, employees, Affiliates and other Representatives of each such Person or the sole and exclusive remedy of Sapphire and its Affiliates against Athena, its Subsidiaries, their respective Affiliates and the former, current and future stockholders, directors, officers, employees, Affiliates and other Representatives of each such Person, as applicable, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; provided, however, that payment by Sapphire of the Athena Termination Payment or by Athena of the Go Shop Termination Payment or the Sapphire Termination Payment shall not (x) limit the right of Athena and its Subsidiaries and Representatives or Sapphire and its Subsidiaries and Representatives, as applicable, to recover interest in accordance with the third sentence of this Section 10.3(c), or (y) relieve Athena or Sapphire from any liability or damage resulting from Fraud or Willful Breach.
(197)The Parties acknowledge and agree that in no event shall Sapphire be required to pay more than one Athena Termination Payment or Athena be required to pay more than one Go Shop Termination Payment or Sapphire Termination Payment. The Parties acknowledge and agree that in no event shall Athena be required to pay both the Go Shop Termination Payment and the Sapphire Termination Payment, it being understood and agreed that only one payment of either the Go Shop Termination Payment or the Sapphire Termination Payment shall ever be payable hereunder.
cz.No Other Termination
. This Agreement may not be terminated after Closing, and may only be terminated prior to Closing in accordance with Section 10.1 of this Agreement.
da.Specific Performance
. The commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to the Brazilian Code of Civil Procedure, it being certain that the stipulation of liquidated damages will not constitute adequate and sufficient remedy. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument (título executivo extrajudicial) for all purposes and effects of the Brazilian Code of Civil Procedure.

Article XI.
Sapphire’s Controlling Shareholder
For purposes of this Article XI, Sapphire’s Controlling Shareholder and the Family Members are Parties.
a.Representations and Warranties of Sapphire’s Controlling Shareholder and Family Members
.
(198)The Sapphire’s Controlling Shareholder and the Family Members hereby represent and warrant to the Parties as follows:
lxxxv.Authority. The Sapphire’s Controlling Shareholder and the Family Members have full capacity, power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement. This Agreement has been duly executed and delivered by the Sapphire’s Controlling Shareholder and the Family Members and (assuming due authorization, execution and delivery by the Parties) constitutes legal, valid and binding obligations of the Sapphire’s Controlling Shareholder and the Family Members, enforceable against the Sapphire’s Controlling Shareholder and the Family Members in accordance with its terms, subject to the Enforceability Exceptions.
lxxxvi.Consents and Approvals; No Violations. The execution and delivery by the Sapphire’s Controlling Shareholder and by the Family Members of this Agreement or the consummation by the Sapphire’s Controlling Shareholder or by the Family Members of the transactions contemplated hereby do not and will not require the Sapphire’s Controlling Shareholder or the Family Members to obtain any Governmental Approval. The execution and delivery by the Sapphire’s Controlling Shareholder and by the Family Members of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (A) conflict with or violate, in any respect, any Law or Order applicable to the Sapphire’s Controlling Shareholder or to the Family Members; (B) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, any Contract to which the Sapphire’s Controlling Shareholder or the Family Members are a party; or (C) result in the imposition or creation of any Lien (other than a Permitted Lien) on any of the Equity Interests, assets or properties of the Sapphire’s Controlling Shareholder or of the Family Members, except, in the case of the foregoing clauses (A), (B) and (C), for any such conflicts, violations, breaches, defaults, consents, approvals, terminations, accelerations, cancellations, losses of benefits or Liens that would not, individually or in the aggregate, reasonably be expected to prevent the performance by the Sapphire’s Controlling Shareholder or by the Family Members of any of their obligations under this Agreement.

lxxxvii.Ownership of Stockholder Shares. As of the date of this Agreement, the Sapphire’s Controlling Shareholder legally owns seventy three million, eight hundred and thirty six thousand, one hundred and eighty five (73,836,185) shares of Sapphire Common Stock (the “Existing Shares”), representing 57.36% of the total and voting capital of Sapphire, free and clear of all Liens (other than Liens arising under the Organizational Documents of Sapphire or this Agreement, restrictions on transfer imposed by applicable securities Laws and Permitted Liens). Without limiting the foregoing, as of the date hereof, except for restrictions pursuant to this Agreement, (A) the Sapphire’s Controlling Shareholder has sole voting power and sole power of disposition with respect to all Existing Shares, with no restrictions on the Sapphire’s Controlling Shareholder’s rights of voting or disposition pertaining thereto (except as provided in this Section 11.1(a)(iii)) and (B) no Person other than the Sapphire’s Controlling Shareholder has any right to direct or approve the voting or disposition of any Existing Shares. The Existing Shares constitute all of the shares of Sapphire Common Stock owned of record by the Sapphire’s Controlling Shareholder as of the date hereof.
b.Voting
. From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, and without in any way limiting Sapphire’s Controlling Shareholder’s right to vote the Existing Shares and any shares of Sapphire Common Stock owned or acquired by Sapphire’s Controlling Shareholder on or after the date hereof (together with the Existing Shares, the “Shareholder Shares”) in his sole discretion on any other matters that may be submitted to a stockholder vote or other approval, at any meeting of Sapphire’s shareholders (if required to be held by applicable Law) however called or any adjournment or postponement thereof, Sapphire’s Controlling Shareholder shall vote (or cause or direct to be voted) all outstanding Shareholder Shares, at the relevant meeting of Sapphire’s shareholders and at any adjournment or postponement thereof: (a) in favor of the Sapphire ADR Program Approval and the Sapphire Shareholder Approval; and (b) against any action, proposal, agreement or transaction that would reasonably be expected to impede, interfere with, delay or postpone the transactions contemplated by this Agreement.
c.Restriction on Transfer
. From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, Sapphire’s Controlling Shareholder shall not, directly or indirectly, without the prior written consent of Athena, (a) offer for sale, sell, transfer, tender in any tender or exchange offer, give, pledge, grant, encumber, assign or otherwise dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Shareholder Shares (or any right, title or interest thereto or therein) which would result in Sapphire’s Controlling Shareholder holding less than fifty percent (50%) plus one (1) of the issued and outstanding shares of Sapphire Common Stock, (b) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares or (c) take, or agree to take, any action that would have the effect of preventing or delaying Sapphire’s Controlling Shareholder from performing any of its obligations under this Agreement, including by agreeing (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) of this Section 11.3.

d.Information for SEC Filings
. Sapphire’s Controlling Shareholder consents to the publishing and disclosing in any filing to the extent required under applicable Law, including the filings contemplated by Section 6.8, the ownership of Sapphire Common Stock or other Equity Interests of Sapphire by Sapphire’s Controlling Shareholder, and the nature of his commitments, arrangements and understandings under this Agreement.
e.Acquisition of Additional Shares
. From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, Sapphire’s Controlling Shareholder shall notify the Parties promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Sapphire Common Stock after the date of this Agreement, if any, all of which shall be considered Shareholder Shares and be subject to the terms of this Agreement as though owned by Sapphire’s Controlling Shareholder on the date of this Agreement.
f.Rights of First Refusal
. Sapphire’s Controlling Shareholder shall have the right of first refusal as set forth in Section 3.7(b)(iv).
g.Sapphire Board and Bylaws
. As part of the resolutions required under the Sapphire Shareholder Approval, at the Sapphire Closing Shareholders Meeting, Sapphire’s Controlling Shareholder shall use its voting power to (a) increase the maximum number of Board Members to nine (9) and elect the Athena Board Members pursuant to Section 6.25 (and their respective deputies) to serve on the Sapphire Board, and (b) approve the adoption of the New Sapphire Bylaws, which ensures, among others as set forth therein, that (I) any related party transactions (entered after the Closing) above five hundred thousand Brazilian Reais (R$ 500,000.00) need to be reviewed and approved by the Sapphire Board; (II) the term of office of the directors serving on the Sapphire Board shall be two (2) years; (II) new statutory officer positions for the Chief Accounting Officer and Chief Operational Officer shall be created; and (III) Sapphire will create the Audit Committee, in the manner set forth in Section 6.25(c).
h.Post-Closing Voting Restrictions
. Sapphire’s Controlling Shareholder further undertakes to: (i) for a period of two (2) years from the Closing, not to solicit, recommend or vote against, and to direct the members of the Sapphire Board appointed by him not to solicit, recommend or vote against, any proposal that would reasonably be expected to result in: (A) any of the Athena Board Members being removed from office; (B) an increase or decrease in the number of members of the Sapphire Board; (C) a change in New Sapphire Bylaws to (a) remove the requirement that any related party transactions above five hundred thousand Brazilian Reais (R$ 500,000.00) need to be reviewed and approved by the Sapphire Board, (b) decrease the term of office of the directors or (c) any changes to the composition, rules, or extinguish or amend the functions of the Audit Committee; and (D) any changes to the composition, rules, or extinguish or amend the functions of the Integration Committee and (ii) without limiting the provisions of Section 6.19(b), for a period of three (3) years after Closing, not to solicit, recommend or vote against, and to direct the members of the Sapphire Board appointed by him not to solicit, recommend and to vote against, any proposal that would reasonably be expected to result in the termination of the Sapphire ADR Program.

i.Family Members’ Undertakings
. The Family Members, which are the legal successors and/or heirs of Sapphire’s Controlling Shareholder: Sandra Cristina Silva Lourette Janguiê, his wife, and Thales Janguiê Silva Diniz, Elora Cristina Silva Diniz Janguiê and Mel Cristina Silva Diniz Janguiê, his children: (i) acknowledge that they are legal successors and/or heirs of Sapphire’s Controlling Shareholder, and (ii) agree that, in the event any of them becomes holder of or entitled to all or a portion of the Shareholder Shares or of the voting rights in connection therewith (as successors or assignees of Sapphire’s Controlling Shareholder, by virtue of application of the law or otherwise), by any means whatsoever, such Family Member shall comply with all the obligations under this Agreement that would otherwise be applicable to Sapphire’s Controlling Shareholder, including the voting commitments provided for in Section 11.2, Section 11.7 and Section 11.8 and the restrictions on Transfer provided for in Section 11.3.
j.Others
. Provisions set forth in Article XII of this Agreement shall apply mutatis mutandis.
Article XII.
MISCELLANEOUS
k.Fees and Expenses
. Except as otherwise provided in this Agreement, including this Section 12.1, and except for (a) the fees, costs and expenses incurred in connection with the filing, printing and mailing the Sapphire Registration Statements, the Management Proposal and the disclosure documents required in connection with the actions specified in Section 6.8 (which fees, costs and expenses shall be borne equally by Sapphire and Athena), other than the Exchange Offer Documents (which are governed by clause (d) below), (b) any SEC filing fees relating to the Sapphire Registration Statements (which fees shall be borne equally by Sapphire and Athena), (c) any fees payable to the US Stock Exchange in connection with the listing of the ADSs (which fees and expenses shall be borne equally by Sapphire and Athena), (d) any fees, costs and expenses relating to the Exchange Offer Documents (which fees, costs and expenses shall be borne by Athena), (e) the one-time submission fee in connection with the approvals required under Article IX (which fee shall be borne by Sapphire), and (f) the Excess Athena Transaction Expenses and the Excess Sapphire Transaction Expenses (which are governed by Section 2.2), each Party shall pay its own costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated and except as otherwise provided in this Agreement or in any Ancillary Agreement.
l.Amendment

. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by all of the Parties.
m.Waiver and Extension
. At any time prior to the Closing Date, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a, further or continuing waiver of such condition or breach.
n.Governing Law
. This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether contractual or extracontractual, shall be governed by, and construed in accordance with, the Laws of Brazil.
o.Arbitration
.
(199)All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by three arbitrators. The claimant(s) shall nominate one arbitrator in the request for arbitration. The respondent(s) shall nominate one arbitrator in the answer to the request. The two party-nominated arbitrators shall then have thirty (30) days to agree, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the International Chamber of Commerce shall select the third arbitrator (or any arbitrator that claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing). The place of arbitration shall be the city of São Paulo, Brazil. The arbitration award shall be issued in São Paulo, Brazil. The language of the arbitration shall be English. The law governing this arbitration agreement shall be the Laws of Brazil.
(200)The tribunal shall be empowered to resolve any and all controversies relating to any dispute, including ancillary matters, and shall be empowered to issue any necessary orders to the Parties, including injunctions and intermediate orders prior to a final decision. The arbitrators shall not make decisions on the basis of equity.

(201)The arbitration award may be enforced in any court of competent jurisdiction over the Parties, their assets or to the courts of the city of São Paulo, State of São Paulo, Brazil, at the parties’ sole discretion. The arbitral award shall be final and binding to the parties of the arbitration proceeding and to their successors and assigns, and the Parties waive any right to appeal. The arbitral award, partial or final, shall, in addition to the requirements provided in the Rules, fully comply with the requirements of Article 489 and its paragraphs, of the Brazilian Code of Civil Procedure. The appointed arbitrators shall expressly confirm, in their independence and impartiality questionnaires, that they will adhere to this procedural provision and the absence of such confirmation will constitute cause for refusal, by any of the parties, to the appointment of the arbitrator.
(202)Each Party retains the right to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures for protection of rights prior to the institution of arbitration, which may be upheld, overturned or modified by the arbitration tribunal, after its constitution; (c) to enforce any decision of the arbitration tribunal, including the arbitral award and any enforceable obligation; and (d) to seek annulment of the arbitration award when permitted by Law; which the Parties, at their own discretion, may request to any court having jurisdiction over the Parties or their assets or to the court of the city of São Paulo, State of São Paulo, Brazil. No judicial measure shall be construed as a waiver of arbitration as the exclusive means of dispute resolution selected by the Parties or to the jurisdiction of the arbitrators.
(203)If the Rules are silent on any procedural aspect, they shall be supplemented by the relevant provisions of Brazil’s Law No. 9,307 of September 23, 1996, as amended, supplemented or substituted from time to time.
(204)Arbitration Costs. During the course of the arbitration, the Parties shall bear their own expenses, costs and fees of their attorneys, Representatives and technical assistants. At the end of the arbitration, the arbitration panel shall establish in the arbitration award the criteria for the reimbursement of such expenses, costs and legal fees in favor of the Party that prevails, always in the proportion that such Party prevailed.
(205)Confidentiality. The Parties agree that the existence, contents and result of the arbitration shall be always kept confidential during its entire course and also after it is concluded. All elements of the arbitration (including the arguments of the parties, evidence, reports, decisions, third party statements and any documents submitted or exchanged within the proceeding) may only be disclosed to the arbitration panel, to the parties, their attorneys, technical assistants and to persons necessarily bound to the arbitration proceeding, except if the disclosure is required for the compliance of the obligations imposed by applicable Law. However, a violation of this covenant shall not affect the enforceability of this Agreement to arbitration or the arbitrators’ award. Violation of confidentiality shall be subject to an expedited judicial collection proceeding pursuant to Brazilian Law (Execução Judicial).
(206)The Parties’ obligations under this arbitration provision shall survive the termination of this Agreement. The invalidity or unenforceability of any provision of this section shall not affect the validity or enforceability of the Parties’ obligation to submit their claims to binding arbitration or the other provisions of this section.

p.Notices
. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand or by overnight courier or other delivery method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, either receipt of such electronic mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):
(207)If to Athena or, prior to the Closing, the Company, to:
Laureate International Universities
650 S. Exeter Street,
Baltimore, MD 21202

Attention:     Rick Sinkfield
E-mail:

with a copy (which shall not constitute notice) to:
Veirano Advogados
Avenida Brigadeira Faria Lima, 3477, 16º andar
São Paulo, SP 04538-000

Attention:     Roberto Rudzit
    Lior Pinsky
    Graziela Lima

Email:

and

Demarest Advogados
Avenida Pedroso de Moraes, 1201,
São Paulo, SP 05419-001

Attention:     José Setti Diaz
Email:
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:    Gary I. Horowitz
    Sebastian Tiller

    Mark Brod

Email:

(208)If to Sapphire or, after the Closing, the Company, to:
Ser Educacional S.A.
Rua Treze de Maio, 254
Recife, PE CEP 50100-160

Attention:     Jânyo Diniz / Nathalie Regnier Côrtes
Email:
with a copy (which shall not constitute notice) to:
Pinheiro Neto Advogados
Rua Hungria, 1100
São Paulo, SP 01455-906

Attention:    Joamir Müller Romiti Alves
    Guilherme Sampaio Monteiro

E-mail:

and
Milbank LLP
55 Hudson Yards
New York, NY 10001

Attention:     Tobias Stirnberg
    Scott W. Golenbock
    Francisco R. Nuñez

E-mail:

(209)If to Sapphire’s Controlling Shareholder or a Family Member, to:
Mr. José Janguiê Bezerra Diniz
Rua Treze de Maio, 254
Recife, PE CEP 50100-160

Attention:     Mr. José Janguiê Bezerra Diniz
Email:
with a copy (which shall not constitute notice) to:
Pinheiro Neto Advogados

Rua Hungria, 1100
São Paulo, SP 01455-906

Attention:    Joamir Müller Romiti Alves
    Guilherme Sampaio Monteiro
E-mail:

q.Currency and Exchange Rates
. Unless otherwise specified in this Agreement, all references to currency and monetary values shall mean Brazilian Reais and all payments hereunder shall be made in Brazilian Reais. In the event that there is any need to convert Brazilian Reais into foreign currency, or vice versa, for any purposes under this Agreement, and except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be with respect to the conversion of Brazilian Reais to Dollars, or vice versa, the official Brazilian Reais to Dollar exchange rate published by the Brazilian Central Bank (Banco Central do Brasil) on its website under PTAX on the immediately prior Business Day.
r.Entire Agreement; Assignment
. This Agreement (including all Exhibits and Schedules to this Agreement and including the Disclosure Schedule) and the Confidentiality Agreement together constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 12.8 shall be null and void and of no force and effect; provided, however, that Athena shall be permitted to assign, without the prior written consent of Sapphire, any of its rights, interest or obligations hereunder to any Subsidiary of Athena so long as (x) the assignee agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and (y) Athena remains responsible for the performance of, or otherwise indemnifies, defends and holds Sapphire and its Affiliates harmless for the non-performance of, any such obligations by such assignee. Subject to the preceding sentences of this Section 12.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.
s.Parties in Interest
. Except as otherwise provided in Section 6.24, this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.
t.Severability
. If any provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, the other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party to this Agreement. Upon such determination that any provision is invalid, illegal or incapable of being enforced by any law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated by the parties to this Agreement to the greatest extent possible.
u.Headings
. The table of contents and Article, Section and paragraph headings contained in this Agreement or any Exhibit or Schedule to this Agreement are for convenience of reference only, do not constitute part of this Agreement or any such Exhibit or Schedule and shall not be deemed to limit or otherwise affect, including modifying or influencing the interpretation of, any of the provisions hereof or thereof.
v.Athena Counsel
. The Parties acknowledge that (a) Simpson Thacher & Bartlett LLP, Jones Day, Veirano Advogados, Demarest Advogados and Campos Mello Advogados (collectively, the “Athena Counsel”), before the Closing, acted as legal counsel to Athena and its Affiliates (including the Group Companies) in connection with the Cash Transfer, the Merger and the other transactions contemplated in this Agreement, (b) the Athena Counsel has not acted as legal counsel for any other Person in connection with the Cash Transfer, the Merger and any of the other transactions contemplated in this Agreement, and (c) the Athena Counsel may continue to represent Athena and its Affiliates (which will no longer include the Group Companies) after the Closing in connection with any post-Closing matters and disputes adverse to Sapphire and any of its Affiliates (including the Group Companies). In addition, all communications involving attorney-client confidences between Athena, its Affiliates or any of the Group Companies and the Athena Counsel in the course of the negotiation, documentation and consummation of the Cash Transfer, the Merger and the other transactions contemplated in this Agreement shall be deemed to be attorney-client confidences that belong solely to Athena and its Affiliates (and not to the Group Companies).
w.Sapphire Counsel
. The Parties acknowledge that (a) Milbank LLP and Pinheiro Neto Advogados (collectively, the “Sapphire Counsel”), before the Closing, acted as legal counsel to Sapphire and its Affiliates in connection with the Cash Transfer, the Merger and the other transactions contemplated in this Agreement, (b) the Sapphire Counsel has not acted as legal counsel for any other Person in connection with the Cash Transfer, the Merger and any of the other transactions contemplated in this Agreement, and (c) the Sapphire Counsel may continue to represent Sapphire and its Affiliates (which will include the Group Companies) after the Closing in connection with any post-Closing matters and disputes adverse to Athena and any of its Affiliates. In addition, all communications involving attorney-client confidences between Sapphire, its Affiliates and the Sapphire Counsel in the course of the negotiation, documentation and consummation of the Cash Transfer, the Merger and the other transactions contemplated in this Agreement shall be deemed to be attorney-client confidences that belong solely to Sapphire and its Affiliates.
x.Non-Recourse
. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, quotaholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
LAUREATE EDUCATION, INC.

By:    /s/ Jean-Jacques Charhon
Name: Jean-Jacques Charhon
Title: Executive Vice President and Chief Financial Officer

SER EDUCACIONAL S.A.

By:    /s/ Janyo Janguie Bezerra Diniz
Name: Janyo Janguie Bezerra Diniz
Title: Diretor Presidente

By:    /s/ João Albérico Porto de Aguiar
Name: João Albérico Porto de Aguiar
Title: Diretor Financeiro

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.

By:    /s/ Alexandre Braga de Melo
Name: Alexandre Braga de Melo
Title:

By:    /s/ Igor Kojin
Name: Igor Kojin
Title:

JOSÉ JANGUIÊ BEZERRA DINIZ, solely for the purposes of Section 6.4, Section 6.20, Section 6.25 and Articles VIII and XI

By:    /s/ José Janguiê Bezerra Diniz

SANDRA CRISTINA SILVA LOURETTE JANGUIÊ, solely for the purposes of Article XI

By:    /s/ Sandra Cristina Silva Lourette Janguiê

THALES JANGUIÊ SILVA DINIZ, solely for the purposes of Article XI

By:    /s/ Thales Janguiê Silva Diniz

[Signature Page to Transaction Agreement]

ELORA CRISTINA SILVA DINIZ JANGUIÊ, solely for the purposes of Article XI

By:    /s/ Elora Cristina Silva Diniz Janguiê

MEL CRISTINA SILVA DINIZ JANGUIÊ, solely for the purposes of Article XI

By:     /s Mel Cristina Silva Diniz Janguiê

Witnesses:

By:    /s/ Mirella Andrade Feitosa
Name: Mirella Andrade Feitosa
ID: 8.385.382 SDSIPE

By:
Name:
ID:

[Signature Page to Transaction Agreement]

EXHIBIT 6.34

SELECT TERMS FOR REGISTRATION RIGHTS AGREEMENT1

Parties:
Sapphire agrees to enter into a registration rights agreement substantially consistent with the terms set forth in this Exhibit 6.34 on the Closing Date with (i) Athena and (ii) Wengen Alberta, Limited Partnership (“Wengen”).

Registrable Securities:
“Registrable Securities” shall mean any shares of Sapphire Common Stock and Sapphire ADSs held by the parties to the Registration Rights Agreement received pursuant to (i) the Closing, (ii) any dividend, distribution or otherwise from Athena (including through the Exchange Offer) or (iii) a distribution or otherwise from Wengen, including any other securities issued or issuable with respect to any of the shares of Sapphire Common Stock or Sapphire ADSs described in clauses (i) through (iii) above in connection with a stock dividend, stock split or distribution, combination of shares, or in connection with a merger, consolidation, reclassification, recapitalization, reorganization or other similar transaction; provided, that any such securities will cease to constitute “Registrable Securities” upon the earlier to occur of: (A) the date on which such securities are disposed of by such holder; and (B) the date on which such securities cease to be outstanding.

Initial F-3 Registration:
So long as Registrable Securities remain outstanding, once Sapphire is eligible to file a registration statement on Form F-3, which shall be an automatically effective registration statement if available (the “Initial F-3 Registration”), Sapphire will use commercially reasonable efforts to effectuate such Initial F-3 Registration on behalf of any holders of Registrable Securities which elect to have their securities included therein in accordance with customary terms to be mutually agreed.

Demand Registrations:
Subject to the breathing period referred to below and the termination of registration rights described below, (i) prior to the first distribution of any Registrable Securities by Athena to its stockholders, whether through the Exchange Offer or otherwise (the “First Distribution”), Athena shall be entitled to demand that Sapphire put up a shelf registration statement (if the Initial F-3 Registration has not occurred or is no longer effective) and thereafter effectuate one or more takedowns off of such shelf (which may be “block trades”), or, if a shelf is not available, effectuate one or more stand-alone registered offerings (which, in each case, may be underwritten); and (ii) after the First Distribution, any holder or group of holders collectively holding 5% or more of the then outstanding Registrable Securities shall be entitled to make such demands; provided, that such stand-alone non-shelf registrations or shelf take-downs may not be requested more than (A) (1) three times by Athena prior to the First Distribution and (2) two times by Athena after the First Distribution and (B) two times by Wengen after the First Distribution, and, in each case, such stand-alone non-shelf registrations or shelf take-downs shall include shares of Sapphire Common Stock or Sapphire ADSs having an aggregate market value of at least US$75 million (or the full amount of such party’s holdings of Registrable Securities if less than US$75 million). In the event that Wengen has dissolved or otherwise distributed Registrable Securities to its equityholders prior to its exercise of all of its demand registration rights pursuant to the Registration Rights Agreement, Wengen’s equityholders will be permitted to appoint a representative to exercise any unused demands for registration that could have been exercised by Wengen, so long as such representative executes and delivers a written joinder agreement to Sapphire pursuant to which representative agrees to become party to the Registration Rights Agreement and agrees to be bound thereby. The filing of a shelf registration statement absent an accompanying offering by a holder of Registrable Securities will not count toward the permitted number of demands for any holder of Registrable Securities. Notwithstanding the foregoing, Sapphire will not be obligated to effectuate more than: (X) two shelf takedowns or stand-alone offerings of Registrable Securities pursuant to the Registration Rights Agreement in any 12 month period; and (Y) three shelf takedowns or stand-alone offerings of Registrable Securities prior to the First Distribution. Under no circumstances shall Sapphire be obligated to effectuate more than an aggregate of four offerings of Registrable Securities pursuant to the Registration Rights Agreement (such offerings to be allocated between Athena and Wengen (or Wengen’s equityholders, as the case may be) as shall be mutually agreed between them).

Subject to customary blackouts referred to below, Sapphire shall use its reasonable best efforts to maintain the effectiveness of any shelf registration statement continuously until the earliest of (i) 150 days, (ii) the day after the date on which all of the Registrable Securities covered by such shelf registration statement have been sold pursuant thereto and (iii) the first date on which there shall cease to be any Registrable Securities covered by such shelf registration statement outstanding.

Regarding cutbacks, all holders of Registrable Securities shall be entitled to participate in any such demand registration/takedown on a pro rata basis and shall have priority over any shares sought to be sold by Sapphire or any other person not party to the Registration Rights Agreement in any such registration/takedown.

There shall be at least a 180-day “breathing period” between the completion of any of the shelf and/or other demand registrations referred to above and any request for any such subsequent registration hereunder.

Piggyback Rights:
Holders of Registrable Securities shall be entitled to piggyback onto any registration/shelf takedown by Sapphire of the Sapphire Common Stock or Sapphire ADSs for its own account or for the account of any other holders (including holders of any Registrable Securities). Sapphire shall have priority in any registration it has initiated for its own account, and the holders of Registrable Securities collectively shall have parity with any other holder participating in such registration and with any other holders participating in any other registration (other than pursuant to a demand made hereunder) initiated for the account of any holder pursuant to contractual registration rights. Any cutback required with respect to the holders of Registrable Securities, together with any other holders having parity, shall be done on a pro rata basis based upon the number of Registrable Securities requested to be included in such registration/takedown (and any such other holder’s securities).

Selection of Underwriters:
In the event the offering is to be underwritten, (i) if a majority of the securities to be sold in such offering is being sold by Sapphire for its own account, Sapphire shall have the right to select the underwriter(s) and (ii) otherwise, the holders of a majority of the Registrable Securities requested to be included in such offering shall have the right to select the underwriters with the consent of Sapphire, not to be unreasonably withheld, provided that Sapphire shall have the right to veto any such underwriter selected by the majority of Registrable Securities (other than an underwriter selected in connection with a block trade) if Sapphire concludes, in its sole discretion, that such underwriter has any conflicts of interest with regard to Sapphire.

Blackouts:
Sapphire shall have a customary right (such right to be mutually agreed) to suspend, at any time (but not more than once in any twelve-month period) the registration process and/or suspend a holder’s ability to use a prospectus if Sapphire believes, in the good faith judgment of the Sapphire Board, that (i) the continuation of the registration process thereof at the time requested would adversely affect a pending or proposed significant corporate event, or negotiations, discussions or pending proposals with respect thereto; or (ii) would require the disclosure of material non-public information.

The filing of a registration statement (or amendment or supplement thereto) by Sapphire cannot be deferred, and the holder’s rights to make sales cannot be suspended, pursuant to the provisions of the immediately preceding paragraph (x) in the case of clause (i) above, for more than thirty days after the abandonment or consummation of any of the proposals or transactions set forth in such clause (i); (y) in the case of clause (ii), until the date upon which such information otherwise has been disclosed by Sapphire; or (z) in any event, in the case of either clause (i) or clause (ii) above, for more than 90 days after the date of the Board’s determination; provided that Sapphire may not suspend any holder’s ability to use a prospectus for more than an aggregate of 90 days in any 365-day period. In addition, Sapphire shall have the right to suspend the registration process and/or any holder’s ability to use a prospectus during each of its regular quarterly blackout periods applicable to directors and officers under Sapphire’s policies in existence from time to time.

Lock-Ups:
In connection with an underwritten offering, Sapphire (including its officers and directors) and any holder of Registrable Securities participating in such offering (or given an opportunity to participate in such offering) shall be subject to customary lock-up arrangements as may be reasonably requested by the lead underwriter selected for the offering.

Expenses:
Prior to the First Distribution, in connection with any offering pursuant to the Registration Rights Agreement, (i) Athena shall pay all fees and expenses of its outside counsel, (ii) Athena and Sapphire shall share equally SEC registration fees and (iii) Sapphire shall pay any other transaction-related costs (e.g., fees relating to Sapphire’s counsel, auditor comfort letters, printer fees, etc.). After the First Distribution, Sapphire and Athena shall share equally all costs and expenses associated with each SEC registration and offering, including the reasonable fees and expenses of one firm of attorneys selected by the holders of a majority of the Registrable Securities covered by such registration with the consent of Sapphire, not to be unreasonably withheld. Holders of Registrable Securities will pay underwriting discounts and commissions (and any applicable taxes) on any Registrable Securities sold by them pro rata based upon the number of Registrable Securities sold by them.

Termination of Registration Rights:
Sapphire’s obligation to register Registrable Securities for each party to the Registration Rights Agreement will terminate on the earliest to occur of: (A) the third anniversary of the Closing, (B) the date on which such party has disposed of all of its Registrable Securities and (C) the date on which all demand rights permitted by the Registration Rights Agreement have been exercised. Notwithstanding the foregoing, the termination of the registration rights of one holder of Registrable Securities pursuant to clause (B) above will not affect the registration rights of any other party to the Registration Rights Agreement, and the provisions described under “Expenses” above and “Indemnification” below shall survive any such termination. A holder of Registrable Securities may irrevocably waive its registration rights and be released from its obligations under the Registration Rights Agreement.

Indemnification:	The Registration Rights Agreement shall include customary indemnification provisions for U.S. securities offerings.

1    Capitalized terms used but not otherwise defined herein shall have the respective     meanings     ascribed to such terms in the Transaction Agreement.